Exhibit 10.2

AMENDED AND RESTATED

CREDIT AGREEMENT

by and among

POLYONE CORPORATION

as US Borrower

POLYONE CANADA INC.

as Canadian Borrower

THE OTHER LOAN PARTIES PARTY HERETO

THE LENDERS THAT ARE SIGNATORIES HERETO

as Lenders

WELLS FARGO CAPITAL FINANCE, LLC

as Administrative Agent

BANK OF AMERICA, N.A. and

U.S. BANK NATIONAL ASSOCIATION

as Syndication Agents

PNC BANK, NATIONAL ASSOCIATION and

KEYBANK NATIONAL ASSOCIATION

as Documentation Agents

and

WELLS FARGO CAPITAL FINANCE, LLC and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Bookrunners

Dated as of March 1, 2013

TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION		1
1.1.	Definitions	1
1.2.	Accounting Terms	1
1.3.	Code	2
1.4.	Construction	2
1.5.	Time References	3
1.6.	Schedules and Exhibits	4
1.7.	Effect of Amendment and Restatement; No Novation	4

2. LOANS AND TERMS OF PAYMENT		4
2.1.	Revolving Loans	4
2.2.	Borrowing Procedures and Settlements	7
2.3.	Payments; Reductions of Commitments; Prepayments	15
2.4.	Interest Rates: Rates, Payments, and Calculations	21
2.5.	Crediting Payments	23
2.6.	Designated Account	23
2.7.	Maintenance of Loan Account; Statements of Obligations	23
2.8.	Fees	24
2.9.	Letters of Credit	24
2.10.	LIBOR Option	31
2.11.	Capital Requirements	33
2.12.	Increase in US Maximum Credit or Canadian Maximum Credit	34
2.13.	Defaulting Lenders	37
2.14.	Joint and Several Liability of Borrowers	41
2.15.	BA Rate Option	43

3. CONDITIONS; TERM OF AGREEMENT		45
3.1.	Conditions Precedent to the Initial Extension of Credit	45
3.2.	Conditions Precedent to all Extensions of Credit	45
3.3.	Maturity	46
3.4.	Effect of Maturity	46
3.5.	Early Termination by Borrowers	47
3.6.	Certain Funds	47

4. REPRESENTATIONS AND WARRANTIES		47
4.1.	Due Organization and Qualification; Subsidiaries	48
4.2.	Due Authorization; No Conflict	48
4.3.	Governmental Authorization; Other Consents	49
4.4.	Binding Obligations; Perfected Liens	49
4.5.	Title to Assets; No Encumbrances	49
4.6.	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number	50
4.7.	Litigation	50
4.8.	Compliance with Laws	51
4.9.	Financial Statements; No Material Adverse Effect	51

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4.10.	Solvency	51
4.11.	Employee Benefits	51
4.12.	Environmental Condition	52
4.13.	Reserved	53
4.14.	Reserved	53
4.15.	Reserved	53
4.16.	Complete Disclosure	53
4.17.	Reserved	54
4.18.	Patriot Act	54
4.19.	Reserved	54
4.20.	Taxes	54
4.21.	Margin Stock	54
4.22.	Investment Company Act	55
4.23.	OFAC	55
4.24.	Employee and Labor Matters	55
4.25.	Reserved	55
4.26.	Eligible Accounts	56
4.27.	Eligible Inventory	56
4.28.	Locations of Inventory and Equipment	56
4.29.	Inventory Records	56
4.30.	No Default	56
4.31.	Insurance	56
4.32.	Common Enterprise	56

5. AFFIRMATIVE COVENANTS		57
5.1.	Financial Statements, Reports, Certificates	57
5.2.	Collateral Reporting	58
5.3.	Existence	58
5.4.	Maintenance of Properties	58
5.5.	Taxes	59
5.6.	Insurance	59
5.7.	Inspection, Field Examinations, and Appraisals	60
5.8.	Compliance with Laws	61
5.9.	Environmental	61
5.10.	Reserved	61
5.11.	Further Assurances	61
5.12.	Second Lien Collateral	62
5.13.	Location of Inventory and Equipment	63
5.14.	Applications under Insolvency Statutes	64
5.15.	Preparation of Environmental Reports	64
5.16.	Post-Closing Matters	64

6. NEGATIVE COVENANTS		64
6.1.	Indebtedness	64
6.2.	Liens	65
6.3.	Restrictions on Fundamental Changes	65
6.4.	Disposal of Assets	66

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6.5.	Nature of Business	66
6.6.	Certain Payments of Debt and Amendments	66
6.7.	Burdensome Agreements	69
6.8.	Restricted Payments	69
6.9.	Accounting Methods	72
6.10.	Investments	72
6.11.	Transactions with Affiliates	72
6.12.	Use of Proceeds	73
6.13.	Specified Canadian Pension Plans	73
6.14.	Designation of Senior Debt	73
6.15.	2020 Notes and Current Notes	73

7. FINANCIAL COVENANTS		73
7.1.	Fixed Charge Coverage Ratio	74

8. EVENTS OF DEFAULT		74
8.1.	Non-Payment	74
8.2.	Specific Covenants	74
8.3.	Other Defaults	74
8.4.	Representations and Warranties	75
8.5.	Cross-Default	75
8.6.	Insolvency Proceedings, Etc	76
8.7.	Inability to Pay Debts; Attachment	76
8.8.	Judgments	76
8.9.	ERISA	76
8.10.	Invalidity of Loan Documents	77
8.11.	Change of Control	77
8.12.	Collateral Documents	77
8.13.	Forfeiture of Collateral	77

9. RIGHTS AND REMEDIES		78
9.1.	Rights and Remedies	78
9.2.	Remedies Cumulative	79
9.3.	Appointment of a Receiver	79
9.4.	Collection Allocation Mechanism	80

10. WAIVERS; INDEMNIFICATION		81
10.1.	Demand; Protest; etc	81
10.2.	The Lender Group’s Liability for Collateral	81
10.3.	Indemnification	82

11. NOTICES		83

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		84

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		85
13.1.	Assignments and Participations	85
13.2.	Successors	88

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14. AMENDMENTS; WAIVERS		88
14.1.	Amendments and Waivers	88
14.2.	Replacement of Certain Lenders	90
14.3.	No Waivers; Cumulative Remedies	91

15. AGENT; THE LENDER GROUP		91
15.1.	Appointment and Authorization of Agent	91
15.2.	Delegation of Duties	92
15.3.	Liability of Agent	93
15.4.	Reliance by Agent	93
15.5.	Notice of Default or Event of Default	94
15.6.	Credit Decision	95
15.7.	Costs and Expenses; Indemnification	95
15.8.	Agent in Individual Capacity	96
15.9.	Successor Agent	97
15.10.	Lender in Individual Capacity	98
15.11.	Collateral Matters	98
15.12.	Restrictions on Actions by Lenders; Sharing of Payments	100
15.13.	Agency for Perfection	100
15.14.	Payments by Agent to the Lenders	101
15.15.	Concerning the Collateral and Related Loan Documents	101
15.16.	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	101
15.17.	Agent May File Proofs of Claim	102
15.18.	Several Obligations; No Liability	103
15.19.	Appointment for the Province of Quebec	103
15.20.	Authorization	105

16. WITHHOLDING TAXES		105
16.1.	No Setoff; Payments	105
16.2.	Exemptions	105
16.3.	Reductions	107
16.4.	Refunds	108

17. GENERAL PROVISIONS		108
17.1.	Effectiveness	108
17.2.	Section Headings	108
17.3.	Interpretation	108
17.4.	Severability of Provisions	109
17.5.	Bank Product Providers	109
17.6.	Debtor-Creditor Relationship	109
17.7.	Counterparts; Electronic Execution	110
17.8.	Revival and Reinstatement of Obligations	110
17.9.	Confidentiality	110
17.10.	Lender Group Expenses	111

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17.11.	Survival	112
17.12.	Patriot Act	112
17.13.	Integration	112
17.14.	Administrative Borrower as Agent for Borrowers	113
17.15.	Currency Indemnity	113
17.16.	Anti-Money Laundering Legislation	114
17.17.	Quebec Interpretation	115
17.18.	English Language Only	115
17.19.	Hedging Liability	115

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of US Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit B-3	Form of Canadian Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit L-2	Form of BA Rate Notice
Schedule A-1	Agent’s Account
Schedule A-2	Agent’s Canadian Account
Schedule A-3	Authorized Persons
Schedule C-1	Commitments
Schedule C-2	Remediation Properties
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule I-1	Immaterial Subsidiaries
Schedule P-1	Permitted Dispositions
Schedule P-2	Permitted Indebtedness
Schedule P-3	Permitted Investments
Schedule P-4	Permitted Liens
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1	Capitalization of Borrowers and Borrowers’ Subsidiaries
Schedule 4.5(c)	Real Property
Schedule 4.5(d)	Leases
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.11	Benefit Plans
Schedule 4.12	Environmental Matters
Schedule 4.28(a)	Third Party Locations
Schedule 4.28(b)	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.16	Post-Closing Deliveries
Schedule 6.7	Certain Contractual Restrictions

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AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of March 1, 2013, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), PolyOne Corporation, an Ohio corporation (“Parent”), and the subsidiaries of Parent organized under the laws of a jurisdiction in the United States party hereto as borrowers (together with Parent, and certain other subsidiaries of Parent organized under the laws of a jurisdiction in the United States that are or may become party hereto after the date hereof, each individually a “US Borrower” and collectively, “US Borrowers” as hereinafter further defined), PolyOne Canada Inc., a federally incorporated Canadian corporation (“PolyOne Canada”, and together with certain other subsidiaries of Parent organized under the laws of a jurisdiction in Canada that are or may become party hereto after the date hereof, each individually a “Canadian Borrower” and collectively, “Canadian Borrowers” as hereinafter further defined and, together with US Borrowers, each individually a “Borrower” and collectively, “Borrowers”), the subsidiaries of Parent organized under the laws of a jurisdiction in the United States party hereto as guarantors (each individually a “US Guarantor” and collectively, “US Guarantors” as hereinafter further defined), those subsidiaries of Parent organized under the laws of a jurisdiction in Canada that may become party hereto as guarantors after the date hereof (each individually a “Canadian Guarantor” and collectively, “Canadian Guarantors” as hereinafter further defined, and together with US Guarantors, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), Bank of America, N.A. and U.S. Bank National Association, each as Syndication Agents, KeyBank National Association and PNC Bank, National Association, each as Documentation Agents, and Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as Joint Lead Arrangers and Joint Bookrunners.

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof; provided, that, in the event of any change in GAAP after the date hereof that affects the covenants in Section 7 hereof, Administrative Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower request that Agent and Administrative Borrower negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Administrative Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. No consent or amendment fee shall be required to be paid to any Lender in connection with an amendment contemplated by this Section 1.2. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent or Borrowers and their Restricted Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. For purposes of calculations pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases in a manner consistent with the current treatment under GAAP as in effect on the Effective Date, notwithstanding any modification or interpretive changes thereto that may occur hereafter.

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein and any terms used in this Agreement that are defined in the PPSA and relating to Collateral consisting of assets of the Canadian Loan Parties shall be construed and defined as set forth in the PPSA unless otherwise defined herein; provided, that, to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan

Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to “province” or like terms shall be construed to include “territory” and like terms. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.1 or is cured if such Event of Default is capable of being cured. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the repayment in full in cash or immediately available funds of all of the Obligations (including the payment of any Lender Group Expenses that have accrued regardless of whether demand has been made therefor), excluding in any case the Obligations described in the following clause (b) of this Section 1.4, and (b) in the case of (i) contingent reimbursement obligations with respect to Letters of Credit, the receipt by Agent of the Letter of Credit Collateralization, (ii) Bank Products other than Hedge Obligations, the receipt by Agent of the Bank Product Collateralization, (iii) checks or other payments provisionally credited to the Obligations and for which Agent or any Lender has not received final payment, the receipt by Agent of cash collateral to secure such amounts (unless Agent shall have received a satisfactory indemnity with respect thereto from another financial institution), (iv) Hedge Obligations, the receipt by Agent of cash collateral to secure such amounts (or, at the option of Agent or the Hedge Provider with respect to such Hedge Agreements, the termination of the applicable Hedge Agreement and the payment in full in cash of the Obligations due and payable in connection with such termination), and (v) other contingent Obligations for which a claim or demand for payment has been made at such time to Agent or any Lender for which Agent or such Lender is entitled to indemnification by any Loan Party, the receipt by Agent of cash collateral to secure such amounts. Unless the context of this Agreement or any other Loan Document clearly requires otherwise or Agent otherwise determines, amounts expressed in US Dollars at any time when used with respect to Foreign Subsidiaries or similar matters shall be deemed to mean the US Dollar Equivalent of such amounts at such time.

1.5. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall include the first day, but not the last day of it so long as payment thereof is received prior to the time specified in Section 2.5, but in any event shall consist of at least one full day.

1.6. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7. Effect of Amendment and Restatement; No Novation. Upon the effectiveness of this Agreement, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement. The Existing Obligations shall continue in full force and effect, and the effectiveness of this Agreement shall not constitute a novation or repayment of the Existing Obligations. Such Existing Obligations, together with any and all additional Obligations incurred by any Borrower under this Agreement or under any of the other Loan Documents, shall continue to be secured by, among other things, the applicable portions of the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in the Loan Documents. Each Borrower and each Guarantor hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants by it contained in any and all Loan Documents, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered prior to the Effective Date. Any and all references in any Loan Documents to the Existing Credit Agreement shall be deemed to be amended to refer to this Agreement.

2. LOANS AND TERMS OF PAYMENT.

2.1. Revolving Loans.

(a) Immediately prior to giving effect to this Agreement, the outstanding principal balance of the US Revolving Loans (as defined in the Existing Credit Agreement) is $0. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each US Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“US Revolving Loans”) to US Borrowers which in the aggregate any time outstanding shall not exceed the lesser of:

(i) such US Lender’s Commitment, or

(ii) such US Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the US Maximum Credit less (2) the sum of the US Letter of Credit Usage at such time, plus the principal amount of US Swing Loans outstanding at such time, and

(B) the amount equal to (1) the US Borrowing Base at such time less (2) the sum of the US Letter of Credit Usage at such time, plus the principal amount of US Swing Loans outstanding at such time.

Each US Revolving Loan shall be a US Dollar Denominated Loan, and shall be either a Base Rate Loan or a LIBOR Rate Loan.

(b) Immediately prior to giving effect to this Agreement, the outstanding principal balance of the Canadian Revolving Loans (as defined in the Existing Credit Agreement) is $0. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Canadian Lender with a Canadian Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Canadian Revolving Loans”) to Canadian Borrowers which in the aggregate any time outstanding shall not exceed the lesser of:

(i) such Canadian Lender’s Canadian Commitment, or

(ii) such Canadian Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Canadian Maximum Credit less (2) the Canadian Letter of Credit Usage at such time, plus the principal amount of Canadian Swing Loans outstanding at such time, and

(B) the amount equal to (1) the Canadian Borrowing Base at such time less (2) the Canadian Letter of Credit Usage at such time, plus the principal amount of Canadian Swing Loans outstanding at such time.

Each Canadian Revolving Loan shall be either a US Dollar Denominated Loan (which shall be either a Base Rate Loan or a LIBOR Rate Loan) or a Canadian Dollar Denominated Loan (which shall be either a Base Rate Loan or a BA Rate Loan).

(c) Anything to the contrary in this Section 2.1 or otherwise notwithstanding, the aggregate principal amount of all Revolving Loans (including Swing Loans, Protective Advances and Overadvances) plus the Letter of Credit Usage outstanding at any time shall not exceed the Existing Note Secured Debt Limit. Agent may at any time and from time to time require that an Authorized Person execute and deliver to Agent a certificate, in form and substance reasonably satisfactory to Agent, representing the amount of the Existing Note Secured Debt Limit at such time and that the aggregate principal amount of all Revolving Loans (including Swing Loans, Protective Advances and Overadvances) plus the Letter of Credit Usage outstanding at such time (and after giving effect to any of the foregoing that have been requested) does not and will not exceed such Existing Note Secured Debt Limit.

(d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(e) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in its Permitted Discretion, to establish, increase, reduce, eliminate, or otherwise adjust reserves (without duplication) from time to time against the US Borrowing Base or the Canadian Borrowing Base in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves in an amount equal to the 2015 Note Reserve Amount, (iii) reserves in an amount equal to the Series G Guarantee Reserve Amount, (iv) reserves in the amount of any Restricted Payment under Section 6.8(h) that has been declared but has not yet been paid, but only if Excess Availability is less than $100,000,000 at any time during the period commencing with the declaration of such Restricted Payment and ending with the payment thereof, and (v) reserves with respect to (A) sums that Parent or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust or deemed trust over, any of the First Lien Collateral (other than a Permitted Lien under clause (m) of the definition of such term), which Lien, trust or deemed trust, in the Permitted Discretion of Agent likely would be pari passu with, or have a priority superior to, Agent’s Liens (such as Priority Payables or Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes or other amounts that may be pari passu or given priority under applicable law) in and to such item of the First Lien Collateral. To the extent that an event, condition or matter as to any Eligible Accounts or Eligible Inventory is addressed pursuant to the treatment thereof within the applicable definition of such terms, Agent shall not also establish a reserve to address the same event, condition or matter. The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in its Permitted Discretion and to the extent that such reserve is in respect of amounts that may be payable to third parties Agent may, at its option (without duplication), deduct such reserve from the US Maximum Credit or the Canadian Maximum Credit in the event that the US Borrowing Base or Canadian Borrowing Base exceeds the applicable amount. Agent will provide notice to Administrative Borrower three (3) Business Days’ prior to the establishment of any new categories of reserves after the date hereof or any change in the methodology for the calculation of an existing reserve after the date hereof, except that such notice shall not be required (i) at any time there is a Cash Dominion Event or, if in the good faith determination of Agent, it is necessary to act sooner to preserve or protect the Collateral or its value or the rights of Agent therein or to otherwise address any event, condition or circumstance that, in the good faith judgment of the Agent, is reasonably likely to cause a diminution in the value of the Collateral or to threaten the ability to realize upon any portion of the Collateral or (ii) if after giving effect to any such new category of reserves or change in methodology there would be an Overadvance. Upon receipt of such notice, Administrative Borrower may take such action as may be required so that the event, condition, or matter that is the basis for the reserve no longer exists. At any time that the event, condition or circumstance that is the basis for the reserve ceases to exist or is otherwise addressed to the satisfaction of Agent, then the applicable reserve will be terminated, including in the case of the 2015 Note Reserve Amount if Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the 2015 Note Obligations are paid and satisfied in full in cash or that the 2015 Note Obligations are no longer entitled to the benefit of the Lien of Agent.

(f) Without limiting the generality of the foregoing, reserves may be established to reflect any of the following: (i) Inventory shrinkage, (ii) markdowns and cost variances (pursuant to discrepancies between the purchase order price of Inventory and the actual cost thereof), (iii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (iv) any rental payments, service charges or other amounts due or to become due to owners or lessors of Real Property to the extent Inventory or Records are located in or on such property or in the possession or control of such parties or such Records are needed to monitor or otherwise deal with the Collateral (other than for locations where Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such Real Property that Agent has acknowledged in writing is in form and substance satisfactory to Agent), provided, that, the reserves established pursuant to this clause (iv) as to leased locations shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such locations, except that such limitation on the amount of the reserves shall not apply at any time that an Event of Default shall exist or have occurred and be continuing, or at any time there is any event of default under the lease by Parent or any Subsidiary of Parent with respect to such location or a notice thereof has been sent or received by or on behalf of any Loan Party, (v) any rental payments, service charges or other amounts due or to become due to lessors of personal property, (vi) an increase in the number of days of the turnover of Inventory or a change in the mix of the Inventory that results in an overall decrease in the value thereof or a deterioration in its nature or quality (but only to the extent not addressed by the lending formulas in a manner satisfactory to Agent), (vii) variances between the perpetual Inventory records of Borrowers and the results of the test counts of Inventory conducted by Agent with respect thereto in excess of the percentage reasonably acceptable to Agent in its Permitted Discretion, (viii) dilution with respect to Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five percent (5%), (ix) in the event that at any time the aggregate principal amount of all Revolving Loans (including Swing Loans, Protective Advances and Overadvances) plus the Letter of Credit Usage outstanding are more than ten percent (10%) less than the Existing Note Secured Debt Limit, amounts to permit additional Revolving Loans (including Swing Loans, Protective Advances and Overadvances) as may be requested or required so as to avoid exceeding the Existing Note Secured Debt Limit. Except as otherwise specifically provided in this clause (f), any change to the amount of any reserves described above shall be based on changes in the event, condition or circumstance that is basis for such reserves after the date hereof.

2.2. Borrowing Procedures and Settlements.

(a) Requests for Revolving Borrowing. To request a Revolving Loan or Swing Loan, the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall notify Agent of such request by telephone (a) in the case of a LIBOR Rate Loan or a BA Rate Loan, not later than 1:00 p.m., three (3) Business Days before the date of the proposed LIBOR Rate Loan or a BA Rate Loan or (b) in the case of a Base Rate Loan (including a Swing Loan), not later than 1:00 p.m. on the same Business Day as the date of the proposed Base Rate Loan to be made in US Dollars and not later than 1:00 p.m. on the Business Day before the date of the proposed Base Rate Loan to be made in Canadian Dollars. Each such telephonic request shall be irrevocable and to the extent required by Agent, shall be confirmed promptly by hand delivery or facsimile to Agent of a written request in a form approved by Agent and signed by or on behalf of Borrowers. Each such telephonic and written request shall specify the following information:

(i) the Borrower requesting such Revolving Loan or Swing Loan;

(ii) whether such Loan is a Revolving Loan or Swing Loan;

(iii) the aggregate amount of such Revolving Loan or Swing Loan;

(iv) the date of such Revolving Loan or Swing Loan, which shall be a Business Day;

(v) whether such Revolving Loan or Swing Loan is to be a Base Rate Loan, a BA Rate Loan or a LIBOR Rate Loan;

(vi) in the case of a LIBOR Rate Loan or a BA Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) in the case of each Canadian Revolving Loan, whether such Canadian Revolving Loan is to be a US Dollar Denominated Loan or a Canadian Dollar Denominated Loan.

If no election as to whether a Revolving Loan is to be a BA Rate Loan or LIBOR Rate Loan is specified in the applicable request, then the requested Revolving Loan shall be a Base Rate Loan. If no Interest Period is specified with respect to any request for a LIBOR Rate Loan or a BA Rate Loan, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a request for a Revolving Loan in accordance with this Section, Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the request. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

(b) Making of Swing Loans.

(i) Making of US Swing Loans. Subject to the terms and conditions contained herein, Swing Lender agrees that it will make a US Revolving Loan (any such US Revolving Loan made solely by Swing Lender pursuant to this Section 2.2 (b)(i) being referred to as a “US Swing Loan”) to US Borrowers from time to time in amounts requested by any US Borrower (or Administrative Borrower on behalf of US Borrowers) up to the aggregate amount outstanding equal to the US Swing Loan Limit, provided, that, after giving effect to any such US Swing Loan, the aggregate principal amount of the US Revolving Loans, US Swing Loans and US Letter of Credit Usage outstanding at any time shall not exceed the lesser of the US Borrowing Base at such time or US Maximum Credit at such time. Each US Swing Loan shall be deemed to be a US Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Revolving Loans, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any US Swing Loan if Swing Lender has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3.1 or 3.2 have been satisfied on the Funding Date applicable thereto prior to making any US Swing Loan. The US Swing Loans shall be secured by Agent’s Liens, constitute US Revolving Loans and US Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. Upon the making of a US Swing Loan, without further action by any party hereto, each US Lender shall be deemed to have irrevocably and unconditionally purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such US Swing Loan. To the extent that there is no Settlement in accordance with Section 2.3(c) hereof, the applicable Swing Line Lender may at any time, require the applicable US Lenders to fund their participations. From and after the date, if any, on which any US Lender has funded its participation in any US Swing Loan, Agent shall promptly distribute to such US Lender, not less than weekly, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such US Swing Loan.

(ii) Making of Canadian Swing Loans. Subject to the terms and conditions contained herein, Swing Lender agrees that it will make a Canadian Revolving Loan (any such Canadian Revolving Loan made solely by Swing Lender pursuant to this Section 2.2(b)(ii) being referred to as a “Canadian Swing Loan”) to Canadian Borrowers from time to time in amounts requested by any Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrowers) up to the aggregate amount outstanding equal to the Canadian Swing Loan Limit, provided, that, after giving effect to any such Canadian Swing Loan, the aggregate principal amount of the Canadian Revolving Loans, Canadian Swing Loans and Canadian Letter of Credit Usage outstanding at any time shall not exceed the lesser of the Canadian Borrowing Base at such time or Canadian Maximum Credit at such time. Each Canadian Swing Loan shall be deemed to be a Canadian Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Canadian Revolving Loans, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.2(d)(ii), Swing Lender shall not make and shall not be obligated to make any Canadian Swing Loan if Swing Lender has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3.1 or 3.2 have been satisfied on the Funding Date applicable thereto prior to making any Canadian Swing Loan. The Canadian Swing Loans shall be secured by Agent’s Liens, constitute Canadian Revolving Loans and Canadian Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. Upon the making of a Canadian Swing Loan, without further action by any party hereto, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Canadian Swing Loan. To the extent that there is no Settlement in accordance with Section 2.2(c) hereof, the applicable Swing Line Lender may at any time, require the applicable Canadian Lenders to fund their participations. From and after the date, if any, on which any Canadian Lender has funded its participation in any Canadian Swing Loan, Agent shall promptly distribute to such Canadian Lender, not less than weekly, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Canadian Swing Loan.

(c) Making of Revolving Loans.

(i) Promptly after receipt of a request for a Borrowing of a Revolving Loan pursuant to Section 2.3(a), Agent shall notify the applicable Lenders by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each applicable Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account or Agent’s Canadian Account, as applicable, not later than 2:00 p.m. on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Revolving Loans from the applicable Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.2(d)(ii), Agent shall not request any Lender to make any Revolving Loan if it has knowledge that, and no Lender shall have the obligation to make, any Revolving Loan if (A) one or more of the applicable conditions precedent set forth in Section 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, such Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.2(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Revolving Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to
Section 2.2(d)(iv), Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary (A) to preserve or protect the Collateral, or any portion thereof, or (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”), at any time (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) that any of the other applicable conditions precedent set forth in Section 3.2 are not satisfied. So long as no Event of Default exists or has occurred and is continuing, Agent shall use reasonable efforts to notify Administrative Borrower of the existence of any Protective Advances on or about the date when made.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.2(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby. In any event: (A) if any such Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Revolving Loans (including Swing Loans, if applicable) in an amount sufficient to eliminate all such Overadvances, provided, that, in the event that the Overadvance arises as a result of the establishment of a new category of reserves or the change in the methodology of the calculation of an existing reserve, or as a result of the making of a Loan other than at the request of a Borrower (or Administrative Borrower on behalf of any Borrower), whether a Protective Advance or by charging the Loan Account, Borrowers shall not be required to repay such Overadvance until ten (10) days after notice thereof by Agent to Administrative Borrower and (B) after the date all such Overadvances have been eliminated, there must be at least five (5) consecutive days without the existence of any such Overadvances before intentional Overadvances are made. The foregoing provisions relating to making Overadvances are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.3. Each Lender with a US Commitment shall be obligated to settle with Agent (or Swing Lender, as applicable) as provided in Section 2.2(e) (or Section 2.13, as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent (or Swing Lender) to US Borrowers reported to such Lender, any intentional Overadvances to US Borrowers made as permitted under this Section 2.2(d)(ii), and any Overadvances to US Borrowers resulting from the charging to the US Loan Account of interest, fees, or Lender Group Expenses to the extent permitted by Section 2.4(c). Each Lender with a Canadian Commitment shall be obligated to settle with Agent (or Swing Lender, as applicable) as provided in Section 2.2(e) (or Section 2.13, as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent (or Swing Lender) to Canadian

Borrowers reported to such Lender, any intentional Overadvances to Canadian Borrowers made as permitted under this Section 2.2(d)(ii), and any Overadvances to Canadian Borrowers resulting from the charging to the Canadian Loan Account of interest, fees, or Lender Group Expenses to the extent permitted by Section 2.4(c). The Required Lenders may by written notice to Agent revoke the authority of Agent and Swing Lender to make future Overadvances pursuant to this Section 2.2(d) at any time. So long as no Event of Default exists or has occurred and is continuing, Agent shall use reasonable efforts to notify Administrative Borrower of the existence of any Overadvance on or about the date when made.

(iii) Any Protective Advance or Overadvance to Canadian Borrowers may be made by Agent or by the Canadian Lender which is an Affiliate of Agent. Each Protective Advance and each Overadvance shall be deemed to be a Revolving Loan hereunder, except that no Protective Advance or Overadvance shall be a LIBOR Rate Loan or BA Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent (or the Canadian Lender which made such Protective Advance) solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, be secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.2(d) relating to making Protective Advances and Overadvances are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Overadvance or Protective Advance may be made by Agent if such Revolving Loan would cause (A) the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Maximum Credit; (B) the US Revolver Usage (excluding amounts charged to the US Loan Account for interest, fees or Lender Group Expenses) to exceed the US Maximum Credit or (C) the Canadian Revolver Usage (excluding amounts charged to the US Loan Account for interest, fees or Lender Group Expenses) to exceed the Canadian Maximum Credit.

(e) Settlement. It is agreed that each US Lender’s funded portion of the US Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding US Revolving Loans. It is agreed that each Canadian Lender’s funded portion of the Canadian Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Canadian Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans, Overadvances and Protective Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances or Overadvances, and (3) with respect to the Loan Parties’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans, Overadvances and Protective Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 13): (A) if the amount of the Revolving Loans (including Swing Loans, Overadvances and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, Overadvances and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, Overadvances and Protective Advances), and (B) if the amount of the Revolving Loans (including Swing Loans, Overadvances and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account or Agent’s Canadian Account, as applicable, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, Overadvances and Protective Advances). Such amounts made available to Agent under clause (B) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans, Overadvances or Protective Advances and, together with the portion of such Swing Loans, Overadvances or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender or the Canadian Lender that is an Affiliate of Agent, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Protective Advances, Overadvances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances, Overadvances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, Collections or payments of Loan Parties received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 13), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances and Overadvances, and each Lender with respect to the Revolving Loans other than Swing Loans, Overadvances and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.2(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to act in accordance with Section 2.13.

(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Independent Obligations. All Revolving Loans (other than Swing Loans, Overadvances and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.3. Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by any Borrower shall be made to Agent’s Account or Agent’s Canadian Account, as applicable, for the account of the Lender Group and shall be made in immediately available funds, no later than 1:00 p.m. on the date specified herein. Any payment received by Agent later than 1:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until (but not including) such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(iii) All payments in respect of the Canadian Obligations of Canadian Loan Parties shall be applied first to Canadian Obligations denominated in the same currency as the payments received and second to the Canadian Obligations denominated in the other currency; provided, that, Agent may, at its option (but is not obligated to), convert such currency received to the currency in which the Canadian Obligations are denominated at the Exchange Rate calculated by Agent in good faith on such date and Borrowers shall pay the costs of such conversion (or Agent may, at its option, charge such costs to the loan account of any Borrower maintained by such Agent).

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) entitled to such payments and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law (subject to Section 2.3(b)(v) and Section 2.3(e)).

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, subject to the 2015 Note Intercreditor Agreement and the Series G Guarantee Lien Acknowledgement, all payments remitted to Agent in respect of the US Obligations and all proceeds of US Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees then due to Agent (in its capacity as Agent and not as Lender) under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances made for the account of US Loan Parties until paid in full,

(D) fourth, to pay principal due in respect of all Protective Advances made for the account of US Borrowers until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the US Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees then due to any of the US Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the US Swing Loans until paid in full,

(H) eighth, to pay the principal of all US Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the US Revolving Loans (other than Protective Advances) until paid in full,

(J) tenth, ratably (1) to Agent, for the account of Agent and Lenders, to pay the principal of all US Revolving Loans until paid in full, and (2) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the US Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each US Letter of Credit Disbursement), as cash collateral in an amount up to one hundred three percent (103%) of the US Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any US Letter of Credit Disbursement as and when such disbursement occurs and, if a US Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such US Letter of Credit shall, during the continuation of an Application Event, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.3(b)(ii), beginning with clause (A) hereof),

(K) eleventh, to pay any other US Obligations other than Bank Product Obligations,

(L) twelfth, to pay Canadian Obligations in the order and priority set forth in clause (iii) below,

(M) thirteenth, to pay any other US Obligations (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this
Section 2.3(b)(ii), beginning with clause (A) hereof), and

(N) fourteenth, to US Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, subject to the 2015 Note Intercreditor Agreement and the Series G Guarantee Lien Acknowledgement, all payments remitted to Agent in respect of the Canadian Obligations and all proceeds of Canadian Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances made for the account of Canadian Borrowers until paid in full,

(D) fourth, to pay the principal of all Protective Advances made for the account of Canadian Borrowers until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Canadian Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees then due to any of the Canadian Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the Canadian Swing Loans until paid in full,

(H) eighth, to pay the principal of all Canadian Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Canadian Revolving Loans (other than Protective Advances) until paid in full,

(J) tenth, ratably (i) to Agent, for the account of Agent and Canadian Lenders, to pay the principal of all Canadian Revolving Loans until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Canadian Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Canadian Letter of Credit Disbursement), as cash collateral in an amount up to one hundred three percent (103%) of the Canadian Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Canadian Letter of Credit Disbursement as and when such disbursement occurs and, if a Canadian Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Canadian Letter of Credit shall, during the continuation of an Application Event, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with clause (A) hereof),

(K) eleventh, to pay any other Canadian Obligations other than Bank Product Obligations,

(L) twelfth, to pay any other Canadian Obligations (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this
Section 2.3(b)(iii), beginning with clause (A) hereof), and

(M) thirteenth, to Canadian Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(e).

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.3(b)(ii) or (iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.13 and this Section 2.3, then the provisions of Section 2.13 shall control and govern, and if otherwise, then the terms and provisions of this Section 2.3 shall control and govern.

(viii) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents to the contrary, (i) Canadian Loan Parties shall not be liable for any US Obligations, (ii) no Liens granted by Canadian Loan Parties under any of the Loan Documents shall secure any US Obligations, (iii) no amounts payable on account of the Canadian Obligations shall be payable to Agent’s Account, and (iv) no US Obligations shall be charged to the Canadian Loan Account.

(c) Reduction of Commitments.

(i) The US Commitments and the Canadian Commitments shall terminate on the Maturity Date. US Borrowers may reduce the US Commitments to an amount not less than the sum of (A) the US Revolver Usage as of such date, plus (B) the principal amount of all US Revolving Loans not yet made as to which a request has been given by Borrowers under
Section 2.2(a), plus (C) the amount of all US Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.9(a).

(ii) Canadian Borrowers may reduce the Canadian Commitments to an amount not less than the sum of (A) the Canadian Revolver Usage as of such date, plus (B) the principal amount of all Canadian Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.2(a), plus (C) the amount of all Canadian Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.9(a).

(iii) Each such reduction shall be in an amount which is not less than $10,000,000, unless the Commitments are being reduced to zero and the amount of the Commitments in effect immediately prior to such reduction are less than $10,000,000, shall be made by providing not less than ten (10) Business Days prior written notice to Agent, which notice shall specify whether such reduction is in respect of the US Commitments or the Canadian Commitments and shall be irrevocable. Once reduced, the Commitments may not be increased. Each such reduction of the Commitments shall reduce the Commitments of each Lender proportionately in accordance with its ratable share thereof.

(d) Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty (other than breakage and related costs associated with LIBOR Rate Loans and BA Funding Losses).

(e) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, the US Revolver Usage on such date exceeds the lesser of the US Borrowing Base or the US Maximum Credit, or the Canadian Revolver Usage on such date exceeds the lesser of the Canadian Borrowing Base or the Canadian Maximum Credit (any such excess being referred to as the “Overadvance”), then Borrowers shall promptly, but in any event, within one (1) Business Day, prepay the Obligations in accordance with Section 2.3(f) in an aggregate amount equal to any such excess, as applicable, except as otherwise provided in Section 2.2(d). Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, Administrative Borrower and the other Borrowers shall not request, and Agent and Lenders shall not be required to make or provide, Revolving Loans or Letters of Credit, at any time that there exists an Overadvance (but without limiting the obligations of Lenders to have participations or to settle in respect of Overadvances or Protective Advances permitted hereunder).

(ii) Indebtedness. At any time during a Cash Dominion Event, within one (1) Business Day of the date of incurrence by any Loan Party of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.3(e)(ii) shall not be deemed to constitute consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(iii) Equity. At any time during a Cash Dominion Event, within one (1) Business Day of the date of the issuance by any Loan Party of any of its Equity Interests, Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection with such issuance, other than (A) in the event that any Loan Party forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Loan Party, (B) the issuance of Equity Interests of Parent to directors, officers and employees of Parent pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, and (C) the issuance of Equity Interests of Parent in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition, the Spartech Acquisition or a Permitted Investment). The provisions of this Section 2.3(e)(iii) shall not be deemed to constitute consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

(iv) Cash Dominion Event. Upon the occurrence and during the continuance of a Cash Dominion Event, Borrowers will apply the proceeds of Collateral to the Obligations as set forth in Section 2.3(b)(i), or, if applicable, Section 2.3(b)(ii) or Section 2.3(b)(iii).

(v) Generally. The mandatory prepayments required under Section 2.3(e) shall not result in a permanent reduction in the Commitments.

2.4. Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.4(b), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans,

(ii) if the relevant Obligation is a BA Rate Loan, at a rate per annum equal to the BA Rate plus the Applicable Margin for BA Rate Loans,

(iii) if the relevant Obligation is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin for the Base Rate Loans, and

(iv) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall, upon two (2) Business Days’ prior written notice by Agent to Administrative Borrower, bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit fee provided for in Section 2.8(b) shall, upon two (2) Business Days’ prior written notice by Agent to Administrative Borrower, be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.

(c) Payment. All other interest, and all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding, except as otherwise provided herein. Each Borrower hereby authorizes Agent to (i) without prior notice, charge to the Loan Account all interest and recurring fees when due and payable hereunder or under any of the other Loan Documents or (ii) charge to the Loan Account costs, expenses and other amounts when due and payable, upon two (2) Business Days’ prior notice to Administrative Borrower, provided, that such notice shall not be required at any time during a Cash Dominion Event. All such items properly charged to (i) the US Loan Account shall thereupon constitute US Revolving Loans hereunder and shall initially accrue interest at the rate then applicable to US Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement) or (ii) the Canadian Loan Account shall thereupon constitute Canadian Revolving Loans hereunder and shall initially accrue interest at the rate applicable to Canadian Revolving Loans that are Base Rate Loans (unless and until converted into BA Rate Loans in accordance with the terms of this Agreement).

(d) Computation. Interest shall be calculated on the basis of (i) in the case of LIBOR Rate Loans, a three hundred sixty (360) day year, (ii) in the case of BA Rate Loans, a three hundred and sixty-five (365) day year, and (iii) in the case of Base Rate Loans, a three hundred and sixty-five (365) or three hundred and sixty-six (366) day year, as applicable, and in each case based on actual days elapsed. The interest rate on non-contingent Obligations (other than LIBOR Rate Loans and BA Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the date any change in such Base Rate is effective. For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant hereto at a rate based upon a year of three hundred sixty (360), three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be (the “First Rate”), the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by three hundred sixty (360), three hundred and sixty-five (365) or three hundred and sixty-six (366), as the case may be.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5. Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or Agent’s Canadian Account, as applicable, or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:00 p.m. If any payment item is received into Agent’s Account or Agent’s Canadian Account, as applicable, on a non-Business Day or after 1:00 p.m. on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.6. Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person and reasonably believed by Agent to be an Authorized Person or, without instructions, if pursuant to
Section 2.4(c). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.7. Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of US Borrowers (the “US Loan Account”) on which US Borrowers will be charged with all US Revolving Loans (including Protective Advances, Overadvances and Swing Loans) made by Agent, Swing Lender, or the Lenders to US Borrowers or for US Borrowers’ account, the US Letters of Credit issued or arranged by Issuing Lender for US Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents due and owing by US Loan Parties, including, accrued interest, fees and expenses, and Lender Group Expenses. Agent shall maintain an account on its books in the name of Canadian Borrowers (the “Canadian Loan Account”) on which Canadian Borrowers will be charged with all Canadian Revolving Loans (including Protective Advances and Overadvances) made by Agent or the Lenders to Canadian Borrowers or for Canadian Borrowers’ account, the Canadian Letters of Credit issued or arranged by Issuing Lender for Canadian Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents due and owing by Canadian Loan Parties, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.5, the US

Loan Account will be credited with all payments received by Agent from US Borrowers or for any US Borrower’s account, and the Canadian Loan Account shall be credited with all payments received by Agent from Canadian Borrowers or for any Canadian Borrower’s account. Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, Overadvances and Protective Advances and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within thirty (30) days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.8. Fees.

(a) Agent Fees. Borrowers shall pay to Agent the fees set forth in the Fee Letter as and when due and payable under the terms thereof.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders) a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.9(h)) which shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Rate Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Unused Line Fee. US Borrowers shall pay to Agent, for the account of Lenders, a monthly unused line fee payable in arrears on the first day of each month and on the Payoff Date, in an amount equal to three eighths of one percent (0.375%) per annum multiplied by (A) the aggregate amount of the Maximum Credit minus (B) the average Daily Balance of the US Revolver Usage (other than Swing Loans) plus the Canadian Revolver Usage during the immediately preceding calendar month (or portion thereof), which rate shall be adjusted effective April 1, 2013 and thereafter as of the first day of every three (3) month period to an amount equal to (1) three eighths of one percent (0.375%) per annum if the average Daily Balance of the US Revolver Usage plus the Canadian Revolver Usage in any month during the immediately preceding three (3) month period was less than fifty percent (50%) of the Maximum Credit and (2) one-quarter of one percent (0.25%) per annum if the average Daily Balance of the US Revolver Usage plus the Canadian Revolver Usage in any month during the immediately preceding three (3) month period was equal to or greater than fifty percent (50%) of the Maximum Credit.

2.9. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit for the account of any Borrower, which Letter of Credit may be related to the business of any Subsidiary of Parent; provided, that, to the extent a Letter of Credit is for the benefit of, or in connection with, the business of a Non-Loan Party (other than in the case of a Letter of Credit for the benefit of the business of Parent and its Subsidiaries generally), as of the date of the issuance of such Letter of Credit and after giving effect thereto, (i) the Borrower for whose account the Letter of Credit is issued would be permitted to make a Permitted Investment in such Non-Loan Party under clause
(d)(ii)(D) of the definition of Permitted Investments, such that all of the conditions set forth in clause (d)((ii)(D) of the definition of Permitted Investments shall be satisfied as to any such Letter of Credit, treating such Letter of Credit as a Permitted Investment for this purpose (except for the conditions in clauses (2) and (4) of such clause (d)(ii)(D)), and (ii) the sum of (A) the aggregate amount of all such Letters of Credit, plus (B) the maximum amount of the liability of Parent and the Restricted Subsidiaries under all guarantees of leases of Non-Loan Parties under clause (j) of the definition of Permitted Investments, shall not exceed $50,000,000 outstanding at any one time. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by each Borrower that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit and whether such Letter of Credit shall be a US Letter of Credit or a Canadian Letter of Credit, (ii) in the case of a Canadian Letter of Credit, whether such Canadian Letter of Credit shall be denominated in US Dollars or Canadian Dollars, (iii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iv) the proposed expiration date of such Letter of Credit, (v) the name and address of the beneficiary of the Letter of Credit, and (vi) such other information (including, the conditions of drawing, and in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Each US Letter of Credit shall be denominated in US Dollars. Anything contained herein to the contrary notwithstanding, the Issuing Lender shall not be required to issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of a Loan Party in respect of a lease of Real Property or an employment contract, (a) in the case of a Letter of Credit in connection with such a lease, in an amount greater than the amount equal to (A) the amount of rent under such lease, without acceleration, for the greater of (1) one year or (2) the amount equal to fifteen percent (15%) of the rent for the then remaining term of such lease, but not to exceed three (3) years, minus (B) the amount of any cash or other collateral to secure the obligations of a Loan Party in respect of such lease and (b) in the case of a Letter of Credit in connection with an employment contract, in an amount greater than the compensation provided by such contract, without acceleration, for a one year period.

(b) The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the US Letter of Credit Usage would exceed the US Borrowing Base less the outstanding amount of US Revolving Loans (including Swing Loans),

(ii) the US Letter of Credit Usage would exceed $50,000,000 minus the amount of Canadian Letter of Credit Usage at such time,

(iii) the US Letter of Credit Usage would exceed the US Maximum Credit less the outstanding amount of US Revolving Loans (including Swing Loans),

(iv) the Canadian Letter of Credit Usage would exceed the Canadian Borrowing Base less the outstanding amount of Canadian Revolving Loans,

(v) the Canadian Letter of Credit Usage would exceed $5,000,000, or

(vi) the Canadian Letter of Credit Usage would exceed the Canadian Maximum Credit less the outstanding amount of Canadian Revolving Loans.

(c) Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute US Letters of Credit under this Agreement on and after the Effective Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of US Borrowers on the Effective Date. Without limiting any of their respective rights or remedies, the Issuing Lender with respect to any such Existing Letter of Credit, and Agent and the other Lenders, shall have recourse to Parent in connection therewith to the same extent as if Parent had been the original applicant and/or account party with respect thereto. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender. If Issuing Lender makes a payment under a US Letter of Credit or an Underlying Issuer makes a payment under a US Underlying Letter of Credit, US Borrowers shall pay to Agent an amount equal to the applicable US Letter of Credit Disbursement on (i) the date such US Letter of Credit Disbursement is made, if Administrative Borrower has received notice of such US Letter of Credit Disbursement prior to 11:00 a.m. on such date, or (ii) the next Business Day if such notice is not received prior to 11:00 a.m. on such date and, in the absence of such payment, the amount of the US Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Revolving Loan hereunder and, initially, shall bear interest at the rate then applicable to US Revolving Loans that are Base Rate Loans. If Issuing Lender makes a payment under a Canadian Letter of Credit or an Underlying Issuer makes a payment under a Canadian Underlying Letter of Credit, Canadian Borrowers shall pay to Agent an amount equal to the applicable Canadian Letter of Credit Disbursement on (i) the date such Canadian Letter of Credit Disbursement is made, if Administrative Borrower has received notice of such Canadian Letter of Credit Disbursement prior to 11:00 a.m. on such date, or (ii) the next Business Day if such notice is not received prior to 11:00 a.m. on such date and, in the absence of such payment on the date when due, the amount of the Canadian Letter of

Credit Disbursement immediately and automatically shall be deemed to be a Canadian Revolving Loan hereunder and, initially, unless later converted to BA Rate Loans, shall bear interest at the rate then applicable to Canadian Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3), Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.9(d) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(d) Promptly following receipt of a notice of a US Letter of Credit Disbursement pursuant to Section 2.9(c), each Lender with a US Commitment agrees to fund its Pro Rata Share of any US Revolving Loan deemed made pursuant to Section 2.9(c) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a US Letter of Credit or a Reimbursement Undertaking related thereto (or an amendment, renewal or extension of a US Letter of Credit or a Reimbursement Undertaking related thereto) and without any further action on the part of the Issuing Lender or the Lenders with Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a US Commitment, and each Lender with a US Commitment shall be deemed to have purchased, a participation in each US Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking related thereto, in an amount equal to its Pro Rata Share of such US Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any US Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable US Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a US Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each US Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.9(c), or of any reimbursement payment required to be refunded (or that Agent or Issuing Lender elects, based upon the advice or counsel to refund) to US Borrowers for any reason. Promptly following receipt of a notice of a Canadian Letter of Credit Disbursement pursuant to Section 2.9(c), each Lender with a Canadian Commitment agrees to fund its Pro Rata Share of any Canadian Revolving Loan deemed made pursuant to Section 2.9(c) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Canadian Letter of Credit or a Reimbursement Undertaking related thereto (or an amendment, renewal or extension of a Letter of Credit or a Reimbursement Undertaking related thereto) and without any further action on the part of the Issuing Lender or the Lenders with Canadian Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Canadian Commitment, and each Lender with a Canadian Commitment shall be deemed to have purchased, a participation in each Canadian Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking related thereto, in an amount equal to its Pro Rata Share of such Canadian Letter of Credit or Reimbursement Undertaking related thereto, and each such Canadian Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s

Pro Rata Share of any Canadian Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Canadian Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Canadian Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Canadian Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.9(c), or of any reimbursement payment required to be refunded (or that Agent or Issuing Lender elects, based upon the advice or counsel to refund) to Canadian Borrowers for any reason. Each Lender with a Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.9(d) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(e) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable and documented attorneys’ fees of (i) one US counsel to Agent, (ii) one Canadian counsel to Agent, (iii) one regulatory counsel to Agent (if necessary) and (iv) one local counsel in each appropriate jurisdiction selected by Agent (if necessary) and, if an Event of Default has occurred and is continuing (and such additional counsel is necessary as a result of conflicts of interest), one additional counsel to the Lender Group or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, that, (i) no Borrower shall be obligated hereunder to indemnify the Lender Group, Issuing Lender or any Underlying Issuer for any loss, cost, expense, or liability that results from the bad faith, gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer as determined pursuant to a final, non-appealable order of a court of competent jurisdiction and (ii) Canadian Borrowers shall not be obligated to indemnify for any such loss, cost, expense or liability arising under or in connection with a US Letter of Credit. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking, and each Borrower agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by a Borrower against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys’ fees and expenses), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, that, (i) no Borrower shall be obligated hereunder to indemnify any such person for any such loss, cost, expense, or liability to the extent that it is caused by the bad faith, gross negligence or willful misconduct of such person as determined pursuant to a final, non-appealable order of a court of competent jurisdiction and (ii) Canadian Borrowers shall not be obligated to indemnify for any such loss, cost, expense or liability arising under or in connection with a US Letter of Credit. Each Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(f) The obligation of Borrowers to reimburse the Issuing Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or another Loan Document,

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee maybe acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,

(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Borrowers or any of their Subsidiaries, or

(vi) any Event of Default shall have occurred and be continuing.

(g) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(h) Borrowers shall pay to the Issuing Lender, for its own account, a fronting fee equal to one quarter of one percent (0.25%) per annum, which fee shall be paid monthly in arrears on the first day of each month. Each Borrower acknowledges and agrees that any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable promptly, but in any event, within one (1) Business Day by Borrowers to Agent for the account of the Issuing Lender.

(i) If by reason of (i) any change after the Effective Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, participating in, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that, (A) no Borrower shall be required to provide any compensation pursuant to this Section 2.9(i) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers and (B) if an event or circumstance giving rise to such amounts is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.9(i), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.10. LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.10(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as Administrative Borrower has not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on each Borrower. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.10 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Borrowers shall have not more than ten (10) LIBOR Rate Loans and/or BA Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that, in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of proceeds of Loan Parties’ Collections in accordance with Section 2.3(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.10 (b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any Eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.10(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to

Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii) For purposes of this Section 2.10(d) and Section 2.15(d), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Supervision (or any successor or similar authority), the Bank for International Settlements and, in each case, all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the date of this Agreement.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.11. Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within thirty (30) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, (A) no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefore and (B) if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. For purposes of this Section 2.11 (a), the Dodd-Frank Wall Street Reform and Consumer Protection, the Basel Committee on Banking Supervision (or any successor or similar authority), the Bank for International Settlements and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the date of this Agreement.

(b) If any Lender requests additional or increased costs referred to in Section 2.10(d)(i) or amounts under Section 2.15(d)(i) or sends a notice under Section 2.10(d)(ii) or Section 2.15(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.10(d)(i) or
Section 2.15(d)(i), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans or BA Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.10(d)(i) or Section 2.15(d)(i), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans or BA Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under
Section 2.10(d)(i) or Section 2.15(d)(i), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.10(d)(i) or Section 2.15(d)(i), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans or BA Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.12. Increase in US Maximum Credit or Canadian Maximum Credit.

(a) Administrative Borrower may, at any time, deliver a written request to Agent to increase the US Maximum Credit or the Canadian Maximum Credit, as applicable. Any such written request shall specify the amount of the increase in the US Maximum Credit or the Canadian Maximum Credit, as applicable, that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase cause the aggregate amount of the US Maximum Credit and the Canadian Maximum Credit to exceed an amount equal to $450,000,000, (ii) such request shall be for an increase of not less than $10,000,000, (iii) any such request shall be irrevocable, (iv) in no event shall there be more than one such increase in any calendar quarter, (v) in no event shall there be more than four (4) such increases during the term of this Agreement, and (vi) no Event of Default shall exist or have occurred and be continuing.

(b) Upon the receipt by Agent of any such written request, Agent shall notify each of the US Lenders or each of the Canadian Lenders, as applicable, of such request and each US Lender and each Canadian Lender, as applicable, shall have the option (but not the obligation) to increase the amount of its US Commitment or Canadian Commitment, as applicable, by an amount up to its Pro Rata Share of the amount of the increase thereof requested by Administrative Borrower as set forth in the notice from Agent to such US Lender or Canadian Lender. Each US Lender or each Canadian Lender, as applicable, shall notify Agent within fifteen (15) days after the receipt of such notice from Agent whether it is willing to so increase its US Commitment or Canadian Commitment, as applicable, and if so, the amount of such increase; provided, that, (i) the minimum increase in the US Commitments of each such US Lender providing the additional US Commitments, or in the Canadian Commitments of each such Canadian Lender providing the additional Canadian Commitments, shall equal or exceed $2,500,000, and (ii) no US Lender or Canadian Lender, as applicable, shall be obligated to provide such increase in its US Commitment or Canadian Commitment and the determination to increase the US Commitment of a US Lender or the Canadian Commitment of a Canadian Lender shall be within the sole and absolute discretion of such US Lender or Canadian Lender. If the aggregate amount of the increases in the US Commitments received from the US Lenders or the aggregate amount of the increases in the Canadian Commitments received from the Canadian Lenders, as applicable, does not equal or exceed the amount of the increase in the US Maximum Credit or Canadian Maximum Credit, as applicable, requested by Borrowers, Agent may seek additional increases from US Lenders or Canadian Lenders, as applicable, or US Commitments or Canadian Commitments, as applicable, from such Eligible Transferees as it may determine, after consultation with Borrowers. In the event US Lenders or Canadian Lenders, as applicable (or US Lenders or Canadian Lenders, as applicable, and any such Eligible Transferees, as the case may be), have committed in writing to provide increases in their US Commitments or Canadian Commitments, as applicable, or new US Commitments or new Canadian Commitments in an aggregate amount in excess of the increase in the US Maximum Credit or Canadian Maximum Credit requested by Administrative Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments, first to US Lenders or Canadian Lenders, as applicable, and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Borrowers.

(c) The US Maximum Credit or the Canadian Maximum Credit, as applicable, shall be increased by the amount of the increase in the applicable US Commitments or Canadian Commitments from Lenders or new US Commitments or Canadian Commitments, as applicable, from Eligible Transferees, in each case selected in accordance with Section 2.12(b) above, for which Agent has received Assignment and Acceptances thirty (30) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in US Commitments and new US Commitments, as the case may be, or in Canadian Commitments and new Canadian Commitments, as the case may be less than, equal to or exceed the amount of the increase in the

US Maximum Credit or Canadian Maximum Credit, as applicable, requested by Administrative Borrower in accordance with the terms hereof (provided, that, in the event that the aggregate amount of the increase in Commitments and/or new Commitments offered by Lenders or Eligible Transferees in response to the request of Agent as described above is greater than the aggregate amount requested, Administrative Borrower may, at its option, elect to increase the Commitments to such greater amount, so long as Administrative Borrower gives prompt and timely written notice to Agent of the exercise of such option), effective on the date that each of the following conditions have been satisfied:

(i) Agent shall have received from each US Lender or Canadian Lender, as applicable, or Eligible Transferee that is providing an additional US Commitment or Canadian Commitment as part of the increase in the US Maximum Credit or Canadian Maximum Credit, an Assignment and Acceptance duly executed by such US Lender or Canadian Lender, as applicable, or Eligible Transferee and Borrowers, provided, that, the aggregate US Commitments or Canadian Commitments set forth in such Assignment and Acceptance(s) shall be not less than $1,000,000;

(ii) the conditions precedent to the making of Revolving Loans set forth in Section 3.2 shall be satisfied as of the date of the increase in the US Maximum Credit or the Canadian Maximum Credit, both before and after giving effect to such increase;

(iii) such increase in the US Maximum Credit or the Canadian Maximum Credit, as applicable, on the date of the effectiveness thereof, shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(iv) there shall have been paid to each US Lender or Canadian Lender, as applicable, and Eligible Transferee providing an additional US Commitment or Canadian Commitment in connection with such increase in the US Maximum Credit or Canadian Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and

(v) there shall have been paid to Agent, for the account of the Agent and US Lenders or Canadian Lenders, as applicable (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Loan Documents on or before the effectiveness of such increase.

(d) As of the effective date of any such increase in the US Maximum Credit or Canadian Maximum Credit, each reference to the term US Commitments and US Maximum Credit herein, as applicable, or the term Canadian Commitments and Canadian Maximum Credit, as applicable, and in any of the other Loan Documents shall be deemed amended to mean the amount of the US Commitments and US Maximum Credit or the amount of the Canadian Commitments and Canadian Maximum Credit, as applicable, specified in the most recent written notice from Agent to Administrative Borrower of the increase in the US Commitments and US Maximum Credit, as applicable, or in the increase in the Canadian Commitments and Canadian Maximum Credit, as applicable.

(e) Effective on the date of each increase in the US Maximum Credit pursuant to this Section 2.12, each reference in this Agreement to an amount of US Excess Availability shall, automatically and without any further action, be deemed to be increased so that the ratio of the amount of US Excess Availability to the amount of the US Maximum Credit after such increase in the US Maximum Credit remains the same as the ratio of such the amount of US Excess Availability to the amount of the US Maximum Credit prior to such increase in the US Maximum Credit.

(f) Effective on the date of each increase in the Canadian Maximum Credit pursuant to this Section 2.12, each reference in this Agreement to an amount of Canadian Excess Availability shall, automatically and without any further action, be deemed to be increased so that the ratio of the amount of Canadian Excess Availability to the amount of the Canadian Maximum Credit after such increase in the Canadian Maximum Credit remains the same as the ratio of such the amount of Canadian Excess Availability to the amount of the Canadian Maximum Credit prior to such increase in the Canadian Maximum Credit.

2.13. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Supermajority Lenders and as set forth in Section 14.1(e).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 16.1 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Lender or Swing Lender hereunder; third, to provide cash collateral for the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13(e) below; fourth, as Administrative Borrower may request (so long as no Default or Event of Default exists or has occurred and is continuing), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Administrative Borrower, to be held in a Deposit Account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans (including Swing Loans, Protective

Advances and Overadvances) under this Agreement and (B) provide cash collateral for the benefit of Issuing Lender with respect to future Fronting Exposure of Issuing Lender; sixth, to the payment of any amounts owing to Lenders, the Issuing Lender or Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall exist or have occurred and be continuing, to the payment of any amounts owing to Parent as a result of any judgment of a court of competent jurisdiction obtained by Parent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (A) such payment is a payment of the principal amount of any Revolving Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied and waived, such payment shall be applied solely to pay the Revolving Loans of, and Letter of Credit Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Obligations in respect of Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.13(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.13(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any unused line fee under Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees under Section 2.8(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.13(e).

(C) With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, Borrowers shall (A) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Obligations in respect of Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting

Lender pursuant to clause (c) below, (B) pay to Issuing Lender and Swing Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Lender’s or Swing Lender’s Fronting Exposure to such Defaulting Lender, and (C) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Borrowers shall have otherwise notified the Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate outstanding Revolving Loans and participations in Letters of Credit, Swing Loans and Overadvances of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swing Loans in an amount equal to Swing Lender’s Fronting Exposure and (B) second, provide cash collateral for the Issuing Lender’s Fronting Exposure in accordance with Section 2.13(e).

(b) Defaulting Lender Cure. If Borrowers, Agent, Swing Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.13(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) Swing Lender shall not be required to fund any Swing Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Lender or Underlying Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a counterparty with respect to any Hedge Agreement which gives rise to a Hedge Obligation entered into while such Lender was a Defaulting Lender.

(e) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Agent or Issuing Lender (with a copy to Agent), Borrowers shall provide cash collateral to secure the Fronting Exposure of the Issuing Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.13(a)(iv) above and any cash collateral provided by such Defaulting Lender) in an amount not less than one hundred three percent (103%) of the Fronting Exposure of the Issuing Lender.

(i) Grant of Security Interest. Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such cash collateral as security for such Defaulting Lender’s obligation to fund participations in respect of Obligations in connection with Letters of Credit, to be applied pursuant to clause (e)(ii) below. If at any time Agent determines that such cash collateral is subject to any right or claim of any Person other than Agent and Issuing Lender as herein provided (other than the Permitted Liens), or that the total amount of such cash collateral is less than the amount specified above, Borrowers shall, promptly upon demand by Agent, pay or provide to Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Obligations in connection with Letters of Credit (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce Issuing Lender’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by Agent and Issuing Lender that there exists excess cash collateral; provided that, (1) the Person providing cash collateral and Issuing Lender may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations and (2) to the extent that such cash collateral was provided by Borrowers, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.14.	Joint and Several Liability of Borrowers.

(a) Each US Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each US Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other US Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.3(b).

2.15.	BA Rate Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Canadian Borrowers shall have the option, subject to Section 2.15(b) below (the “BA Rate Option”) to have interest on all or a portion of the Canadian Revolving Loans to be made in Canadian Dollars be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a BA Rate Loan, or upon continuation of a BA Rate Loan as a BA Rate Loan) at a rate of interest based upon the BA Rate. Interest on BA Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations become due and payable pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Canadian Borrowers properly have exercised the BA Rate Option with respect thereto, the interest rate applicable to such BA Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans in Canadian Dollars. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Canadian Revolving Loans made in Canadian Dollars bear interest at a rate based upon the BA Rate.

(b) BA Rate Election.

(i) Canadian Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Canadian Borrowers to exercise the BA Rate Option during the continuance of such Event of Default, elect to exercise the BA Rate Option by notifying Agent prior to 11:00 a.m., at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “BA Rate Deadline”). Notice of Canadian Borrowers’ election of the BA Rate Option for a portion of the Revolving Loans to be made in Canadian Dollars and an Interest Period pursuant to this Section 2.15(b) shall be made by delivery to Agent of a BA Rate Notice received by Agent before the BA Rate Deadline, or by telephonic notice received by Agent before the BA Rate Deadline (to be confirmed by delivery to Agent of a BA Rate Notice received by Agent prior to 5:00 p.m., on the same day). Promptly upon its receipt of each such BA Rate Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each BA Rate Notice shall be irrevocable and binding on Borrowers. In connection with each BA Rate Loan, Borrowers shall, jointly and severally indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any BA Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any BA Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any BA Rate Loan on the date specified in any BA Rate Notice delivered pursuant hereto (such losses, costs, or expenses, “BA Funding Losses”). A certificate of Agent or a Lender delivered to Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.15 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate. If a payment of a BA Rate Loan on a day other than the last day of the applicable Interest Period would result in a BA Funding Loss, Agent may, in its sole discretion at the request of Administrative Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable BA Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any BA Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting BA Funding Losses.

(iii) Borrowers shall have not more than ten (10) BA Rate Loans and/or LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the BA Rate Option for proposed BA Rate Loans of at least C$1,000,000.

(c) Conversion. Borrowers may convert Base Rate Loans in Canadian Dollars to BA Rate Loans at any time by exercising the BA Rate Option. Borrowers may convert BA Rate Loans to Base Rate Loans at any time; provided, that, in the event that BA Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Restricted Subsidiaries’ Collections in accordance with Section 2.3(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall, jointly and severally indemnify, defend, and hold Agent and the Lenders harmless against any and all BA Funding Losses in accordance with Section 2.15(b)(ii).

(d) Special Provisions Applicable to BA Rate.

(i) The BA Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any funding for BA Rate Loans or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the BA Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other

Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such BA Rate and the method for determining the amount of such adjustment, or (B) repay the BA Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.15(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain BA Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the BA Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any BA Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such BA Rate Loans, and interest upon the BA Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrowers shall not be entitled to elect the BA Rate Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to issue bills of exchange or depository notes to fund or otherwise match fund any Obligation as to which interest accrues at the BA Rate.

3. CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit. Subject to Section 3.6, the obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the delivery to Agent of an executed signature page to this Agreement by a Lender being conclusively deemed to be its satisfaction with, or waiver of, the conditions precedent).

3.2. Conditions Precedent to all Extensions of Credit. Subject to Section 3.6, the obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to issue any Letter of Credit or amend or extend any Letter of Credit) at any time shall be subject to the following conditions precedent:

(a) as of the date of any such Revolving Loan (or other extension of credit) and after giving effect thereto, the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) as of the date of any such Revolving Loan (or other extension of credit) and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(c) as of the date of any such Revolving Loan (or other extension of credit) and after giving effect thereto, the (i) the outstanding principal amount of US Revolving Loans and US Swing Loans plus the US Letter of Credit Usage shall not exceed the lesser of the US Borrowing Base or the US Maximum Credit and (ii) outstanding principal amount of Canadian Revolving Loans and Canadian Swing Loans plus the Canadian Letter of Credit Usage shall not exceed the lesser of the Canadian Borrowing Base or the Canadian Maximum Credit; and

(d) as of the date of any such Revolving Loan (or other extension of credit) and after giving effect thereto, the outstanding principal amount of the Loans plus the Letter of Credit Usage shall not exceed the Existing Note Secured Debt Limit and upon Agent’s request, Agent shall have received such certificate in form and substance reasonably satisfactory to Agent, from an Authorized Person so stating (provided, that, in the event of an Overadvance as a result of the establishment of a new category of reserves or a change in the methodology of the calculation of an existing reserve, or as a result of the making of a Loan other than at the request of a Borrower (or Administrative Borrower on behalf of any Borrower), whether a Protective Advance or by charging the Loan Account, such amounts shall only be required to be included in the certificate to the extent Agent has provided notice thereof to Administrative Borrower or Administrative Borrower otherwise has knowledge thereof).

3.3. Maturity. This Agreement shall continue in full force and effect for a term ending on March 1, 2018 (the “Maturity Date”), subject to the rights of the Lender Group to terminate the Commitments as provided in Section 9 and the rights of Borrowers as provided in Section 3.5.

3.4. Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of Liens previously filed by Agent and Loan Parties shall execute and deliver to Agent a release of Agent and Lenders in form and substance reasonably satisfactory to Agent.

3.5. Early Termination by Borrowers. Borrowers have the option, at any time upon reasonable prior written notice to Agent (but in any event not less than three (3) Business Days), to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.

3.6. Certain Funds. Notwithstanding anything to the contrary in this Article 3, to the extent that any Collateral (or the creation or perfection of any security interest therein), in each case intended to be made or granted is not or cannot be made or granted on the Effective Date, or with respect to the Spartech Acquisition or any Permitted Acquisition, before the closing date thereof (other than (i) Code and PPSA lien searches, (ii) the pledge and perfection of Collateral with respect to which a Lien may be perfected upon the Effective Date or such closing date, as applicable, solely by the filing of financing statements under the Code or the PPSA or by the filing of an notice with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office and (iii) the pledge and perfection of Liens on the Equity Interests of each Domestic Subsidiary and each Foreign Subsidiary organized under the laws of Canada or a Province thereof, of a Loan Party (other than an Excluded Subsidiary) in each case with respect to which a Lien may be perfected upon the Effective Date or such closing date, as applicable, by the delivery of a stock certificate to the extent such Equity Interests are evidenced by a stock certificate) after use by Loan Parties of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such Collateral (or creation or perfection of a security interest therein) shall not constitute a condition precedent to the initial funding under this Agreement on the Effective Date, or such closing date, as applicable, but shall be required to be delivered within the time periods specified in Schedule 5.16 for the types of Collateral described therein. It is acknowledged and agreed that the Loan Documents, other documents and tasks to be completed set forth in Schedule 5.16 shall not be provided or completed on the Effective Date or such closing date, as applicable, but shall be delivered or completed within the periods specified in Schedule 5.16 (or in each case, such longer period as the Agent, in its reasonable discretion, shall hereafter agree).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Effective Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other organizational power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; in each case referred to in clause (ii)(A) or (iii), where the failure to do so has, or could reasonably be expected to have, a Material Adverse Effect.

(b) As of the Effective Date, Parent has no Subsidiaries other than those specifically disclosed in Schedule 4.1, and as of the Effective Date all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (in each case, to the extent such concept is applicable under applicable Law) and are owned by a Loan Party in the amounts specified on Schedule 4.1 free and clear of all Liens except those created under the Loan Documents, the 2015 Note Security Agreement, the Series G Guarantee Security Agreements and any Liens described in clause (c) of the definition of the term Permitted Liens, if any.

4.2. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or organizational action on the part of such Loan Party.

(b) Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the Transactions, nor compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in (a) any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement, partnership agreement, certificate of formation, limited liability company agreement or other Governing Documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, where such conflict or default has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) the creation or enforcement of any Lien upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than those created under the Loan Documents, the 2015 Note Security Agreement and the Series G Guarantee Security Agreements).

4.3. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the transactions contemplated thereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, or (c) the perfection of the Liens created under the Loan Documents (including the first priority nature thereof to the extent required by the Loan Documents) except (i) for those registrations, exemptions, orders, authorizations, consents, approvals, notices or other actions that have been made, obtained, given or taken, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing and/or recordation, as of the Effective Date, or (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.4. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) The Liens in the Collateral granted to Agent pursuant to the Loan Documents constitute, to the extent required by the Loan Documents, valid and perfected first priority Liens, subject to the Permitted Liens. Except for filings contemplated on the Effective Date or such later date as is contemplated by this Agreement and the Loan Documents, no filings are required to perfect such Liens.

4.5. Title to Assets; No Encumbrances.

(a) Each of the Loan Parties and its Restricted Subsidiaries has (i) with respect to interests in owned Real Property, good record and marketable legal and insurable fee simple title, subject only to the Permitted Liens, (ii) with respect to leasehold interests in real or personal property, valid leasehold interests, subject only to the Permitted Liens, and (iii) with respect to all other property, good and marketable title to such assets, except (A) as to Real Property for minor defects in title that do not materially interfere with such Loan Party’s or Subsidiary’s ability to conduct its business and to utilize such assets for their intended purposes and (B) as to any property, the failure to have such title or other property interests does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The property of each Loan Party is subject to no Liens, other than Permitted Liens.

(c) Schedule 4.5(c) sets forth as of the Effective Date a complete and accurate list of all Real Property owned by each Loan Party, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value (or, if available, fair market value) thereof.

(d) Schedule 4.5(d) sets forth as of the Effective Date a complete and accurate list of all leases and subleases of Real Property, where Collateral having value in excess of $100,000 is located, under which Parent or any other Loan Party is the lessee or comparable party, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor and lessee.

4.6. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number.

(a) The name (within the meaning of the Code or PPSA, as applicable) and jurisdiction of organization of each Loan Party and each of its Subsidiaries, as of the Effective Date, is set forth on Schedule 4.6(a).

(b) The chief executive office of each Loan Party as of the Effective Date, is located at the address indicated on Schedule 4.6(b).

(c) Each Loan Party’s tax identification or business numbers (or in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or residence for tax purposes) and organizational identification numbers, if any, are identified on Schedule 4.6(c) as of the Effective Date.

4.7. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against a Loan Party or any of its Subsidiaries that (a) individually or in the aggregate, if adversely determined, has or would reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement, any other Loan Document, or the consummation of the transactions contemplated under this Agreement.

4.8. Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, (a) except in such instances where such requirement of Law or order, writ, injunction or decree is subject to a Permitted Protest or (b) where the failure to comply therewith, either individually or in the aggregate, has, or would reasonably be expected to have, a Material Adverse Effect.

4.9. Financial Statements; No Material Adverse Effect.

(a) The audited financial statements of Parent and its Subsidiaries for the fiscal year ending December 31, 2012 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case to the extent required by GAAP.

(b) Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

4.10. Solvency.

(a) Each Borrower, individually, is Solvent and Parent and its Subsidiaries, on a consolidated basis, are Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11. Employee Benefits.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the IRC and other federal or state laws, where the failure to so comply has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the IRC and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the IRC, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of Borrowers, nothing has occurred that would prevent or cause the loss of such tax qualified status where any such occurrence has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan that has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth in Schedule 4.11, hereto, (i) no ERISA Event has occurred, and neither Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) Parent and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained in respect of any Pension Plan; and (iii) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA with respect to any Pension Plan, except, with respect to subsections (i) through (iii) above, as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) As of the Effective Date, no Loan Party nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Specified Canadian Pension Plan. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable Laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable Law and no event has occurred which could cause the loss of such registered status, (b) all obligations of the Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis, and (c) all contributions, premiums or payments required to be made or paid by the Loan Parties and their Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws.

4.12. Environmental Condition.

(a) Parent, for itself and the other Loan Parties, conducts in the ordinary course of business a review of the effect of existing Environmental Laws relating to remedial obligations and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such effect of existing Environmental Laws relating to remedial actions and claims alleging potential liability or responsibility for violation of any Environmental Law that has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (including for this purpose taking into account any reserves).

(b) Except as otherwise set forth in Schedule 4.12 or where such status or condition could not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and have never been any underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently owned or operated by any Loan Party or any of its Subsidiaries; (v) neither any Loan Party nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (vi) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that would not reasonably expected to result in liability to any Loan Party.

4.13. Reserved.

4.14. Reserved.

4.15. Reserved.

4.16. Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and will not omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on January 31, 2013 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17. Reserved.

4.18. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”); and (c) the Proceeds of Crime Money Laundering and Terrorist Finance Act (Canada) and the regulations promulgated thereunder. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19. Reserved.

4.20. Taxes. All material federal, state, provincial, local and other tax returns required to have been filed with respect to each Loan Party and each Restricted Subsidiary of each Loan Party have been filed (or extensions have been obtained), and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

4.21. Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22. Investment Company Act. None of Parent, any Person controlling Parent, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or is subject to regulation under the Investment Company Act.

4.23. OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Revolving Loan (including any Swing Loan, Protective Advance or Overadvance) or any Letter of Credit will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24. Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Restricted Subsidiaries which arises out of or under any collective bargaining agreement and that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar Laws, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, where such violations have or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All material payments due from Parent or its Restricted Subsidiaries on account of wages and employee health and welfare insurance, employer and employee deductions and premiums and other benefits have been paid or accrued as a liability on the books of Parent, where the failure to do so, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

4.25. Reserved.

4.26. Eligible Accounts. As to each Account that is identified by any Borrower as an Eligible Account in a US Borrowing Base Certificate or a Canadian Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to one or more of the Borrowers, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.27. Eligible Inventory. As to each item of Inventory that is identified by any Borrower as Eligible Inventory in a US Borrowing Base Certificate or a Canadian Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.28. Locations of Inventory and Equipment. As of the Effective Date, the Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties are not stored with a bailee, warehouseman, or similar party other than those identified on Schedule 4.28(a) and are otherwise located only at, or in-transit between or to, the locations identified on Schedule 4.28(b).

4.29. Inventory Records. Each Loan Party keeps correct and accurate records in all material respects itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

4.30. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.31. Insurance. The properties of the Loan Parties are insured with financially sound insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Parent or the applicable Loan Party operates.

4.32. Common Enterprise. Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Certain Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors (including inter alia, the payment by Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors). Borrowers and Guarantors have the same chief executive office, centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors.

5. AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Restricted Subsidiaries to comply with each of the following:

5.1. Financial Statements, Reports, Certificates.

(a) (i) Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (ii) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Parent or such Subsidiary, as the case may be, and (iii) cause each Subsidiary of a Loan Party to have the same fiscal year as Parent.

(b) Documents required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 5.1; or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided, that: (i) upon the written request of Agent, Parent shall deliver paper copies of such documents to Agent or any Lender that requests Parent to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (ii) Parent shall notify Agent (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Parent shall be required to provide paper copies of the Compliance Certificates required by this Section 5.1 to Agent. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c) Parent hereby acknowledges that (i) Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Parent hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent hereby agrees that so long as Parent is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” Parent shall be deemed to have authorized Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Parent or its securities for purposes of United States federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 17.9); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

5.2. Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and establish a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3. Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business where the failure to do so has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, no Loan Party or any of its Restricted Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s Board of Directors (or similar governing body) shall determine that the failure to preserve it could not reasonably be expected to result in a Material Adverse Effect.

5.4. Maintenance of Properties. Maintain and preserve all of its assets that are necessary for the proper conduct of its business in good working order and condition, except for (a) ordinary wear, tear, and casualty, (b) Permitted Dispositions, or (c) in the case of assets other than the First Lien Collateral where the failure to do so has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and comply with the provisions of all leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, (i) unless such provisions are the subject of a Permitted Protest, or (ii) where the failure to so comply has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5. Taxes. Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. Parent will and will cause each of its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, provincial and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Loan Party and its Subsidiaries have made such payments or deposits.

5.6. Insurance. At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ assets wherever located, covering liabilities, losses or damage as customarily are insured against by other Persons engaged in the same or similar businesses. All such policies of insurance shall be with financially sound insurance companies and in such amounts (after giving effect to any self-insurance maintained consistent with the standards provided for herein) as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event, as to any First Lien Collateral, in amounts, adequacy and scope reasonably satisfactory to Agent (and Agent acknowledges that based on the information provided to it on or prior to the date hereof with respect thereto, as to insurance coverage for the First Lien Collateral in effect on the date hereof, the amounts, adequacy and scope are reasonably satisfactory to it). All property insurance policies covering the Collateral are to be made payable to Agent, as its interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard noncontributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at such Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $3,000,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7. Inspection, Field Examinations, and Appraisals. Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Event of Default exists and is continuing, with reasonable prior notice to Administrative Borrower all at such times and intervals as Agent may request, all at Borrower’s expense, in each case subject to Section 17.9; provided, that, (a) as to field examinations, there shall be (i) no more than one (1) field examination in any twelve (12) month period at the expense of Borrowers so long as (A) Excess Availability during such twelve (12) month period is not less than twenty percent (20%) of the Maximum Credit or (B) US Excess Availability is not less than seventeen and one-half percent (17.5%) of the Maximum Credit for any three (3) consecutive Business Days during such twelve (12) month period, (ii) no more than three (3) field examinations in any twelve (12) month period at the expense of Borrowers if at any time Excess Availability or US Excess Availability during such twelve (12) month period is less than the applicable amount specified in clause (a)(i) above, and (iii) such other field examinations as Agent may request at any time an Event of Default exists or has occurred and is continuing at the expense of Borrowers or otherwise at any other times during usual business hours and upon reasonable prior notice at the expense of Agent and Lenders to conduct such field examinations in accordance with Agent’s customary practices and procedures and (b) as to appraisals, there shall be (i) no more than one (1) appraisal of each type of Collateral in any twelve (12) month period at the expense of Borrowers so long as (A) Excess Availability during such twelve (12) month period is not less than fifteen percent (15%) of the Maximum Credit or (B) US Excess Availability is not less than twelve and one-half percent (12.5%) of the Maximum Credit for any three (3) consecutive Business Days during such twelve (12) month period, (ii) no more than two (2) appraisals of each type of Collateral in any twelve (12) month period at the expense of Borrowers if at any time Excess Availability or US Excess Availability during such twelve (12) month period is less than the applicable amount specified in clause (b)(i) above, and (c) such other appraisals as Agent may request at any time a Default or an Event of Default exists or has occurred and is continuing at the expense of Borrowers or otherwise at any other times during usual business hours and upon reasonable prior notice at the expense of Agent and Lenders, with such appraisals to be performed in accordance with Agent’s customary practices and procedures.

5.8. Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect.

5.9. Environmental.

(a) Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens where the failure to do so, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect,

(b) Comply with Environmental Laws where the failure to do so, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect, and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries where any such release, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect, and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law where the failure to do so, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect, and

(d) Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority where any such violation, citation or other administrative order, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

5.10. Reserved.

5.11. Further Assurances.

(a) At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary (other than a Subsidiary organized or incorporated under the laws of a jurisdiction other than a State of the United States, the United States, the District of Columbia, or a Province or Territory of Canada or Canada and other than any Excluded Subsidiary or an Unrestricted Subsidiary) after the Effective Date, such Loan Party shall (i) within thirty (30) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to Agent a joinder agreement to this Agreement, the Guaranty and the Security Agreement, together with such other security documents, appropriate financing statements, and supplements and amendments hereto, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant

Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary constituting First Lien Collateral, and a second priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary constituting Second Lien Collateral, in each case, including to make such Subsidiary a party to this Agreement as a “Borrower” if so agreed by Administrative Borrower and Agent, and otherwise as a “Guarantor”; provided, that, the foregoing shall not be required to be provided to Agent with respect to any Subsidiary of any Loan Party that is an Excluded Subsidiary, (ii) within thirty (30) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement or Canadian Security Documents) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided, that, only sixty-five percent (65%) of the total outstanding voting Equity Interests of any first tier Subsidiary of any Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged, and (iii) within sixty (60) days of such formation or acquisition (or such later date as permitted by Agent in its discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

(b) At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, security agreements, pledges, assignments, endorsements of certificates of title, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to perfect Agent’s Liens in all of the assets of Parent and its Subsidiaries constituting Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), other than Excluded Subsidiaries and Unrestricted Subsidiaries, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Parent or any of its Subsidiaries (other than Excluded Subsidiaries and Unrestricted Subsidiaries) refuses or fails to execute or deliver any reasonably requested Additional Documents related to any Collateral within a reasonable period of time following the request to do so, Parent (on behalf of itself and such Subsidiaries) hereby authorizes Agent to execute any such Additional Documents to the extent related to Collateral in the applicable Loan Party’s or such Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time so that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the Collateral of Parent and its Subsidiaries (other than the Excluded Subsidiaries and Unrestricted Subsidiaries) to the extent of, and in any event subject to, the exceptions and limitations provided for herein.

5.12. Second Lien Collateral.

(a) If at any time any Loan Party (other than an Excluded Subsidiary or an Unrestricted Subsidiary) grants a Lien to any Person on any of such Loan Party’s Equipment or Real Property as security for any Indebtedness incurred by such Loan Party to such Person (any such Person providing Indebtedness to a Loan Party is hereinafter referred to as a “Fixed Asset

Lender”), such Loan Party will, contemporaneously with such grant, (i) grant a Lien to Agent on such Equipment or Real Property (other than (a) the Spartech Fixed Assets and (b) Equipment or Real Property securing Permitted Purchase Money Indebtedness), junior only to the Lien granted to such Fixed Asset Lender on such Equipment or Real Property and other Permitted Liens, (ii) execute and/or deliver to Agent any and all financing statements, fixture filings, security agreements, mortgages, deeds of trust, hypothecs, charges, opinions of counsel, evidence of corporate (or other applicable) authority, and all other documents (the “Additional Second Lien Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected, Agent’s Lien in such Equipment or Real Property (other than (a) the Spartech Fixed Assets and (b) Equipment or Real Property securing Permitted Purchase Money Indebtedness), and (iii) execute and deliver to Agent, and cause to be executed and delivered to Agent by the applicable Fixed Asset Lender, an intercreditor agreement with respect to such Liens, in form and substance reasonably acceptable to Agent, or, in the case of Liens granted to a Fixed Asset Lender on the Spartech Fixed Assets, a mortgagee’s waiver with respect to such Spartech Fixed Assets, in form and substance reasonably acceptable to Agent. Any Equipment or Real Property that is subjected to a Lien in favor of a Fixed Asset Lender is hereinafter referred to as “Second Lien Collateral”).

(b) If any Second Lien Collateral consists of Material Real Property, the Additional Second Lien Documents will include, in addition to those specified in clause (a) above, policies of title insurance, ALTA surveys, and such additional documentation as Agent shall reasonably require in connection with the creation, perfection and priority of Agent’s Lien on such Material Real Property. In addition, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), then Parent shall, or shall cause each Loan Party to, maintain, or cause to be maintained, with a financially sound insurer, flood insurances with respect to such Mortgaged Property, as required by applicable Laws.

(c) Nothing contained in this Section 5.12 shall constitute a consent to the incurrence by any Loan Party of any Indebtedness other than Permitted Indebtedness or the existence of any Lien other than Permitted Liens.

5.13. Location of Inventory and Equipment. Keep each Loan Parties’ Inventory and Equipment (other than vehicles, Inventory and Equipment out for repair or in-transit) only at the locations identified on Schedule 4.28(a) and 4.28(b) and their chief executive offices only at the locations identified on Schedule 4.6(b) and any other locations, provided, that, (a) with respect to any location where Inventory or Equipment of the Loan Parties with a value in excess of $250,000 is or is to be located, Administrative Borrower shall provide written notice to Agent not less than ten (10) days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, (b) in the case of US Loan Parties, such new location is within the continental United States and in the case of Canadian Loan Parties, such new location is within Canada, (c) the aggregate amount of all Inventory at locations where Agent has not received such notice shall not exceed $2,500,000 and (d) at the time of such written notification, such Borrower uses its commercially reasonable efforts to provide Agent a Collateral Access Agreement with respect thereto. Borrowers agree that, except as Agent may otherwise determine, any Inventory at such new locations for which Agent has not received such written notice, shall not constitute Eligible Inventory.

5.14. Applications under Insolvency Statutes. Each Loan Party acknowledges that its business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors, and agrees that it shall not file any plan of arrangement under the CCAA or make any proposal under the BIA which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor as an “affected” creditor for purposes of such plan or proposal or otherwise.

5.15. Preparation of Environmental Reports. If the Required Lenders have a reasonable basis to believe, based on information that is publicly available or provided to the Administrative Agent or the Lenders, that a material Environmental Liability has arisen at or in connection with any Mortgaged Property, then at the written request of the Required Lenders, the Borrower shall cause to be prepared an environmental site assessment report for any such Mortgaged Property described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action required under any applicable Environmental Law in connection with any Hazardous Materials on such properties.

5.16. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.16, in each case within the time limits specified on such schedule (unless Agent, in its reasonable discretion, shall have agreed to any particular longer period).

6. NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Restricted Subsidiaries to do any of the following:

6.1. Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes.

(a) Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as on the date of any of the foregoing and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing:

(i) (A) any Non-Loan Party may merge, consolidate, amalgamate or liquidate with or into another Non-Loan Party, whether to effect a corporation reorganization or otherwise and (B) any Non-Loan Party or any Loan Party may merge, consolidate, amalgamate or liquidate with or into another Loan Party, including any such merger, consolidation or amalgamation, the purpose of which is to effect a corporate reorganization or to change the jurisdiction of Parent or any Subsidiary, so long as (1) in the case of any merger, consolidation or amalgamation of a Loan Party with a Non-Loan Party, the Loan Party is the surviving corporation and (2) in any merger, consolidation or amalgamation of a US Loan Party the survivor remains organized under the laws of a State within the United States and in the case of any Canadian Loan Party the survivor remains organized under the laws of a jurisdiction in Canada, and in any case the Loan Parties are in compliance with, and comply with, the Loan Documents,

(ii) any Loan Party may sell or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Parent or to another Loan Party,

(iii) any Non-Loan Party may dispose of all or substantially all its assets (including any disposition that is in the nature of a liquidation) to (A) another Non-Loan Party or (B) to a Loan Party, provided, that, other than Eligible Acquired Business Accounts and Eligible Acquired Business Inventory, any Accounts or Inventory acquired by a Borrower pursuant to such disposition shall not be Eligible Accounts or Eligible Inventory until such time as Agent shall have completed an Acceptable Field Exam with respect thereto and, in the case of Inventory of an Acquired Business, an Inventory appraisal, and such other due diligence reasonably requested by Agent, in a manner and with results reasonably satisfactory to Agent,

(iv) Parent and its Subsidiaries may consummate the Spartech Acquisition, subject to the provisions of clause (x) of the definition of the term Permitted Investments,

(v) in connection with any Permitted Acquisition, any Subsidiary of Parent may merge into, or consolidate or amalgamate with, any other Person or permit any other Person to merge into, or consolidate or amalgamate with, it; provided that (A) the Person surviving such merger, consolidation or amalgamation shall be a Subsidiary of Parent and (B) in the case of any such merger, consolidation or amalgamation to which any Loan Party (other than Parent) is a party, such Loan Party is the surviving Person, and

(vi) Parent and its Subsidiaries may consummate any Permitted Disposition, or

(b) suspend or terminate all or a substantial portion of its or their business, except as permitted pursuant to this Section 6.3 or in connection with the transactions permitted pursuant to Section 6.4.

6.4. Disposal of Assets. Convey, sell, lease, license, assign, transfer, or otherwise dispose of any assets of Parent or any of its Restricted Subsidiaries, except for Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.11.

6.5. Nature of Business. Engage in any business or activity if as a result thereof, the general nature of the business of Parent and its Restricted Subsidiaries, taken as a whole, would be changed in any material respect from the general nature of the business engaged in by them as of the Effective Date; provided, however, that the foregoing shall not prevent the acquisition by Parent or any of its Restricted Subsidiaries of, or the entry by Parent or any of its Restricted Subsidiaries into, any line of business that is related, complementary or a logical extension to the business in which they are engaged on the Effective Date.

6.6. Certain Payments of Debt and Amendments.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (including by sinking fund payment or other acquisition for value), or otherwise set aside or deposit funds with a trustee therefor or hold restricted cash for such purpose before the date required for the purpose of paying any portion of such Indebtedness when due) any of its Indebtedness, or make any payment in violation of any subordination terms of any Indebtedness, except with respect to:

(i) the Indebtedness hereunder or under the other Loan Documents,

(ii) as to payments in respect of any other Permitted Indebtedness not subject to the provisions below in this Section 6.6, regularly scheduled or mandatory repayments or redemptions as and when due in respect of such Indebtedness in accordance with the terms thereof (and in the case of Subordinated Debt if such payment is permitted at such time under the subordination terms and conditions set forth therein or applicable thereto),

(iii) the Indebtedness of any Non-Loan Party,

(iv) [Reserved],

(v) optional prepayments and redemptions of Indebtedness; provided, that, as to any such optional prepayment or redemption, each of the following conditions is satisfied:

(A) as of the date of such optional prepayment or redemption, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(B) (1) the daily average of the Excess Availability during the immediately preceding forty-five (45) consecutive day period shall have been not less than twenty percent (20%) of the Maximum Credit, (2) the Excess Availability at all times time during the immediately preceding forty-five (45) consecutive day period shall have been not less than ten percent (10%) of the Maximum Credit, (3) the daily average of the US Excess Availability during the immediately preceding forty-five (45) consecutive day period shall have been not less than fifteen percent (15%) of the Maximum Credit and (4) the US Excess Availability at all times time during the immediately preceding forty-five (45) consecutive day period shall have been not less than ten percent (10%) of the Maximum Credit, and after giving effect to any such payment in respect thereof, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability and the US Excess Availability shall be not less than the applicable amounts specified above,

(C) Agent shall have received reasonably satisfactory monthly projections for the period that is the lesser of six (6) months or until the end of the then current fiscal year after the date of such payment showing, on a pro forma basis after giving effect to the payment, (1) minimum Excess Availability at all times during such period of not less than twenty percent (20%) of the Maximum Credit and (2) minimum US Excess Availability at all times during such period of not less fifteen percent (15%) of the Maximum Credit; provided, that, this clause (C) shall not be applicable so long as: (x) the amount of any such prepayment or redemption is less than $20,000,000 and the aggregate amount of all such optional prepayments or redemption in any fiscal year of Parent are less than $30,000,000 and (y) at the time of making any such optional prepayment or redemption, the sum of the Excess Availability plus Qualified Cash is greater than $150,000,000, and

(D) Agent shall have received prior written notice of any such prepayment or redemption specifying the Indebtedness such prepayment or redemption is related to, the amounts and the anticipated date of the prepayment or redemption, provided, that, this clause (D) shall not be applicable so long as: (x) the amount of any such prepayment or redemption is less than $20,000,000 and the aggregate amount of all such optional prepayments or redemption in any fiscal year of Parent are less than $30,000,000 and (y) at the time of making any such optional prepayment or redemption, the sum of the Excess Availability plus Qualified Cash is greater than $150,000,000,

(vi) so long as no Default or Event of Default exists or has occurred and is continuing, optional prepayments of principal in respect of Indebtedness evidenced by the 2015 Notes,

(vii) the termination, satisfaction or defeasance of the Series G Guarantee,

(viii) prepayments in respect of Indebtedness with proceeds of Refinancing Indebtedness as permitted in the definition of the term Permitted Indebtedness,

(ix) optional prepayments and redemptions of Indebtedness solely with the proceeds of the issuance and sale of Equity Interests of Parent, provided, that, as of the date of any such prepayment or redemption, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and

(x) optional prepayments by a Loan Party of Indebtedness owing to another Loan Party, optional prepayments by a Non-Loan Party of Indebtedness owing to another Non-Loan Party and optional prepayments by a Non-Loan Party of Indebtedness owing to a Loan Party.

(b) directly or indirectly, to amend, modify, or change (or permit the amendment, modification or other change in any manner of) any of the terms or provisions of:

(i) any agreements, documents or instruments in respect of any Subordinated Debt or any agreements related to the Indebtedness permitted under clauses (b), (o), and (p) of the definition of Permitted Indebtedness, except (A) to the extent permitted under any intercreditor or subordination agreement applicable thereto or (B) with written notice to Agent prior to or contemporaneously therewith, any amendment, modification or other change to the terms thereof to make the terms thereof in any manner materially adverse to Agent or Lenders taken as a whole (it being understood that if the Weighted Average Life to Maturity of such Indebtedness after giving effect thereto is less than the Weighted Average Life to Maturity immediately prior to giving effect thereto in any material respect, or if the change is to make the covenants and events of default more restrictive or burdensome, in each case in any material respect taken as a whole as to any such amendments effective at or about the same time, or to adversely affect the ability of a Loan Party to borrow hereunder or to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, it shall in any event be so materially adverse) and in the case of Subordinated Debt, only after prior written notice to Agent, or

(ii) the Governing Documents of any Loan Party, except for amendments, modifications or other changes that are not materially adverse to Agent and Lenders taken as a whole and do not adversely affect in any material respect the ability of a Loan Party to borrow hereunder or to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents.

6.7. Burdensome Agreements. Enter into or permit to exist any encumbrance or restriction (other than this Agreement or any other Loan Document, or documents governing the 2015 Notes, the 2020 Notes, the Current Notes and the Series G Guarantee) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to or invest in any Loan Party, (ii) of any Subsidiary to guarantee the Indebtedness of any Loan Party or (iii) of Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, that, this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Permitted Purchase Money Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that, this Section 6.7 shall not prohibit (i) restrictions contained in any agreement in effect (A) (1) on the date hereof and set forth on Schedule 6.7 and (2) to the extent the restrictions permitted by clause (1) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Refinancing Indebtedness in respect of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (a) or (b) that are contained in such agreement or (B) at the time any Subsidiary becomes a Subsidiary of Parent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Parent, (ii) restrictions that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restriction was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) restrictions that arise in connection with any Permitted Disposition, (iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments, (v) any restrictions imposed by any agreement related to Indebtedness constituting Permitted Indebtedness under clause (r) of the definition of such term or Refinancing Indebtedness with respect thereto, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement and in any event permit Liens on the Collateral to secure the Obligations, (vi) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (vii) comprise restrictions or Liens imposed by any agreement relating to Permitted Purchase Money Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness or (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest.

6.8. Restricted Payments. Declare or make, or pay, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary of Parent may make Restricted Payments to a Loan Party,

(b) each Non-Loan Party may make Restricted Payments to another Non-Loan Party or to a Loan Party,

(c) Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests of such Person (other than Disqualified Equity Interests),

(d) Parent and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests,

(e) any Subsidiary of Parent may pay or make distributions to Parent that are used to make substantially contemporaneous payments to, and Parent may make payments to, repurchase or redeem Equity Interests and options to purchase Equity Interests of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent pursuant to any management equity subscription agreement, employee agreement or stock option agreement or other agreement with such officer, director or employee or former officer, director or employee; provided, that, the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not in any fiscal year of Parent exceed $2,000,000,

(f) Parent may repurchase its Equity Interests to the extent such repurchase is deemed to occur upon (i) the non-cash exercise of stock options to the extent such Equity Interests represents a portion of the exercise price of such options and (ii) the withholding of a portion of such Equity Interests to pay taxes associated therewith,

(g) the purchase of fractional shares of Equity Interests of Parent or any Subsidiary arising out of stock dividends, splits or combinations or business combinations,

(h) Loan Parties may make other Restricted Payments not otherwise expressly provided for in this Section 6.8 in the case of any such Restricted Payments, provided, that, each of the following conditions is satisfied:

(i) as of the date of such Restricted Payment, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) (A) the daily average of the Excess Availability during the immediately preceding forty-five (45) consecutive day period shall have been not less than twenty percent (20%) of the Maximum Credit, (B) the Excess Availability at all times during the immediately preceding forty-five (45) consecutive day period shall have been not less than ten percent (10%) of the Maximum Credit, (C) the daily average of the US Excess Availability during the immediately preceding forty-five (45) consecutive day period shall have been not less than fifteen percent (15%) of the Maximum Credit, and (D) the US Excess Availability at all times during the immediately preceding forty-five (45) consecutive day period shall have been not less than ten percent (10%) of the Maximum Credit, and after giving effect to any such Restricted Payment in respect thereof, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability and the US Excess Availability shall be not less than the applicable amounts specified above,

(iii) Agent shall have received reasonably satisfactory monthly projections for the period that is the lesser of six (6) months or until the end of the then current fiscal year after the date of such Restricted Payment showing, on a pro forma basis after giving effect to the Restricted Payment, (A) minimum Excess Availability at all times during such period of not less than twenty percent (20%) of the Maximum Credit and (B) minimum US Excess Availability at all times during such period of not less fifteen percent (15%) of the Maximum Credit, provided, that, this clause (iii) shall not be applicable in respect of the repurchase by Parent of its Equity Interests so long as the aggregate amount of all such Restricted Payments in the 2013 and 2014 fiscal years of Parent are less than the lesser of $250,000,000 and the fair market value of 10,000,000 shares of common Equity Interests of Parent, or are less than $40,000,000 in any fiscal year after the 2014 fiscal year, and

(iv) Agent shall have received prior written notice of any such Restricted Payment specifying the amounts, the type of payment (such as dividend, repurchase of shares, redemption of shares or other type), the shares in respect of which the dividend is being paid or the shares that are being repurchased or redeemed and the anticipated date of the payment (or, if prior written notice is not required pursuant to the following proviso, Administrative Borrower shall use commercially reasonable efforts to provide Agent notice within five (5) Business Days after such Restricted Payment is made), provided, that, (A) the prior written notice required under this clause (iv) shall not be applicable so long as the aggregate amount of all such Restricted Payments made during the 2013 and 2014 fiscal years of Parent are less than the lesser of $250,000,000 and the fair market value of 10,000,000 shares of common Equity Interests of Parent, (B) at all times after the aggregate amount of all such Restricted Payments made during the 2013 and 2014 fiscal years of Parent exceeds $40,000,000, Agent shall receive written notice from Administrative Borrower within three (3) Business Days after the end of each month during the 2013 and 2014 fiscal years of Parent, of all such Restricted Payments made during such month and (C) the prior written notice required under this clause (iv) shall not be applicable in any of the 2015, 2016, 2017 or 2018 fiscal years of Parent, so long as the aggregate amount of all such Restricted Payments made during such fiscal year are less than $40,000,000;

provided, that if a Restricted Payment under this clause (h) constituting a dividend would satisfy the foregoing conditions at the time such Restricted Payment is declared by Parent, it may be paid by Parent within 100 days of the date of declaration, regardless of whether the foregoing conditions would be satisfied at the time of payment, provided, that the full amount of such Restricted Payment has been the subject of a reserve thereof from the time of declaration through the time of payment, to the extent required under Section 2.1(e) of the Agreement, and

(i) any transaction permitted under Section 6.3 or a Permitted Disposition to the extent constituting a Restricted Payment.

6.9. Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be permitted under, and in accordance with, GAAP); provided, that, in the event of any such modification or change to the method of accounting after the date hereof that affects the covenants in Section 7 hereof, Administrative Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower request that Agent and Administrative Borrower negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such modification or change (subject to the approval of the Required Lenders); provided, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with the method of accounting under GAAP prior to such modification or change and (b) Administrative Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such modification or change.

6.10. Investments. Directly or indirectly, make or acquire any Investment, except for Permitted Investments.

6.11. Transactions with Affiliates. Directly or indirectly, enter into any transaction of any kind with an Affiliate of Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to Parent or such Subsidiary than Parent or such Subsidiary would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except for:

(a) any employment, consulting, severance or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of such Parent or such Subsidiary,

(b) transactions exclusively between or among Loan Parties (or any person becoming a Loan Party upon the consummation of such transaction), and transactions exclusively between or among Non-Loan Parties (or any Person becoming a Subsidiary of Parent upon the consummation of such transaction), provided that such transactions are not otherwise prohibited by this Agreement, and

(c) the direction by Parent of the environmental remediation activities with respect to certain Real Property of Altona Properties Pty Ltd., and including making arrangements for the payment of the costs of remediation with the proceeds of Permitted Investments by Parent and its Subsidiaries in such Person.

6.12. Use of Proceeds. Use the proceeds of any Loan made hereunder for any purpose other than (a) on the Effective Date, (i) to replace by amendment and restatement the Existing Obligations, (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement and the other Loan Documents and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and general corporate purposes, including without limitation to finance Permitted Acquisitions, Permitted Investments and the Spartech Acquisition; provided, that no part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

6.13. Specified Canadian Pension Plans. Maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan.

6.14. Designation of Senior Debt. Designate any Indebtedness (other than the Indebtedness under the Loan Documents) of Parent or any of its Subsidiaries as “Designated Senior Debt” (or any similar term) under, and as defined in, any Subordinated Debt.

6.15. 2020 Notes and Current Notes. Permit or give rise to any Indebtedness or obligation that will require the granting of a Lien to holders of the 2020 Notes or the Current Notes.

7. FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

7.1. Fixed Charge Coverage Ratio. At any time that (i) Excess Availability is less than ten percent (10%) of the Maximum Credit for any one (1) Business Day, (b) US Excess Availability is less than seven and one-half percent (7.5%) of the Maximum Credit for any (1) one Business Day, (c) Excess Availability is less than twelve and one-half percent (12.5%) of the Maximum Credit for any three (3) consecutive Business Days or (d) US Excess Availability is less than ten percent (10%) of the Maximum Credit for any three (3) consecutive Business Days, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis), for the most recently ended period of twelve (12) consecutive months for which Agent has received financial statements, shall not be less than 1.00 to 1.00.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. Non-Payment. Borrowers or any other Loan Party fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the principal of the Obligations (b) pay within three (3) days after the same becomes due, any of the Obligations consisting of interest, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document.

8.2. Specific Covenants. Any Loan Party or any of its Restricted Subsidiaries fails to perform or observe any covenant or other agreement contained in any of (a) Sections 5.1, 5.2, 5.3 (solely as it relates to good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower as required by such Section), 5.11(a), or 5.13, of this Agreement, (b) Sections 6.1 through 6.15 of this Agreement, (c) Section 7 of this Agreement, (d) Sections 3.4, 6.2(b) and (d), 6.3 and 6.4 of the Security Agreement, or (e) Sections 3.4, 6.2(b) and (d), 6.3 and 6.4 of the Canadian Security Agreement.

8.3. Other Defaults.

(a) Any Loan Party fails to perform or observe any covenant or other agreement contained in Section 5.13 of this Agreement, and such failure continues for a period of five (5) Business Days in the case of a new location of a chief executive office or of Inventory having a value in excess of $250,000 (or if the Inventory for which Agent has failed to receive notice of the location exceeds $2,500,000 in the aggregate).

(b) Any Loan Party or any of its Restricted Subsidiaries fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (a) an Authorized Officer of any Loan Party becoming aware of such default or (b) receipt by such Loan Party of notice from Agent or any Lender of such default.

8.4. Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is qualified as to materiality or Material Adverse Effect shall be incorrect or misleading and any of the same that is not so qualified shall be incorrect or misleading in any material respect, in each case when made or deemed made.

8.5. Cross-Default. Any Loan Party or any of its Restricted Subsidiaries (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $35,000,000, or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (including the beneficiary or beneficiaries of any Indebtedness arising pursuant to a guarantee, or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (whether or not exercised), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or otherwise to become payable or cash collateral in respect thereof to be demanded, provided, that, this Section shall not apply to secured Indebtedness that becomes due (and is paid in full and otherwise discharged within five (5) Business Days of initially becoming due (as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness.

8.6. Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any Insolvency Proceeding or any Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occurs: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein.

8.7. Inability to Pay Debts; Attachment. (a) Any Loan Party or any of its Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy or a stay of enforcement thereof is not in effect.

8.8. Judgments. There is entered against any Loan Party or any of its Restricted Subsidiaries (a) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $35,000,000 or which in the aggregate with the amounts of any liabilities described in Section 8.9 below, exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute or decline coverage), or (b) any one or more final judgments other than for the payment of money, that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order, (ii) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which the same is not discharged, satisfied, vacated, or bonded pending appeal, or (iii) a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

8.9. ERISA. (a) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount in excess of the $35,000,000, or which in the aggregate with amounts described in Section 8.8 and Section 8.9(b) below, are in excess of $50,000,000 or (b) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA in an aggregate amount in excess of $35,000,000, or which in the aggregate with amounts described in Section 8.8 and Section 8.9(a) above, are in excess of $50,000,000.

8.10. Invalidity of Loan Documents. The validity or enforceability of any provisions of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent or other than as a result of a transaction expressly permitted hereunder or after the payment in full of the Obligations) cease to be in full force and effect or be declared to be null and void, or any Loan Party or its Subsidiaries purport to revoke, terminate or rescind any provision of any Loan Document, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

8.11. Change of Control. There occurs any Change of Control.

8.12. Collateral Documents. The Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens that have priority, first priority Lien on (a) any of the First Lien Collateral purported to be covered thereby or (b) Second Lien Collateral, if any, in any one case or in the aggregate as to such Second Lien Collateral under this clause (b), having a fair market value in excess of $35,000,000 (except in each case as a result of a transaction permitted under this Agreement), or the subordination provisions contained in any agreement related to any Subordinated Debt shall cease to be in full force and effect or to give Agent or Lenders the rights, powers and privileges purported to be created thereby.

8.13. Forfeiture of Collateral. The indictment by any Governmental Authority, or indictment threatened in writing, by any Governmental Authority of any Loan Party of which any Loan Party or Agent receives notice, as to which there is a reasonable possibility of an adverse determination, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Loan Party, in each case pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (a) any of the First Lien Collateral, (b) any of the Second Lien Collateral, in any one case or in the aggregate as to such Second Lien Collateral under this clause (b), having a value in excess of $35,000,000 or (c) any other property of any Loan Party which is necessary or material to the conduct of its business.

9. RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Revolving Loans, (ii) the obligation of Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.6, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Loan Party.

At any time that (i) there is a “Guarantor Event of Default” (as defined in the Series G Guarantee) or (ii) an “Event of Default” (as defined in the Note Purchase Agreement with respect to the Series G Notes) or (iii) any other event or occurrence that gives rise to the rights or remedies of any holder or holders of the Series G Notes (or party or parties entitled to the benefit of the Series G Guarantee) that are the same (or substantially the same or in any event requires payment under the Series G Guarantee) as the events described in clauses (i) and (ii), or (iv) in the event of the actual exercise by any of the holders of the Series G Notes or other party entitled to the benefit of the Series G Guarantee of any rights or remedies under the terms of the Series G Guarantee or the Series G Guarantee Security Agreement or otherwise as a secured creditor (including as the holder of a judgment lien) of any Loan Party against a material portion of the Collateral (provided, that, such exercise is not subject to any stay or otherwise enjoined at the time of the payment referred to below), Agent may, at its election, or at the direction of Required Lenders shall, (a) in the event that the Company is required to make a payment under Section 2.1 of the Series G Guarantee, make payment of all amounts owing under or in respect of the Series G Guarantee to any such holders or beneficiaries (or agent or other representative of such holders or beneficiaries) or to any court to hold for the benefit of such holders or beneficiaries or (b) in the event of a Guarantor Event of Default, purchase on behalf of the Company the Series G Notes as provided in Section 2.2 of the Series G Guarantee, in which case such Series G Notes shall become the property of the Company. In the event that the payment is a result of a Guarantor Event of Default, then to the extent that such payment may be deemed a purchase of the Series G Notes under Section 2.2 of the Series G Guarantee, the Series G Notes so purchased shall be the property of the Company.

Upon such payment, the amount of the Series G Guarantee Reserve shall be reduced by the amount of such payment and such payment shall be deemed a Revolving Loan hereunder and part of the Obligations, notwithstanding the existence of any Event of Default or the failure of any other condition precedent. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Agent is authorized by Borrowers and the Lenders to make such Revolving Loans. Such Revolving Loans shall bear interest at the rate applicable to Base Rate Loans.

Loan Parties waive any claims against Agent and Lenders in connection with any such payment and agree not to assert any claims against Agent or any Lender in connection with such payment, except in the case of gross negligence or willful misconduct of Agent or such Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

9.2. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3. Appointment of a Receiver. Upon the occurrence and during the continuance of an Event of Default, Agent may seek the appointment of a receiver, manager or receiver and manager (a “Receiver”) under the Laws of Canada or any province thereof to take possession of all or any portion of the Collateral of any Loan Party or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing. Any such Receiver shall, to the extent permitted by law, so far as concerns responsibility for his/her acts, be deemed to be an agent of such Loan Party and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or nonfeasance on the part of any such Receiver, or his/her servants or employees, absent the gross negligence, bad faith or willful misconduct of the Agent or the Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of any Loan Party, to preserve Collateral of such Loan Party or its value, to carry on or concur in carrying on all or any part of the business of such Loan Party and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of such Loan Party. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including a Loan Party, enter upon, use and occupy all premises owned or occupied by a Loan Party wherein Collateral of such Loan Party may be situated, maintain Collateral of a Loan Party upon such premises, borrow money on a secured or unsecured basis and use Collateral of a Loan Party directly in carrying on such Loan Party’s business or as security for loans or advances to enable the Receiver to carry on such Loan Party’s business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent. Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Lenders. Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

9.4. Collection Allocation Mechanism.

(a) On the first date after the Effective Date on which there shall occur an Event of Default under Section 8.6 or the acceleration of Obligations pursuant to Section 9 (the “CAM Exchange Date”), (i) each Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Agent in accordance with Section 2.2(b) or 2.2(e)) participations in the Swing Loans, in an amount equal to such Lender’s Pro Rata Share of each US Swing Loan outstanding on such date, (ii) each Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Agent in accordance with Section 2.9) participations in the Obligations with respect to each Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit, and (iii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Revolving Loans and participations in the Swing Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Revolving Loan and the Obligations with respect to each Swing Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations, Guaranties and Collateral of each Loan Party in respect thereof), such Lender shall hold an interest in every one of the Revolving Loans and a participation in all of the Obligations in respect of Swing Loans and Letters of Credit (including the Obligations, Guaranties and Collateral of each Loan Party in respect thereof), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof (the foregoing exchange being referred to as the “CAM Exchange”). Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Revolving Loan or any participation in any Swing Loan or Letter of Credit. Each Loan Party agrees from time to time to execute and deliver to the Agent all such promissory notes and other instruments and documents as the Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Revolving Loans hereunder to the Agent against delivery of any promissory notes evidencing its interests in the Revolving Loans so executed and delivered; provided, that, the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Obligations related to the Revolving Loans, the Letters of Credit and the Swing Loans, and all fees, costs and expenses arising out of or related to any of the foregoing, in each case as provided in the Loan Documents, and each distribution made by the Agent in respect of such Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Agent for distribution to the Lenders in accordance herewith.

(c) The provisions of this Section 9.4 are solely an agreement among the Lenders and Agent for the purpose of allocating risk and the Loan Parties have no additional obligations with respect thereto.

(d) For purposes of this Section 9.4, “CAM Percentage” means, as to each Lender, a fraction, expressed as a percentage, of which (i) the numerator shall be the US Dollar Equivalent of the aggregate amount of any Obligations owed to such Lender pursuant to the Loan Documents in respect of Revolving Loans, Letters of Credit and Swing Loans (including, without duplication, as to participations in Letters of Credit and Swing Loans), and fees, costs and expenses with respect to any of the foregoing, whether or not then due and payable, in each case immediately prior to the CAM Exchange Date, and (ii) the denominator shall be the US Dollar Equivalent of the aggregate amount of any Obligations owed to Lenders pursuant to the Loan Documents in respect of Revolving Loans, Letters of Credit and Swing Loans (including, without duplication, as to participations in Letters of Credit and Swing Loans), and fees, costs and expenses with respect to any of the foregoing, whether or not then due and payable, in each case immediately prior to the CAM Exchange Date.

10. WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group pursuant to the Loan Documents on which such Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code and the PPSA, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3. Indemnification. Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of one counsel retained by Agent on behalf of the Indemnified Persons, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that, the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents as determined pursuant to a final non-appealable order of a court of competent jurisdiction. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Loan Parties or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Loan Parties:	PolyOne Corporation 33587 Walker Road Avon Lake, Ohio 44012 Attn: Treasurer Fax No. (440) 930-3064

With copies to:	PolyOne Corporation 33587 Walker Road Avon Lake, Ohio 44012 Attn: Secretary Fax No. (440) 930-3064

If to Agent:	Wells Fargo Capital Finance, LLC One Boston Place Boston, Massachusetts 02108 Attn: Portfolio Manager - PolyOne Fax No. (617) 523-307

With copies to:	Goldberg Kohn Ltd. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: David L. Dranoff, Esq. Fax No. (312) 863-7439

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR

ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) Any Lender may at any time assign to one or more Eligible Transferees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Obligations at the time owing to it and its participation interests in Letters of Credit, Swing Loans and Overadvances), provided, that, any such assignment shall be subject to the following conditions:

(i) The aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Obligations of the assigning Lender subject to such assignment shall be not less than $5,000,000, unless the Agent otherwise consents, except that such minimum amount shall not apply to (A) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender or an Related Fund or (B) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or (C) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or Obligations at the time owing to it;

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii) No consent shall be required for any assignment except: (A) the consent of Administrative Borrower shall be required, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that (1) Administrative Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within ten (10) Business Days after having received notice thereof and (2) no consent of Administrative Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, a Related Fund or, if an Event of Default has occurred and is continuing and (B) the consent of the Agent shall be required, other than for an assignment to another Lender, an Affiliate of a Lender or a Related Fund;

(iv) The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing fee of $3,500, provided, that Agent may, in its discretion, elect to reduce or waive such processing fee in the case of any assignment, and the assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire in a form reasonably satisfactory to Agent;

(v) No such assignment shall be made to (A) a Loan Party or an Affiliate of a Loan Party, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or one of its Subsidiaries, (C) a natural Person and (D) any holder of Subordinated Debt of a Loan Party to the extent Agent has written notice that such Person is a holder of such Subordinated Debt; and

(vi) Borrowers and Agent may continue to deal solely and directly with a Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (B) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with this Section 13.1(b) and the satisfaction of the other conditions herein.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that, nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such

Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that, (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Loan Parties, the Collections of Loan Parties, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that, no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that, (i) no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby (which, in the case of all clauses below except clauses (A), (B) and (C), will require the consent of all Lenders), and all of the Loan Parties that are party thereto, do any of the following:

(A) increase the amount of or extend the expiration date of any Commitment of any Lender,

(B) extend, postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to any Lender hereunder or under any other Loan Document,

(C) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable to any Lender hereunder or under any other Loan Document (except (1) in connection with the waiver of applicability of Section 2.4(b) (which waiver shall be effective with the written consent of the Required Lenders), and (2) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(D) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(E) amend, modify, or eliminate Section 15.11,

(F) release Agent’s Lien in and to any of the Collateral, except as permitted by Section 15.11,

(G) amend, modify, or eliminate the definition of “Supermajority Lenders”, “Required Lenders” or “Pro Rata Share”,

(H) except as otherwise permitted by Section 15.11(a), contractually subordinate any of Agent’s Liens,

(I) release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, except in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents,

(J) amend, modify, or eliminate any of the provisions of Section 2.2(d) or Section 2.3(b)(i), (ii) or (iii), Section 2.3(c)(i), or Section 3.1,

(K) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or

(ii) no such waiver, amendment, or consent shall, unless in writing and signed by the Supermajority Lenders, amend, modify, or eliminate the definition of US Borrowing Base or Canadian Borrowing Base or any of the defined terms that are used in such definition (including the definitions of Eligible Accounts and Eligible Inventory) to the extent that any such change results in more credit being made available to Borrowers based upon the US Borrowing Base or Canadian Borrowing Base, but not otherwise, or the definitions of US Maximum Credit or Canadian Maximum Credit, or change Sections 2.1(e) or (f) (but exclusive of the right of Agent to eliminate or reduce the amount of reserves).

(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the consent of Loan Parties and Lenders shall not be required for the exercise by Agent of any of its rights under this Agreement in accordance with the terms of this Agreement with respect to reserves, or the US Borrowing Base or Canadian Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Inventory) that are used therein.

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,

(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i)(A), (B) or (C),

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Loan Party of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that, unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. To the extent any Loan Parties are required to reimburse Agent for such Lender Group Expenses, Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank

Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that, no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. Notwithstanding anything to the contrary contained herein, Lenders shall be liable and indemnify Agent-Related Persons only for Indemnified Liabilities and other costs and expenses that relate to or arise from an Agent-Related Person acting as or for Agent (in its capacity as Agent). The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.

15.9. Successor Agent. Agent may resign as Agent upon thirty (30) days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no

Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent from among Lenders (unless no Lender is willing to accept such appointment, then otherwise as Agent determines). If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Loan Party certifies to Agent that the sale or disposition is not prohibited by Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its Lien on any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Loan Documents, including any intercreditor agreement, or (vi) constituting property leased to a Loan Party under a lease that has expired or is terminated, or (vii) subject to Section 14.1 and the Security Agreement, if the release is approved, authorized or ratified in writing by the Required Lenders. In no event shall the consent or approval of an Issuing Lender to any release of Collateral be required. Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral. Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that, (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (A) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code or other bankruptcy or insolvency laws, including under Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code or the PPSA, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

(c) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by a Loan Party or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent and only to the extent it is lawfully entitled to do so, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any Deposit Accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that, to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. Notwithstanding anything to the contrary contained herein, to the extent that cash collateral has been specifically pledged by a Borrower to a Lender prior to the date hereof to secure the Bank Product Obligations owing to such Lender, such Lender may apply such cash collateral to such Bank Product Obligations, after notice to Agent, and shall only be required to comply with this Section 15.12(b) as to such cash collateral to the extent that the amount of such cash collateral exceeds the applicable Bank Product Obligations.

15.13. Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or in accordance with the PPSA can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider). Each Lender hereby authorizes Agent, on behalf of such Lender, to execute the certain First Amendment to Security Agreement of even date herewith among Agent and the US Loan Parties, the certain First Amendment to Security Agreement of even date herewith among Agent and the Canadian Loan Parties and each other amendment to a Loan Document to be executed and delivered on the Effective Date.

15.16. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

(a) By becoming a party to this Agreement, each Lender:

(i) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(ii) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,

(iv) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who obtains all or part of any Report through the indemnifying Lender.

(b) In addition to the foregoing, any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or any Subsidiary of Parent to Agent that has not been contemporaneously provided by Parent or its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (i) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (ii) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17. Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding or other Insolvency Proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Obligations or amounts owing in respect of Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations and all other Obligations (other than obligations under Bank Products to which Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Lender and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Issuing Lender and Agent and their respective agents and counsel and all other amounts due Lenders, Issuing Lender and Agent allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and Issuing Lender, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.

(iii) Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

15.18. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.19. Appointment for the Province of Quebec. Without prejudice to Section 15.1 above, each member of the Lender Group hereby appoints WFCF as the person holding the power of attorney (fonde pouvoir) of the Lender Group as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any of the Borrowers or Guarantors granting a hypothec pursuant to the laws of the Province of Quebec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed. All of the Lender Group hereby additionally appoints Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group (a) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding any other applicable law, and (b) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Borrower or Guarantor pursuant to the laws of the Province of Quebec and creating a pledge of the Bond as security for the payment and performance of, inter alia, the Obligations. In this respect, (i) Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the members of the Lender Group for and on behalf of whom the Bond is so held from time to time, and (ii) each of the members of the Lender Group will be entitled to the benefits of any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets. WFCF, in such aforesaid capacities shall (A) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to WFCF, as fonde de pouvoir, with respect to the property or assets charged under the Deed of Hypothec and to Agent with respect to the property and assets changed under the Pledge, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Group, the Borrowers or the Guarantors. The execution prior to the date hereof by WFCF, as fonde de pouvoir, or Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the laws of the Province of Quebec (Canada) is hereby ratified and confirmed. The constitution of WFCF as the Person holding the power of attorney (fonde de pouvoir), and of Agent, as agent, mandatary, custodian and depositary with respect to any bond that may be issued and pledged from time to time to Agent for the benefit of the Lender Group, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any of the Lender Group’s rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Acceptance Agreement or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent hereunder.

15.20. Authorization. Each Lender hereby (i) consents to the establishment of the priority of the Liens provided for in the 2015 Note Intercreditor Agreement and the Series G Guarantee Lien Acknowledgement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the 2015 Note Intercreditor Agreement, (iii) authorizes and instructs Agent to enter into the 2015 Note Intercreditor Agreement and the Series G Guarantee Lien Acknowledgement on behalf of such Lender and agrees that Agent may take such actions on its behalf as is contemplated by the terms of the 2015 Note Intercreditor Agreement and the Series G Guarantee Lien Acknowledgement, and (iv) acknowledges (or is deemed to acknowledge) that a copy of the 2015 Note Intercreditor Agreement and the Series G Guarantee Lien Acknowledgement was delivered, or made available, to such Lender and it has received and reviewed such agreements. In the event of any conflict between the terms of the 2015 Note Intercreditor Agreement and any of the other Loan Documents, the terms of the 2015 Note Intercreditor Agreement shall govern and control except as expressly set forth in the 2015 Note Intercreditor Agreement. In the event of any conflict between the terms of the Series G Guarantee Lien Acknowledgement and any of the other Loan Documents, the terms of the Series G Guarantee Lien Acknowledgement shall govern and control except as expressly set forth in the Series G Guarantee Lien Acknowledgement.

16. WITHHOLDING TAXES.

16.1. No Setoff; Payments. All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1. If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, that, Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers or such other evidence as is reasonably satisfactory to Agent. Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, similar charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2. Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (1) a “bank” as described in Section 881(c)(3)(A) of the IRC, (2) a ten percent (10%) shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (3) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax, including under FATCA.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that, nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(c) or 16.2(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3. Reductions.

(a) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(c) or 16.2(d) are not delivered to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation), then Agent and Borrowers (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4. Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the bad faith, willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

17. GENERAL PROVISIONS.

17.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by each Loan Party, Agent, and each Lender whose signature is provided for on the signature pages hereof

17.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, as a result of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; provided, that, the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in proceeds of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, as a result of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, reduce, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6. Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code (or under any bankruptcy or insolvency laws of Canada, including the BIA and the CCAA) relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (A) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may provide customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and may otherwise use the name, logos, and other insignia of Borrowers and Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent, provided, that, the content of any “tombstones” will be reasonably acceptable to Parent.

17.10. Lender Group Expenses. Borrowers agree to pay any and all Lender Group Expenses on the earlier of (a) the first day of the month following the date on which such Lender Group Expenses were first incurred (or in the case of out-of-pocket expenses for third parties, following the date that Agent provides the invoice or other notice of such charges to Administrative Borrower) or (b) five (5) days after the date on which demand therefor is made by Agent. Borrowers agree that their respective obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11. Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

17.12. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of such Borrower.

17.13. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14. Administrative Borrower as Agent for Borrowers.

(a) Each Borrower hereby irrevocably appoints and constitutes Parent (“Administrative Borrower”) as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from Agent or any Lender or Issuing Lender in the name or on behalf of such Borrower. Agent, Lenders and Issuing Lender may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Loan Party. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 17.14. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Loan Party hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent, Lenders and Issuing Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party, as the case may be, and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(e) No resignation or termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If Administrative Borrower resigns under this Agreement, Borrowers shall be entitled to appoint a successor Administrative Borrower (which shall be a Borrower). Upon the acceptance of its appointment as successor Administrative Borrower hereunder, such successor Administrative Borrower shall succeed to all the rights, powers and duties of the retiring Administrative Borrower and the term “Administrative Borrower” shall mean such successor Administrative Borrower and the retiring or terminated Administrative Borrower’s appointment, powers and duties as Administrative Borrower shall be terminated.

17.15. Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Loan Documents, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Loan Documents in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the Exchange Rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers will, on the date of receipt by Agent, pay such additional amounts, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such other of the Loan Documents in the Currency Due. If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Loan Parties shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Loan Documents or under any judgment or order.

17.16. Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders may be required to obtain, verify and record information regarding each Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby. Administrative Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

17.17. Quebec Interpretation. For all purposes of any assets, liabilities or entities located in the Province of Quebec and for all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the Code or PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff’ or similar expression shall include a “right of compensation”, (i) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, and (r) “fee simple title” shall include “absolute ownership”.

17.18. English Language Only. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated hereby be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux presentes confirment que c’est leur volonte que cette convention et les autres documents de credit soient rediges en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent etre rediges en langue anglaise seulement.

17.19. Hedging Liability. Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended, at the time (i) any transaction is entered into under a Hedge Obligations or (ii) such Person becomes a Guarantor hereunder, and the effect of the foregoing would be to render a Guaranty by such Guarantor violative of the Commodity Exchange Act, the Obligations of such Guarantor shall not include (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions outstanding under any Hedge Obligations as of the date such Guarantor becomes a Guarantor hereunder.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

U.S. BORROWERS:

POLYONE CORPORATION

By:	/s/ Daniel J. O’Bryon
Name: Daniel J. O’Bryon
Title: Vice President and Treasurer

GLS INTERNATIONAL, INC.

By:	/s/ Woodrow W. Ban
Name: Woodrow W. Ban
Title: Secretary

NEU SPECIALTY ENGINEERED MATERIALS, LLC

By:	/s/ Woodrow W. Ban
Name: Woodrow W. Ban
Title: Assistant Secretary

CANADIAN BORROWER:

POLYONE CANADA INC.

By:	/s/ Woodrow W. Ban
Name: Woodrow W. Ban
Title: Secretary

GUARANTORS:

M.A. HANNA ASIA HOLDING COMPANY

By:	/s/ Woodrow W. Ban
Name: Woodrow W. Ban
Title: Assistant Secretary

POLYONE LLC

By:	/s/ Woodrow W. Ban
Name: Woodrow W. Ban
Title: Manager

CONEXUS, INC. POLYMER DIAGNOSTICS, INC. COLORMATRIX GROUP, INC. COLORMATRIX HOLDINGS, INC. THE COLORMATRIX CORPORATION CHROMATICS, INC. GAYSON SILICONE DISPERSIONS, INC. COLORMATRIX – BRAZIL, LLC

By:	/s/ Woodrow W. Ban
Name: Woodrow W. Ban
Title: Secretary

GLASFORMS, INC.

By:	/s/ Woodrow W. Ban
Name: Woodrow W. Ban
Title: Assistant Secretary

WELLS FARGO CAPITAL FINANCE, LLC, as Agent, Swing Line Lender and a Lender

By:	/s/ Melissa Provost
Name: Melissa Provost
Title: Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By:	/s/ Raymond Eghebamien
Name: Raymond Eghebamien
Title: Vice President

BANK OF AMERICA, N.A., as a Syndication Agent and a Lender

By:	/s/ Charles Fairchild
Name: Charles Fairchild
Title: Vice President

BANK OF AMERICA, N.A., CANADA BRANCH, as a Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Syndication Agent and a Lender

By:	/s/ Christopher Fudge
Name: Christopher Fudge
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as a Lender

By:	/s/ Joseph Rauhala
Name: Joseph Rauhala
Title: Principal Officer

CITIBANK, N.A., as a Lender

By:	/s/ Matthew Paquin
Name: Matthew Paquin
Title: Director & Vice President

HSBC BANK USA, N.A., as a Lender

By:	/s/ Frank M. Eassa
Name: Frank M. Eassa
Title: Vice President, Corporate Banking

KEYBANK NATIONAL ASSOCIATION, as a Documentation Agent and a Lender

By:	/s/ Paul H. Steiger
Name: Paul H. Steiger
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Documentation Agent and a Lender

By:	/s/ Roger F. Reeder
Name: Roger F. Reeder
Title: Vice President

PNC BANK CANADA BRANCH, as a Lender

By:	/s/ Mike Danby
Name: Mike Danby
Title: Assistant Vice President

THE HUNTINGTON BANK, as a Lender

By:	/s/ Dennis Hatvany
Name: Dennis Hatvany
Title: Senior Vice President

RBS CITIZENS BUSINESS CAPITAL, a division of RBS Citizens, N.A., as a Lender

By:	/s/ Ira J. Kreft
Name: Ira J. Kreft
Title: Managing Director

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                                         between                                 (“Assignor”) and                                                      (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) is a Non-Defaulting Lender; [and (g) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor

By
Name
Title

[NAME OF ASSIGNEE] as Assignor

By
Name
Title

ACCEPTED THIS DAY OF

WELLS FARGO CAPITAL FINANCE, LLC
as Administrative Agent

By
Name
Title

[POLYONE CORPORATION, as Administrative Borrower

By
Name
Title	][1]

[1]	If required by Section 13.1.

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1. Borrowers:	PolyOne Corporation (“Parent”), GLS International, Inc. (“GLS”), PolyOne Canada Inc. (“PolyOne Canada”) and NEU Specialty Engineered Materials, LLC (“NEU” and, together with Parent, GLS, PolyOne Canada and any Person that may from time to time become a borrower, each a “Borrower” and, collectively, “Borrowers”)

2. Name and Date of Credit Agreement:	Amended and Restated Credit Agreement, dated as of March 1, 2013, by and among Borrowers, certain subsidiaries of Parent, as Guarantors, the lenders from time to time a party thereto (the “Lenders”) and Wells Fargo Capital Finance, LLC, as the administrative agent for the Lenders

3. Date of Assignment Agreement:	________________

4. Amounts:

a. Assigned Amount of [US] [Canadian] Commitment	$

b. Assigned Amount of [US] [Canadian] Revolving Loans	$

5. Settlement Date:	________________

6. Purchase Price	$

7. Notice and Payment Instructions, etc.

Assignee:	Assignor:

________________	________________

________________	________________

________________	________________

8.	Agreed and Accepted:

[ASSIGNOR]	[ASSIGNEE]

By:	By:
Title:	Title:

Accepted:

WELLS FARGO CAPITAL FINANCE, LLC,
as Administrative Agent

By
Name
Title

[POLYONE CORPORATION, as Administrative Borrower

By
Name
Title	][2]

[2]	If required by Section 13.1.

EXHIBIT B-1

FORM OF US BORROWING BASE CERTIFICATE

See attached.

Summary Page Borrowing Base Certificate

Date

Name PolyOne Corporation

A/R As of:

Inventory As of:

The undersigned, PolyOne Corporation (“Borrower”), pursuant to that certain Credit Agreement dated as of              (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Borrower, the lenders signatory thereto from time to time and Wells Fargo Capital Finance, LLC, a Delaware limited liability company as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

Accounts Receivable
		US	Canada	Consolidated

Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance

Less Ineligibles (detailed on page 2)

Net Eligible Accounts Receivable

Accounts Receivable Availability before Sublimit(s)

Net Available Accounts Receivable after Sublimit(s)

Inventory

		US	Canada	Consolidated

Inventory Balance Assigned To Wells Fargo Capital Finance

Less Ineligibles (detailed on page 3)

Eligible Inventory

Inventory Availability before Sublimit(s)

Available Inventory after 60% of Maximum Credit Sublimit(s)

Summary

Availability before Credit Line & Reserves

Total Credit Line			50,000,000.00	400,000,000.00

Suppressed Availability

Total Availability before Reserves

Reserves
Reserve for 2015 Debentures

Rent Reserve

3rd Party Warehouse Reserve

Reserve for Sunbelt Series G Notes Guarantee

Total Reserves

Availability before Loan Balance

Letter of Credit Balance	As of:

Loan Ledger Balance	As of:

Cash in-transit
Adjusted Loan Balance

Net Availability

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

List of attachments with this Borrowing Base Certificate:
Authorized Signer	Page 2—Accounts Receivable Availability Detail
Page 2a—Accounts Receivable Summary
Page 2b—Accounts Receivable Concentrations
Page 2c—Accounts Receivable Dilution
Page 3—Inventory Availability Detail
Page 3a—Inventory Availability Detail
Page 3b—Inventory Availability Summary

Accounts Receivable Availability Detail

Name: PolyOne Corporation

Report based on Aging dated:
		Loan ID #:	—	—	—
			US PolyOne		Canada PolyOne
		Division Name:	(includes GLS)	Color Matrix	(USD)	Total
Aging Spreads:
Future
0 - 30 DOI
31 - 60 DOI
61 - 90 DOI
91 - 120 DOI
121+ DOI

A/R Aging Balance:
Ineligibles:
ERS	Past Due-121+DOI; 61+DPD
ERS	Past Due Credits
ERS	CrossAge
ERS	Intercompany
ERS	Foreign
ERS	Government
ERS	COD
ERS	Debit Memo
ERS	Customer Deposits
ERS	Employee Sales
ERS	Progress Billing
ERS	Extended Terms
ERS	Finance Charges
ERS	Guaranteed
ERS	Coop Advertising
ERS	Samples
ERS	Consignment Sales
ERS	Bill & Hold
ERS	Bankrupt/Doubtful
ERS	Contra
ERS	Other1-Shortpays
ERS	Other2-Foreign (prior to insurance review)
Formula	Other3-Eligible foreign credit ins add-back
ERS	Other4
ERS	Other5
Formula	Other6->25MM Foreign Sub of US Entities
ERS TB	Unbilled Sales/Credits (GL#120300)
ERS TB	Rebates (GL#120500, #2015, #120550)
Manual	Deferred Revenue (GL#460100 & GL#344450)
Manual	FOB Destination Ineligible
Manual	Manual5
Manual	Concentration Cap
ERS TB	PST/GST (GL#340150-#340210)-Reserve grossed up
Manual	Canadian WEPA-Reserve grossed up
Manual	Dilution Ineligible (grossed up)

Total Ineligible A/R:

Eligible A/R
Advance Rate			85%	85%	85%
A/R Availability before Sublimit(s)

Line Limit or Sublimit(s)

Net A/R Availability

RM Signature

Page 2 - AR Detail

Accounts Receivable Availability Summary

Name:	PolyOne Corporation	POST TO LUCAS

Report based on Aging dated:
		Loan ID #:	PCIA0	PCIB1
			US PolyOne	Canada PolyOne
		Pool Name:	(USD)	(USD)	Total
Aging Spreads:
Future
1 - 30 DOI
31 - 60 DOI
61 - 90 DOI
91 - 120 DOI
121+ DOI

A/R Aging Balance:
Ineligibles:
ERS	Past Due-121+DOI; 61+DPD
ERS	Past Due Credits
ERS	CrossAge
ERS	Intercompany
ERS	Foreign
ERS	Government
ERS	COD
ERS	Debit Memo
ERS	Customer Deposits
ERS	Employee Sales
ERS	Progress Billing
ERS	Extended Terms
ERS	Finance Charges
ERS	Guaranteed
ERS	Coop Advertising
ERS	Samples
ERS	Consignment Sales
ERS	Bill & Hold
ERS	Bankrupt/Doubtful
ERS	Contra
ERS	Other1-Shortpays
ERS	Other2-Foreign (prior to insurance review)
ERS	Other3-Eligible foreign credit ins add-back
ERS	Other4
ERS	Other5
ERS	Other6->25MM Foreign Sub of US Entities
Manual	Unbilled Sales/Credits (GL#120300)
Manual	Rebates (GL#120500, #2015, #120550)
Manual	Deferred Revenue (GL#460100 & GL#344450)
Manual	FOB Destination Ineligible
Manual	Manual5
Manual	Manual6
Manual	Concentration Cap
Manual	PST/GST (GL#340150-#340210)-Reserve grossed up
Manual	Canadian WEPA-Reserve grossed up
Manual	Dilution Ineligible (grossed up)

Total Ineligible A/R:

Eligible A/R
Advance Rate			85%	85%
A/R Availability before Sublimit(s)

Line Limit or Sublimit(s)

Net A/R Availability

FYI—Total Eligible Receivables to US Based Multinational Corporations with a BBB- rating or better

Page 2a - AR Summary

AR CONCENTRATIONS

PolyOne Corporation                                                  As of:

Consolidated												Ineligibles
#	Customer Name Calc	% or $ Allowed of Eligible AR	% of Eligible	% of AR	Total	Future	0-30 DOI	31-60 DOI	61-90 DOI	91-120 DOI	121+ DOI	Total	Eligible A/R	Conc Cap	Conc IE	% of Balance
1
2
3
4
5
6
7
8
9
10
	Total Analyzed

	CONSOLIDATED TOTAL AR

	Remaining AR

	Ineligible AR Prior to Concentration Ineligible

	Net Eligible AR Prior to Concentration Ineligible

Concentration Caps or Limits per LSA:
	Names (Customer_Name_Calc)	% or Dollar Cap

	Whirlpool A/R	15%

	All Others	10%

Page 2b - AR Concentrations

AR DILUTION

Per Field Exam

	US PolyOne		Canada PolyOne
	(includes GLS)	Color Matrix	(USD)
Dilution Calculation Detail:
Allowed Dilution	5.0%	5.0%	5.0%
Current Dilution (per Field Exam—Consolidated)
Dilution Reserve %

Eligible Receivables

Dilution Ineligible

Dilution Ineligible (grossed up)

Lookback period per LSA	12	12	12

Field exam cutoff date

Page 2c - Dilution

Inventory Availability Detail
Name:	PolyOne Corporation

Based on the Inventory Perpetual dated:

	Loan ID #: Inventory Category:	PCIA2 US - RM	PCIA3 US - WIP	PCIA4 US - FG	PCIA5 US - Stores	PCIA6 US - In-transit	PCIAD Color Matrix - RM	PCIAE Color Matrix - WIP	PCIAF Color Matrix - EQUIP & FG	Total

ERS	ERS Perpetual Inventory Total:
ERS	ERS Trial Balance Adjustments:
Manual	Manual Inventory Total:

Total Gross Inventory:

ERS TB	WIP
ERS TB	Stores
ERS	Outside Processors/Offsite
ERS	Consigned
ERS	Packaging
ERS	Offgrade, Scrap, Rework
ERS	Semi-Finished
ERS	R&D
ERS	Locations < $100M
ERS	Ineligible10
ERS TB	Slow Moving (GL# 148530, 148510)
ERS TB	Tolling
Manual	In-transit not shipped to PolyOne
Manual	Dow branded inventory
Manual	Producer Services Reserve
Manual	Addl Resin Cost Capitalization
Manual	Appraisal Reserve (grossed up)

Total Ineligible Inventory:
Eligible Inventory
	Advance Rate	70.00%	0.00%	70.00%	0.00%	70.00%	70.00%	0.00%	70.00%	70.00%
Availability before Sublimit

Sublimits

Net Inventory Availability

RM Signature

Appraisal Review
As of:
		US - RM	US - WIP	US - FG	US - Stores	US - In-transit	Color Matrix - RM	Color Matrix - WIP	Color Matrix - EQUIP & FG

Eligible Inventory per Appraisal
Appraised NOLV %
85%	% of NOLV	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Appraised Value
Appraisal Reserve
Appraisal Ineligible (grossed up)

Page 3 - Inventory Detail

Inventory Availability Detail
Name: PolyOne Corporation
Based on the Inventory Perpetual dated:

	Loan ID #:	PCIB4	PCIB5	PCIB6	PCIB7
		Canada - RM (USD)	Canada - WIP (USD)	Canada - FG	Canada -	Total
				(USD)	In-transit (USD)
Inventory Category:

Total Gross Inventory:

ERS TB	WIP
ERS TB	Stores
ERS	Outside Processors (Subcontractors)
ERS	Consigned
ERS	Packaging
ERS	Offgrade, Scrap, Rework
ERS	Semi-Finished
ERS	R&D
ERS	Locations < $100M
ERS	Ineligible10
ERS TB	Slow Moving (GL# 148530, 148510)
ERS TB	Tolling
Manual	In-transit not shipped to PolyOne
Manual	Manual3
Manual	Reserve grossed up as Ineligible
Manual	Appraisal Reserve (grossed up)

Total Ineligible Inventory:

Eligible Inventory
Advance Rate		70.00%	0.00%	70.00%	70.00%	70.0%

Availability before Sublimit

Sublimits						30,000,000.00

Net Inventory Availability

RM Signature

Appraisal Review
As of:
		Canada - RM (USD)	Canada - WIP (USD)	Canada - FG (USD)	Canada - In-transit (USD)
Eligible Inventory per Appraisal
Appraised NOLV %
85%	% of NOLV	0.00%	0.00%	0.00%	0.00%
Appraised Value
Appraisal Reserve
Appraisal Ineligible (grossed up)

3a - Inventory Detail (16-30)

Inventory Availability Summary

Name: PolyOne Corporation

Based on the Inventory Perpetual dated:

		US	Canada
	Inventory Category:	Consolidated Total	Total	Consolidated
ERS Perpetual Inventory Total:
ERS Trial Balance Adjustments:
Manual Inventory Total:

Total Gross Inventory:

ERS TB	WIP
ERS TB	Stores
ERS	Outside Processors/Offsite
ERS	Consigned
ERS	Packaging
ERS	Offgrade, Scrap, Rework
ERS	Semi-Finished
ERS	R&D
ERS	Locations < $100M
ERS	Ineligible10
ERS TB	Slow Moving (GL# 148530, 148510)
ERS TB	Tolling
Manual	In-transit not shipped to PolyOne
Manual	Dow branded inventory
Manual	Producer Services Reserve
Manual	Addl Resin Cost Capitalization
Manual	Appraisal Reserve (grossed up)

Total Ineligible Inventory:

Eligible Inventory
	Advance Rate	70.00%	70.00%	70.00%
Availability before Sublimit

	Sublimits		30,000,000.00	240,000,000.00

Net Inventory Availability

3b - Inventory Summary

In-Transit Inventory Availability Summary

Name: PolyOne Corporation

Based on the Inventory Perpetual dated:

	Loan ID #:	PCIA6	PCIB7	TBD
		US	Canada	Consolidated
	Inventory Category:	Total	Total	Total (USD)
ERS Perpetual Inventory Total:
ERS Trial Balance Adjustments:
Manual Inventory Total:

Total Gross Inventory:

ERS TB	WIP
ERS TB	Stores
ERS	Outside Processors/Offsite
ERS	Consigned
ERS	Packaging
ERS	Offgrade, Scrap, Rework
ERS	Semi-Finished
ERS	R&D
ERS	Locations < $100M
ERS	Ineligible10
ERS TB	Slow Moving (GL# 148530, 148510)
Manual	In-transit not shipped to PolyOne
Manual	Addl Resin Cost Capitalization
Manual	Appraisal Reserve (grossed up)

Total Ineligible Inventory:

Eligible Inventory
	Advance Rate	70.00%	70.00%	70.00%
Availability before Sublimit

	Sublimits			15,000,000.00

Net Inventory Availability

Reserve needed: —

EXHIBIT B-2

FORM OF BANK PRODUCTS PROVIDER LETTER AGREEMENT

[Letterhead of Specified Bank Products Provider]

[Date]

Wells Fargo Capital Finance, LLC, as Administrative Agent

One Boston Place,

18th Floor

Boston, Massachusetts 02108

Attention: Portfolio Manager

Fax No.: (617) 523-4021

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of March 1, 2013 (as amended, restated, supplemented, or modified from time to time, the “Credit Agreement”), by and among the lenders party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Wells Fargo Capital Finance, LLC, as administrative agent for the Lenders (together with its successors and assigns in such capacity, “Agent”), PolyOne Corporation (“Parent”), GLS International, Inc. (“GLS”), PolyOne Canada Inc. (“PolyOne Canada”) and NEU Specialty Engineered Materials, LLC (“NEU” and, together with Parent, GLS, PolyOne Canada and any Person that may from time to time become a borrower, each a “Borrower” and, collectively, “Borrowers”) and certain subsidiaries of Parent. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.

Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”) dated as of [            ] by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party or Subsidiary].

1. Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.1, 15.2, 15.3, 15.4, 15.6, 15.7, 15.8, 15.9, 15.11, 15.12, 15.13, 15.14, 15.15, 15.19, and 17.5 (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms referenced therein (but only to the extent used therein), and agrees to be bound by the provisions thereof. Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2. Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.3(b), 14.1, 15.10, 15.11, and 17.5 of the Credit Agreement, including, as applicable, the defined terms referenced therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents, strictly in its capacity as a Specified Bank Products Provider and without limiting such party’s rights otherwise, if any, as a Lender and/or Issuing Lender under the Loan Documents, consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in Collateral as set forth in the Credit Agreement.

3. Reporting Requirements. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the tenth (10th) Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider’s reasonable determination of the credit exposure (and mark-to-market exposure) of each Borrower and its Subsidiaries in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the credit exposure of Borrowers and its Subsidiaries with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is either (a) the amount of credit exposure most recently reported to the Agent in accordance with the terms and provisions hereof (so long as such report has been provided to the Agent within the immediately preceding sixty (60) day period) or, (b) if no such report has been provided to the Agent within the immediately preceding sixty (60) day period, zero.

4. Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right, but shall have no obligation to establish, maintain, relax or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not. If Agent so chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.

5. Bank Product Obligations. From and after the delivery to Agent of this letter agreement duly executed by Specified Bank Product Provider and the acknowledgement of this letter agreement by Agent and Administrative Borrower (on behalf of the Borrowers), the obligations and liabilities of Parent and its Subsidiaries to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time. Notwithstanding anything to the contrary contained herein, in the Credit Agreement or otherwise, Specified Bank Products Provider acknowledges and agrees that to the extent that it may at any time hold, or have been granted a pledge of, or security interest or other Lien in, any cash, Cash Equivalents, securities or other investment property or other assets to secure any of the Bank Product Obligations at any time owing to it, Specified Bank Product Provider shall not be entitled, solely as it relates to the Bank Product Obligations owing to it and no other Obligations, to the benefit of the Liens and security interests granted to Agent or to any share in the Collateral as set forth in the Credit Agreement or otherwise, in each case up to the amount of the value of the assets subject to the pledge, security interest or other Lien of Specified Bank Product Provider securing the Bank Product Obligations owing to Specified Bank Products Provider, and any of its rights as a Lender to any proceeds of the Collateral in respect of such Bank Product Obligations shall be reduced by the amount of such collateral.

6. Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to any Loan Party, shall be mailed, sent, or delivered to Administrative Borrower in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank Products Provider:	[

Attn:
Fax No. ]

7. Miscellaneous. This letter agreement is for the benefit of the Agent, the Specified Bank Products Provider, the Loan Parties and each of their respective successors and assigns (including any successor agent pursuant to Section 15.9 of the Credit Agreement, but excluding any successor or assignee of a Specified Bank Products Provider that does not qualify as a Bank Product Provider). Unless the context of this letter agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8. Governing Law.

(a) THE VALIDITY OF THIS LETTER AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS LETTER AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS, LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT EACH REPRESENTS TO THE OTHERS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[signature pages to follow]

Sincerely, [SPECIFIED BANK PRODUCTS PROVIDER]

By
Name
Title

Acknowledged, accepted, and agreed as of the date first written above:

POLYONE CORPORATION, as Administrative Borrower

By
Name
Title

Acknowledged, accepted, and agreed as of __________________, 20____:

WELLS FARGO CAPITAL FINANCE, LLC, as Administrative Agent

By
Name
Title

EXHIBIT B-3

FORM OF CANADIAN BORROWING BASE CERTIFICATE

See Exhibit B-1.

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Administrative Borrower’s letterhead]

To:	Wells Fargo Capital Finance, LLC, as Administrative Agent One Boston Place, 18th Floor Boston, Massachusetts 02108 Attention: Portfolio Manager

Re:     Compliance Certificate dated [                                ]

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of March 1, 2013 (as amended, restated, supplemented, or modified from time to time, the “Credit Agreement”), by and among the lenders party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Wells Fargo Capital Finance, LLC, as administrative agent for the Lenders (together with its successors and assigns in such capacity, “Agent”), PolyOne Corporation (“Parent”), GLS International, Inc. (“GLS”), PolyOne Canada Inc. (“PolyOne Canada”) and NEU Specialty Engineered Materials, LLC (“NEU” and, together with Parent, GLS, PolyOne Canada and any Person that may form time to time become a borrower, each a “Borrower” and, collectively, “Borrowers”) and certain subsidiaries of Parent. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Administrative Borrower hereby certifies that:

1. The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Parent and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. The representations and warranties of Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

5. Parent and its Subsidiaries are in compliance with each covenant contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

6. The amount by which the Existing Note Secured Debt Limit exceeds the aggregate principal amount of the Loans plus the Letter of Credit Usage outstanding and the calculations that are the basis for the determination of such amount, are set forth on Schedule 5 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this day of __________________, _________________.

POLYONE CORPORATION, as Administrative Borrower

By
Name
Title

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

SCHEDULE 5

Existing Note Secured Debt Limit

EXHIBIT L-1

FORM OF LIBOR NOTICE

Wells Fargo Capital Finance, LLC, as Administrative Agent

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Ladies and Gentlemen:

Reference hereby is made to that certain Amended and Restated Credit Agreement, dated as of March 1, 2013 (the “Credit Agreement”), among PolyOne Corporation (“Parent”), GLS International, Inc. (“GLS”), PolyOne Canada Inc. (“PolyOne Canada”) and NEU Specialty Engineered Materials, LLC (“NEU” and, together with Parent, GLS, PolyOne Canada and any Person that may from time to time become a borrower, each a “Borrower” and, collectively, “Borrowers”), certain subsidiaries of Parent, the lenders signatory thereto (the “Lenders”), and Wells Fargo Capital Finance, LLC, as the administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents Borrowers’ request to elect the LIBOR Option with respect to outstanding [US Revolving Loans] [Canadian Revolving Loans] in the amount of [$            ] (the “LIBOR Rate Advance”), and is a written confirmation of the telephonic notice of such election given to Agent.

The LIBOR Rate Advance will have an Interest Period of [1, 2, [or] 3] month(s) commencing on [            ].

This LIBOR Notice further confirms Administrative Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Administrative Borrower (on behalf of the Borrowers) represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document or any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above, is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

POLYONE CORPORATION, as Administrative Borrower

By:
Name:
Title:

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC, as Administrative Agent

By:
Name:
Title:

EXHIBIT L-2

FORM OF BA RATE NOTICE

Wells Fargo Capital Finance, LLC, as Administrative Agent

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Ladies and Gentlemen:

Reference hereby is made to that certain Amended and Restated Credit Agreement, dated as of March 1, 2013 (the “Credit Agreement”), among PolyOne Corporation (“Parent”), GLS International, Inc. (“GLS”), PolyOne Canada Inc. (“PolyOne Canada” or “Canadian Borrower”) and NEU Specialty Engineered Materials, LLC (“NEU” and, together with Parent, GLS, PolyOne Canada and any Person that may from time to time become a borrower, each a “Borrower” and, collectively, “Borrowers”), certain subsidiaries of Parent, the lenders signatory thereto (the “Lenders”), and Wells Fargo Capital Finance, LLC, as the administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This BA Rate Notice represents the undersigned Canadian Borrower’s request to elect the BA Rate Option with respect to outstanding Canadian Revolving Loans denominated in Canadian Dollars in the amount of [C$            ] (the “BA Rate Loan”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The BA Rate Loan will have an Interest Period of [1, 2 or 3] month(s) commencing on [            ].

Canadian Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document and as of the effective date of any advance, continuation or conversion requested above, is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date and except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (ii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

POLYONE CANADA INC., as Canadian Borrower

By
Name
Title

Acknowledged by:

WELLS FARGO CAPITAL FINANCE, LLC, as Administrative Agent

By
Name
Title

SCHEDULE A-1

AGENT’S ACCOUNT

Bank:

Wells Fargo Bank, National Association

420 Montgomery Street

San Francisco, CA

ABA # 121-000-248

Account Name:

Wells Fargo Capital Finance, LLC

A/C # 37072820231201143

Ref: PolyOne Corp

SCHEDULE A-2

AGENT’S CANADIAN ACCOUNT

CAD Wire Instructions:

Bank:	TD Canada Trust
Bank Address:	55 King Street West, Toronto, Ontario, Canada M5K 1A2
Transit Number	10202
Bank Number:	004
Canadian Clearing Code:	000410202
SWIFT Number..	TDOMCATTTOR
Beneficiary:	Wells Fargo Capital Finance Corporation Canada
Beneficiary Account Number:	5388221
40 King Street West Suite 2500, Toronto, ON M5H 3Y2
Beneficiary Address:	Canada
Ordering Customer:	PolyOne Canada Inc.

USD Wire Instructions:

Bank:	TD Canada Trust
Bank Address:	55 King Street West, Toronto, Ontario, Canada M5K 1A2
Transit Number	10202
Bank Number:	004
Canadian Clearing Code:	000410202
SWIFT Number:	TDOMCATTTOR
Beneficiary:	Wells Fargo Capital Finance Corporation Canada
Beneficiary Account Number:	7387637
40 King Street West Suite 2500, Toronto, ON M5H 3Y2
Beneficiary Address:	Canada
Ordering Customer:	PolyOne Canada Inc.

Intermediary Bank for USD Payment (Only for paying from Non-Canadian Bank):

U.S. Correspondent Bank:	Bank of America, N.A.
ABA Number:	026009593
Bank Address:	New York, NY

SCHEDULE A-3

AUTHORIZED PERSONS

Woodrow Ban

Daniel O’Bryon

John Hornickel

Lisa Kunkle

Jason Peterson

Richard Diemer, Jr.

Vincent Shemo

SCHEDULE C-1

COMMITMENTS

Lender	US Commitment[1]		Canadian Commitment
Wells Fargo Capital Finance, LLC	$130,000,000		$0
Wells Fargo Capital Finance Corporation Canada	$0		$16,250,000
Bank of America, N.A.	$100,000,000		$0
Bank of America, N.A., Canada Branch	$0		$12,500,000
US Bank National Association	$40,000,000		$0
US Bank National Association, Canada Branch	$0		$5,000,000
PNC Bank, National Association	$27,000,000		$0
PNC Bank Canada Branch	$0		$3,375,000
Citibank, N.A.	$22,000,000		$2,750,000
HSBC Bank USA, N.A.	$22,000,000		$2,750,000
RBS Citizens Business Capital, a division of RBS Citizens, N.A.	$22,000,000		$2,750,000
KeyBank National Association	$20,000,000		$2,500,000
The Huntington National Bank	$17,000,000		$2,125,000

Total	$400,000,000	[2]	$50,000,000

[1]	The US Commitment of any Lender shall be reduced by such Lender’s (or its Affiliates’) Pro Rata Share of the Canadian Revolver Usage.
[2]

The aggregate US Dollar Equivalent of the sum of the Canadian Revolver Usage and the US Revolver Usage shall not exceed $400,000,000 at any time (except as such amount may be increased pursuant to Section 2.12).

SCHEDULE C-2

REMEDIATION PROPERTIES

611 Kororoit Creek Road, Altona, Victoria, Australia
21300 Doral Road, Town of Brookfield, Wisconsin
Highway 169, Nashwauk, MN
2468 Industrial Parkway, Calvert City, Kentucky
2475 Industrial Boulevard, Calvert City, Kentucky
216 Paterson Plank Road, Carlstadt, New Jersey
7377 Highway 3214, Convent, Louisiana
N1/2, Section 1, T42N, R35W, Stambaugh Township, Iron County, Michigan
52 Richboynton Road, Dover, New Jersey
150 South Connell Avenue, Dyersburg, Tennessee
60 Mayfield Drive, Edison, New Jersey
10 Ruckle Avenue, Farmingdale, New Jersey
325 Lucy Road, Howell, Michigan
77 Saint David Street, Kawartha Lakes, Ontario
521 King Street West, Kitchener, Ontario
2400 Miller Cut-Off Road, La Porte, Texas
Fern Valley Road, Louisville, Kentucky
4200 Bells Lane, Louisville, Kentucky
300 Needham Street, Newton, Massachusetts
8281 National Highway, Pennsauken, New Jersey
26 Washington Street, Perth Amboy, New Jersey
7 Kelley Road, Plaistow, New Hampshire
68th Street & Pulaski Highway, Rosedale, Maryland
789 Old New Brunswick Road, Somerset, New Jersey
9316 South Atlantic Avenue, South Gate, California
8800 Thorold Townline Rd, Thorold, Ontario
111 Day Drive, Three Rivers, Michigan
1947-1997 Bloor Street West, Toronto, Ontario
170 North Main Street, Wharton, New Jersey
1318 East 12th Street, Wilmington, Delaware
944 Valley Avenue, Winchester, Virginia
Bergen County, New Jersey[3]

[3]	This is a long creek and this is the address that the company has on its record.

SCHEDULE D-1

DESIGNATED ACCOUNT

Entity	Name and Address of Bank	Account Number
PolyOne Corporation	Mellon Bank 500 Ross St. Pittsburgh, PA 15262	000-8969
PolyOne Canada Inc. (for Canadian revolving loans)	Bank of Montreal 100 King St., West Toronto, ON M5X 1H3	476-2652

SCHEDULE E-1

EXISTING LETTERS OF CREDIT

Issuing Bank	Issue Date	Beneficiary	Amount	Effective Date	Expiration	LOC Number
PNC	11/16/09	BOA London supports BOA Customs Bond	$341,250	11/16/2009	06/26/13	12501590
PNC	10/11/11	EPA SUPERFUND REISSUED	$48,083	10/11/2011	06/26/13	18115916
PNC	09/23/05	Liberty Mutual Insurance Company	$3,285,000	10/26/2007	06/26/13	18117372(12501602)
PNC	07/28/05	NJ Dept. of Environment-LE Carpenter	$1,000,000	10/11/2011	06/26/13	18115917
PNC	01/30/06	Nat Union Fire Ins., Pittsburgh	$35,000	4/8/2010	04/08/13	12501595
PNC	01/30/06	Nat Union Fire Ins., Pittsburgh	$900,000	4/8/2008	04/08/13	12501604
PNC	08/12/06	Ohio Bureau of Workers’ Comp.	$1,300,000	9/1/2005	06/26/13	12501591
PNC	01/30/06	Reliance National Indemnity Co.	$1,571,177	5/13/2006	05/13/13	12501596
PNC	8/12/2011	Shawnee Chemical Company	$250,000	8/12/2011	06/26/13	18115525
PNC	09/23/05	Travelers Indemnity	$25,000	12/13/2003	06/26/13	12501593
PNC	03/12/09	US Hazardous Superfund	$412,525	3/12/2009	06/26/13	12501598
BMO	02/06/06	Workplace Safety & Ins—Canadian $	$330,420	4/21/2009	03/03/13	12501589
PNC	02/06/06	Workplace Safety & Ins—Canadian $	$330,420	1/31/2008	05/01/13	12501599
Wells Fargo Bank, National Association	3/10/2005	Regions Bank	$4,866,771	3/10/2005		NZS538164

SCHEDULE I-1

IMMATERIAL SUBSIDIARIES

Auseon Limited

Burton Rubber Company

Geon Development, Inc.

Hanna Proprietary Limited

Hanna-Itasca Company

Hollinger Development Company

L.E. Carpenter & Company

LP Holdings Inc.

M. A. Hanna Plastic Group, Inc.

MAG International

O’Sullivan Plastics LLC

PolyOne Funding Canada Corporation

PolyOne Funding Corporation

PolyOne Engineered Films, LLC

PolyOne Wilflex Australasia Pty. Ltd.

RA Products, Inc.

Regalite Plastics, LLC

Shawnee Holdings, LLC

The Geon Company Australia Limited

Canadian Films Venture Inc.

2012 RedHawk, Inc.

PolyOne Designed Structures and Solutions LLC

SCHEDULE P-1

PERMITTED DISPOSITIONS

Property Owner	Address
PolyOne Corporation	3401 Joint Venture Lane, Louisville, KY

The Hanna Mining Company (now known as PolyOne Corporation)	Itasca, MN. Parcel ID Number: 25-020-4401; 25-520-0120.

PolyOne Corporation	1804-1808 River Road, Burlington, NJ

PolyOne Corporation	DeForest, WI Parcel ID Number: 118/0910-084-8020-1

PolyOne Corporation	21300 Doral Road, Brookfield, WI

PolyOne Canada Inc.

Niagara Falls, Ontario, Canada

Parcel ID Number: Parts 25, 26, 27 and 33, Plan 59R—10639—PIN 64262-0005; Part 32, Plan 59R-10639 (was Part 1, Plan 59R-6285)-PIN 640058-0026; Part 23, Plan 59R-10639 (was Part 4, Plan 59R-6285)-PIN 640058-0148

PolyOne Corporation	2700 Papin Street, St. Louis, MO 63103

L.E. Carpenter & Company	170 No. Main Street Wharton, NJ 07885

L.E. Carpenter & Company	Lot 1 Block 301, Wharton, NJ 07885

L.E. Carpenter & Company	Lot 3 Block 803, Wharton, NJ 07885

SCHEDULE P-2

PERMITTED INDEBTEDNESS

1.	Indebtedness associated with Liens set forth on Schedule P-4.

2.	Guarantee, dated as of April 17, 2008, in the amount of approximately Euro 54, 215.

a.	Guarantor: Royal Bank of Scotland

b.	Beneficiary: Uni-Invest, B.V.

c.	Applicant: ColorMatrix Europe Ltd.

d.	Nature of Underlying Obligations: securing rent payment obligations under the lease agreement between ColorMatrix Europe Ltd. and Uni-Invest, B.V.

3.	Letter of Credit, dated as of April 4, 2007, in the amount of approximately $111,191.04.

a.	Issuing Bank: General Electric Capital Corporation.

b.	Beneficiary: 680 North L.L.C.

c.	Applicant: The ColorMatrix Corporation.

d.	Nature of Underlying Obligations: securing rent payment obligations under the lease agreement between The ColorMatrix Corporation and 680 North L.L.C.

4.	ColorMatrix do Brasil Indústria e Comércio de Pigmentos e Aditivos Ltda. has obtained a Bank Credit, dated August 11, 2011, issued by Itaú Unibanco S.A. for a revolving credit facility of up to 900,000 Brazilian reales.

5.	Letter of Credit, dated as of March 6, 2006, in the face amount of CAD 293,688.75.

a.	Issuing Bank: Bank of Montreal.

b.	Beneficiary: Workplace Safety & Insurance Board

c.	Applicant: PolyOne Canada Inc.

d.	Nature of Underlying Obligations: securing obligations relating to Canadian workers compensation.

6.	Indebtedness related to $7,010,000 The Industrial Development Revenue Bonds with The Industrial Development Board of the City of Birmingham, Industrial Development Revenue Bonds (Glasforms, Inc. Project), Series 1999, Issued on April 23, 1999.

7.	Indebtedness pursuant to the Supplier Agreement, dated May 24, 2005, between Glasforms, Inc. and Citibank, N.A.[4]

[4]	To be terminated within 60 days of Effective Date.

SCHEDULE P-3

PERMITTED INVESTMENTS

Borrower or any Restricted Subsidiary holds an Equity Interest in the following entities:

Holder	Entity Name	Percentage of Ownership
PolyOne Corporation	Hansand Steamship Company	33%
PolyOne Corporation	Early Stage	2%
PolyOne Corporation	Kimberly Iron Company, Ltd.	14%
PolyOne Corporation	North Coast	1%
PolyOne Corporation	Paramount Coal Company	50%
PolyOne Corporation	Pilot Knob Pellet Co.	50%
PolyOne Corporation	Syngold	4.26%
PolyOne Corporation	Orangeville-Brampton Rail Access Group Inc.	12.5%
PolyOne Corporation	Altona Properties Pty. Ltd.	37%
PolyOne Corporation	Butler Brothers	49%
PolyOne Corporation	Ohio Innovation	2%
GEON Development, Inc.		4%
GEON Development, Inc.	Cleveland Development	2%
ColorMatrix Group, Inc.	ColorMatrix Europe Ltd.	16.19%

SCHEDULE P-4

PERMITTED LIENS

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00039906742	10/15/01	UCC-1	Cisco Systems Capital Corporation	Leased Equipment

PolyOne Corporation	OH	OH00051752337	07/10/02	UCC-1	Bayer Corporation	Consignment: PMSI in the Goods and Inventory of Consignee delivered under or pursuant to the Agreement

PolyOne Corporation	OH	OH00053737509	08/30/02	UCC-1	NMHG Financial Services Inc.	All of the equipment now or hereafter leased by Lessor to Lessee

PolyOne Corporation	OH	OH00060687309	03/05/03	UCC-1	Sayers Finance Corporation	All equipment leased under Master Lease Agreement between Lessee and Lessor

PolyOne Corporation	OH	OH00067980772	09/02/03	UCC-1	National Paper & Packaging Co.	All inventory, and other goods sold, consigned or delivered to or for benefit to Consignee by Consignor

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00074219697	02/24/04	UCC-1	Popular Leasing U.S.A., Inc.	Leased specific equipment

PolyOne Corporation	OH	OH00087090820	03/08/05	UCC-1	Mitsui Plastics, Inc.	Consignment of Plastic Resin

PolyOne Corporation	OH	OH00100338389	04/01/06	UCC-1	General Electric Capital Corporation	All equipment leased or financed for the Debtor by Secured Party under GE Lease Agreement

PolyOne Corporation	OH	OH00108698460	11/09/06	UCC-1	General Electric Capital Corporation	All equipment leased or financed for the Debtor by Secured Party under GE Lease Agreement

PolyOne Corporation	OH	OH00110707627	01/09/07	UCC-1	Zeon Chemicals L.P.	Consignment of certain parts and or raw materials under the Consignment Agreement

PolyOne Corporation	OH	OH00111253695	01/24/07	UCC-1	General Electric Capital Corporation	All equipment leased or financed for the Debtor by Secured Party under GE Lease Agreement

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00112693466	03/09/07	UCC-1	Wells Fargo Equipment Finance, Inc.	Leased specific equipment

PolyOne Corporation	OH	OH00115735136	05/31/07	UCC-1	General Electric Capital Corporation	All equipment leased or financed for the Debtor by Secured Party under GE Lease Agreement

PolyOne Corporation	OH	OH00117302828	07/17/07	UCC-1	U.S. Bancorp Oliver- Allen Technology Leasing	All equipment and other personal property covered by Equipment Schedule to Master Lease

PolyOne Corporation	OH	OH00117982424	08/07/07	UCC-1	National City Commercial Capital Company, LLC	All equipment and other goods, software and other general intangibles leased to Debtor by Secured Party pursuant to Master Lease Agreement

PolyOne Corporation	OH	OH00121894948	12/11/07	UCC-1	National City Commercial Capital Company, LLC	All equipment and other goods, software and other general

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
intangibles leased to Debtor by Secured Party pursuant to Master Lease Agreement

PolyOne Corporation	OH	OH00124415412	03/03/08	UCC-1	U.S. Bancorp Oliver- Allen Technology Leasing	All equipment and other personal property covered by Equipment Schedule to Master Lease

PolyOne Corporation	OH	OH00124952036 Debtor: PolyOne Corporation DBA- PolyOne Distribution Co	03/19/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00124954616 Debtor: PolyOne Corporation DBA- PolyOne Distribution Co	03/19/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00124954727 Debtor: PolyOne Corporation DBA- PolyOne Distribution Co	03/19/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00125115942 Debtor: PolyOne Corporation DBA- PolyOne Distribution	03/25/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00125252073 Additional Debtor: CT Corporation, Agent	03/28/08	UCC-1	American Axle & Manufacturing, Inc.	Raw materials, work in process, finished goods, tools and inventory, machinery and equipment owned by Secured Party and in the possession of Debtor from time to time

PolyOne Corporation	OH	OH00125320927	04/01/08	UCC-1	Somerset Leasing Corp. II	All equipment leased under Schedule to Lease Agreement

PolyOne Corporation	OH	OH00125831112 Debtor: PolyOne Corporation DBA- PolyOne Distribution	04/18/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00127151071	06/02/08	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

PolyOne Corporation	OH	OH00127154996	06/03/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00127169624	06/03/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00128496446	07/28/08	UCC-1	Somerset Leasing Corp. I	All equipment leased under Schedule to Lease Agreement

PolyOne Corporation	OH	OH00129168290	08/27/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00129207345	08/28/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00129370138	09/05/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00129537960	09/12/08	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

PolyOne Corporation	OH	OH00129848131	09/26/08	UCC-1	Somerset Leasing Corp. XIV	All equipment under Schedule No 3 to Lease Agreement

PolyOne Corporation	OH	OH00130292307	10/17/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00130294987	10/17/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00131007688	11/18/08	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00131529563	12/10/08	UCC-1	Kaneka Texas Corporation	Consignment: All Impact Modifiers and Processing

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
Aids acquired by Consignor and placed on the premises of Consignee

PolyOne Corporation	OH	OH00133359261	03/16/09	UCC-1	M & R Sales & Service	Specific equipment

PolyOne Corporation	OH	OH00133854261	04/09/09	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00133945830	04/13/09	UCC-1	Air Liquide Industrial US LP	Specific equipment

PolyOne Corporation	OH	OH00135861935	07/08/09	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

PolyOne Corporation	OH	OH00135862058	07/08/09	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

PolyOne Corporation	OH	OH00136154008	07/22/09	UCC-1	MRK Leasing, Ltd.	Leased specific equipment

PolyOne Corporation	OH	OH00136268069	07/28/09	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00136947887	09/02/09	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
by Lessor under Master Lease

PolyOne Corporation	OH	OH00136947998	09/02/09	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

PolyOne Corporation	OH	OH00137062983	09/08/09	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00137200816	09/15/09	UCC-1	Georgia-Pacific Corrugated LLC	Consigned inventory including laminated bulk boxes and caps

PolyOne Corporation	OH	OH00137362919	09/23/09	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00138016765	10/26/09	UCC-1	MRK Leasing, Ltd.	Leased specific equipment

PolyOne Corporation	OH	OH00139644414	01/13/10	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

PolyOne Corporation	OH	OH00139644525	01/13/10	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00140059547	02/02/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00140262053	02/15/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00140262164	02/15/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00140765473	03/12/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00140868522	03/18/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00143650211	07/15/10	UCC-1	U.S. Bancorp Equipment Finance, Inc.	Specific equipment

PolyOne Corporation	OH	OH00144197513	08/06/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00144293810	08/12/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00144553135	08/25/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00144554036	08/25/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00144572923	08/26/10	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

PolyOne Corporation	OH	OH00144573046	08/26/10	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00145278293	09/30/10	UCC-1	Summit Funding Group, Inc.	All present and future Goods leased by Lessor to Lessee pursuant to Master Lease Agreement

PolyOne Corporation	OH	OH00145429052	10/07/10	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

PolyOne Corporation	OH	OH00145429385	10/07/10	UCC-1	De Lage Landen Financial Services, Inc.	All Equipment financed by or leased to Lessee by Lessor under Master Lease Agreement No 498

PolyOne Corporation	OH	OH00146965342	12/20/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00146968601	12/20/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00146968823	12/20/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00146969491	12/20/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00146969835	12/20/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00146977266	12/20/10	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00148179882	02/14/11	UCC-1	U.S. Bancorp Equipment Finance, Inc.	All equipment, software and other personal property financed by Lessor under Master Lease

PolyOne Corporation	OH	OH00149158203	04/01/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00149158314	04/01/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00149863238	05/02/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00150185556	05/13/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00150279151	05/18/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00150361510	05/20/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00150395925	05/23/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00150415393	05/24/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00150675040	06/03/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00151302355	06/30/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00151627464	07/15/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00152426550	08/24/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00153134077	09/28/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00153725818	10/26/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00154558086	12/01/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00155562268	01/12/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00155970182	02/02/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00156186413	02/14/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00156399818	02/24/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00156597707	03/06/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00156975709	03/22/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00157153809	03/30/12	UCC-1	Wells Fargo Bank, N.A.	Specific equipment

PolyOne Corporation	OH	OH00157258750	04/03/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00157851182	04/25/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00158051995	05/02/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00158727776	05/30/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00160339353	08/03/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Corporation	OH	OH00160922007	08/31/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00161173766	09/12/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00162298973	10/29/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00162453569	11/02/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00162953620	11/28/12	UCC-1	NMHG Financial Services, Inc.	All of the equipment leased by Lessor to Lessee

PolyOne Corporation	OH	OH00163946090	01/07/13	UCC-1	NMHG Financial Services, Inc.	All of the equipment leased by Lessor to Lessee

PolyOne Corporation	OH	OH00164469443	01/29/13	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	OH	OH00164469887	01/29/13	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	Illinois	016600504	09/14/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	Illinois	016649600	09/30/11	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne Corporation	Illinois	016918148	01/05/12	UCC-1	Toyota Motor Credit Corporation	Specific equipment

PolyOne LLC	Delaware	32303926	09/05/03	UCC-1	De Lage Landen Financial Services, Inc.	Leased specific equipment

PolyOne Canada Inc.	Ontario, Canada	888453369	10/22/02	PPSA 16 Years	The Corporation of the Town of Orangeville	Equipment Leased by Secured Party to

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
						Debtor pursuant to Lease Agreement dated 08/26/02

PolyOne Canada Inc.	Ontario, Canada	632093256 Additional Debtor: PolyOne Corporation	01/12/07	PPSA 10 Years	Zeon Chemicals L.P.	Consignment of Inventory/ Equipment

PolyOne Canada Inc.	Ontario, Canada	633066183	02/26/07	PPSA 10 Years	Donlen Fleet Leasing Ltd./Location de Flottes Donlen Ltee.	All motor vehicles leased by Secured Party to the Debtor

PolyOne Canada Inc.	Ontario, Canada	633066192	02/26/07	PPSA 10 Years	Donlen Fleet Leasing Ltd./Location de Flottes Donlen Ltee.	All motor vehicles leased by Secured Party to the Debtor

PolyOne Canada Inc.	Ontario, Canada	662069844	06/10/10	PPSA 6 Years	Praxair Canada Inc.	Equipment supplied by Secured Party consisting of bulk cryogenic storage tanks used for storage, filling and delivery of industrial and medical gases

PolyOne Canada Inc.	Ontario, Canada	671045805	06/28/11	PPSA 5 Years	Toyota Motor Credit Corporation	Specific equipment

PolyOne Canada Inc.	Ontario, Canada	675223866	12/21/11	PPSA 5 Years	Northwestern Mutual Life Insurance Company	All assets

PolyOne Canada Inc.	Ontario, Canada	675223875	12/21/11	PPSA 5 Years	Guardian Life Insurance Company of America	All assets

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Canada Inc.	Ontario, Canada	675223884	12/21/11	PPSA 5 Years	Massachusetts Mutual Life Insurance Company	All assets

PolyOne Canada Inc.	Ontario, Canada	675223893	12/21/11	PPSA 5 Years	The Mutual Insurance Company of New York	All assets

PolyOne Canada Inc.	Ontario, Canada	675223902	12/21/11	PPSA 5 Years	Aid Association for Lutherans	All assets

PolyOne Canada Inc.	Ontario, Canada	675223911	12/21/11	PPSA 5 Years	Allstate Life Insurance Company	All assets

PolyOne Canada Inc.	Ontario, Canada	675223929	12/21/11	PPSA 5 Years	RGA Reinsurance Company	All assets

PolyOne Canada Inc.	Ontario, Canada	675224019	12/21/11	PPSA 5 Years	General American Life Insurance Company	All assets

PolyOne Canada Inc.	Ontario, Canada	675224073	12/21/11	PPSA 5 Years	Security Mutual Life Insurance Company of New York	All assets

PolyOne Canada Inc.	Ontario, Canada	675224082	12/21/11	PPSA 5 Years	Jefferson-Pilot Life Insurance Company	All assets

PolyOne Canada Inc.	Alberta, Canada	11122108786	12/21/11	PPSA 7 Years	Wells Fargo Capital Finance, LLC, as Agent	All assets

PolyOne Canada Inc.	Alberta, Canada	11122201803	12/22/11	PPSA 5 Years	Northwestern Mutual Life Insurance Company	All assets

PolyOne Canada Inc.	Alberta, Canada	11122201852	12/22/11	PPSA 5 Years	Allstate Life Insurance Company	All assets

PolyOne Canada Inc.	Alberta, Canada	11122201999	12/22/11	PPSA 5 Years	General American Life Insurance Company	All assets

PolyOne Canada Inc.	Alberta, Canada	11122202026	12/22/11	PPSA 5 Years	RGA Reinsurance Company	All assets

PolyOne Canada Inc.	Alberta, Canada	11122202085	12/22/11	PPSA 5 Years	Security Mutual Life Insurance Company of New York	All assets

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Canada Inc.	Alberta, Canada	11122202161	12/22/11	PPSA 5 Years	Jefferson-Pilot Life Insurance Company	All assets

PolyOne Canada Inc.	Alberta, Canada	11122202176	12/22/11	PPSA 5 Years	The Mutual Insurance Company of New York	All assets

PolyOne Canada Inc.	Alberta, Canada	11122202241	12/22/11	PPSA 5 Years	Massachusetts Mutual Life Insurance Company	All assets

PolyOne Canada Inc.	Alberta, Canada	11122202259	12/22/11	PPSA 5 Years	Guardian Life Insurance Company of America	All assets

PolyOne Canada Inc.	Alberta, Canada	11122202319	12/22/11	PPSA 5 Years	Aid Association for Lutherans	All assets

PolyOne Canada Inc.	Quebec, Canada	07-0403081-002	07/13/07	PPSA	PolyOne Funding Canada Corporation

Seller’s right,

title, and interest

to the Seller

Receivables

pursuant to the

Assignment of

Receivable

Assets, 07/13/07,

and to the

Canadian

Receivables Sale

Agreement,

07/13/07 by

PolyOne Funding

Canada

Corporation as

seller, PolyOne

Canada Inc. as

buyer and

PolyOne

Corporation as

servicer.

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Canada Inc.	Quebec, Canada	07-0101357-0035	02/28/07	PPSA 10 Years	Donlen Fleet Leasing Ltd Location de Flottes Donlen LTEE	All motor vehicles leased by secured party to debtor

PolyOne Canada Inc.	Quebec, Canada	11-0981882-0015	12/22/11	PPSA 10 Years	Prudential Capital Group	The universality of all movable property, rights and assets of Grantor

PolyOne Canada Inc.	Quebec, Canada	11-0981882-0014	12/22/11	PPSA 10 Years	The Prudential Insurance Company of America	The universality of all movable property, rights and assets of Grantor

PolyOne Canada Inc.	Quebec, Canada	11-0981882-0012	12/22/11	PPSA 10 Years	Babson Capital Management LLC	The universality of all movable property, rights and assets of Grantor

PolyOne Canada Inc.	Quebec, Canada	11-0981882-0010	12/22/11	PPSA 10 Years	Mony Life Insurance Company	The universality of all movable property, rights and assets of Grantor

PolyOne Canada Inc.	Quebec, Canada	11-0981882-0008	12/22/11	PPSA 10 Years	Aid Association for Lutherans	The universality of all movable property, rights and assets of Grantor

Debtor	Jurisdiction	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description
PolyOne Canada	Quebec, Canada	11-0981882-0007	12/22/11	PPSA	Allstate Life Insurance	The universality
Inc.				10 Years	Company	of all movable property, rights and assets of Grantor

PolyOne Canada Inc.	Quebec, Canada	11-0981882-0005	12/22/11	PPSA 10 Years	Prudential Financial	The universality of all movable property, rights and assets of Grantor

PolyOne Canada Inc.	Quebec, Canada	11-0981882-0003	12/22/11	PPSA 10 Years	Deutsche Bank	The universality of all movable property, rights and assets of Grantor

PolyOne Canada Inc.	Quebec, Canada	11-0981882-0002	12/22/11	PPSA 10 Years	Delaware Investments	The universality of all movable property, rights and assets of Grantor

PolyOne Canada Inc.	Quebec, Canada	10-0388782-0001	06/15/2010	PPSA	Praxair Canada Inc.	All equipment

Permitted Liens with respect to Exclusive License Agreements5

•	Exclusive License Agreement, dated March 12, 2004, between CM Corporation and Container Science, Inc.

•	License Agreement, dated February 13, 2009, between ColorMatrix Holdings, Inc. and Amcor Pet Packaging USA, Inc.

•	License Agreement, dated November 6, 2008, between ColorMatrix Holdings, Inc. and Artenius Pet Packaging Europe, Inc.

[5]

The Permitted Liens in connection with such outbound exclusive license agreements relate only to restrictions on the ability of PolyOne Corporation or its Subsidiaries which are party to such license agreement, to use or dispose of certain intellectual property as provided in the license agreements.

•	Joint Development Agreement, dated February 25, 2010, between ColorMatrix Group, Inc. and Printpack, Inc.

•	Joint Development Agreement, dated August 2002, between ColorMatrix Group, Inc. and Container Science, Inc., as amended February 21, 2011.

•	Joint Development Agreement, dated June 14 2004, between ColorMatrix Europe Ltd. and Dupont Sabanci Polyester Europe BV, as amended on July 24, 2006.

•	Joint Research Development and Supply Agreement, dated September 6, 2009, between ColorMatrix Group, Inc. and DSM Micabs, B.V.

•	Joint Development Agreement, dated March 16, 2009, between ColorMatrix Group, Inc. and PPG Industries, Inc.

Foreign

Liens against the accounts receivable solely of ColorMatrix do Brasil Indústria e Comércio de Pigmentos e Aditivos Ltda., which secure only borrowings under the Bank Credit, dated August 11, 2011, issued by Itaú Unibanco S.A. for a revolving credit facility of up to 900,000 Brazilian reales.

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Acceptable Field Exam” means a field examination with respect to specified assets or an Acquired Business that is completed in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of such assets or the business of the Acquired Business, as applicable, the scope and results of which are satisfactory to Agent in its Permitted Discretion.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquired Business” means any business and assets subject to an Acquisition hereunder.

“Acquired Business Availability Period” means, with respect to any Acquired Business, the period commencing on the date such Acquired Business was acquired in a Permitted Acquisition or a Permitted Investment and ending on the earlier of (a) the 90th day thereafter or (b) the date that an Acceptable Field Exam is completed with respect to such Acquired Business and, in the case of Inventory of an Acquired Business, an Inventory appraisal with respect to such Acquired Business.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Restricted Subsidiary in a Permitted Acquisition or the Spartech Acquisition; provided, that, such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition or the Spartech Acquisition, as applicable, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition or the Spartech Acquisition, as applicable.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person (other than of a Subsidiary), or (b) the purchase or other acquisition (whether by means of a merger, consolidation, amalgamation or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person (other than of a Subsidiary).

“Additional Documents” has the meaning specified therefor in Section 5.11(b) of the Agreement.

“Additional Second Lien Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.11(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.11 of the Agreement (a) any Person which owns directly or indirectly ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, and (b) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Canadian Account” means the Deposit Accounts of Agent identified on Schedule A-2.

“Agent’s Liens” means the Liens granted by any Loan Party to Agent under the Loan Documents.

“Agreement” means the Amended and Restated Credit Agreement to which this Schedule 1.1 is attached.

“AML Legislation” has the meaning specified in Section 17.15 of the Agreement.

“Applicable Margin” means, with respect to Base Rate Loans, BA Rate Loans and LIBOR Rate Loans, the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period:

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate Margin	Applicable Base Rate Margin	Applicable BA Rate Margin
1	Equal to or greater than $250,000,000	1.50%	0.50%	0.75%
2	Greater than or equal to $150,000,000 but less than $250,000,000	1.75%	0.75%	1.00%
3	Less than $150,000,000	2.00%	1.00%	1.25%

provided, that, (i) the Applicable Margin shall be calculated and established once every three (3) months and shall remain in effect until adjusted for the next three (3) month period, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of each such three (3) month period based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period and (iii) in the event that Borrowers fail to provide any US Borrowing Base Certificate, Canadian Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, effective as of the date on which such US Borrowing Base Certificate, Canadian Borrowing Base Certificate or other information was otherwise required, at Agent’s option, the Applicable Margin shall be based on the highest rate above until the next Business Day after a US Borrowing Base Certificate, Canadian Borrowing Base Certificate or other information is provided for the applicable period at which time the Applicable Margin shall be adjusted as otherwise provided herein. In the event that at any time after the end of any three (3) month period the Quarterly Average Excess Availability for such three (3) month period used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Excess Availability for such period as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Excess Availability, the Applicable Margin for such period shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after an Event of Default whether based on such recalculated percentage or otherwise. The Series G Guarantee Reserve Amount shall not be included in the calculation of Quarterly Average Excess Availability for purposes of determining the Applicable Margin.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(ii) of the Agreement.

“Arrangers” means, collectively, Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-3, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Availability” means, as of any date of determination, (a) the lesser of (i) the Borrowing Base or (ii) the Maximum Credit minus (b) the Revolver Usage.

“Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers), except as Agent may otherwise agree, in an amount determined by Agent as reasonably sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries; provided, that, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, the applicable Bank Product must have been provided on or after the Existing Closing Date and Agent shall have received a Bank Product Provider Agreement on or before the Effective Date or otherwise within ten (10) days (or such later date as may be agreed to by Agent) after the date of the provision of the applicable Bank Product to Parent or its Subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates; provided, that, no such Person shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within ten (10) days (or such later date as Agent may agree) after the provision of such Bank Product to Parent or its Subsidiaries.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2, in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined in its Permitted Discretion to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding (taking into account any cash collateral then in the possession of a Bank Product Provider).

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“BA Rate” means (a) for a Lender that is a Schedule I chartered bank under the Bank Act (Canada), CDOR and (b) for any other Lender, the lesser of (i) the discount rate at which such Lender is prepared to purchase bankers’ acceptances and (ii) CDOR plus ten (10) basis points.

“BA Rate Deadline” has the meaning specified therefor in Section 2.15(b) of the Agreement.

“BA Rate Loan” means each portion of the Canadian Revolving Loans that bears interest at a rate determined by reference to the BA Rate.

“BA Rate Notice” means a notice substantially in the form of Exhibit L-2.

“BA Rate Option” has the meaning specified therefor in Section 2.15 of the Agreement.

“BA Funding Losses” has the meaning specified therefor in Section 2.15 of the Agreement.

“Base Rate” means (a) for Base Rate Loans consisting of Canadian Revolving Loans in Canadian Dollars, the greater of (i) the prime lending rate as quoted by a Schedule I bank in Canada designated from time to time by Agent and (ii) the ninety (90) day BA Rate quoted from time to time, plus one and one-half percent (1.5%) and (b) for Base Rate Loans consisting of US Revolving Loans and for all other purposes, the greatest of (i) the Federal Funds Rate plus one-half percent (1/2%), (ii) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis), plus one percent (1%), and (iii) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“BIA” means the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c. B-3, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower Materials” has the meaning specified therefor in Section 5.1(c) of the Agreement.

“Borrowers” means, collectively, US Borrowers and Canadian Borrowers.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, at any time, the sum of the US Borrowing Base plus the Canadian Borrowing Base.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, or, in the case of Canadian Revolving Loans, the Province of Ontario except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“CAM Exchange” has the meaning specified therefor in Section 9.4(a) of the Agreement.

“CAM Exchange Date” has the meaning specified therefor in Section 9.4(a) of the Agreement.

“CAM Percentage” has the meaning specified therefor in Section 9.4(d) of the Agreement.

“Canadian Borrowers” means (a) PolyOne Canada Inc., a federally incorporated Canadian corporation, and (b) any other Person that after the Effective Date becomes a Canadian borrower under the Agreement; sometimes being referred to herein individually as a “Canadian Borrower”.

“Canadian Borrowing Base” means, at any time, the amount equal to

(a) the amount equal to eighty-five percent (85%) of the amount of Eligible Accounts of each Canadian Loan Party, plus

(b) the amount equal to the lesser of (A) seventy percent (70%) multiplied by the Value of Eligible Inventory of each Canadian Loan Party, (B) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory or (C) sixty percent (60%) of the Canadian Maximum Credit, minus

(c) the aggregate amount of reserves applicable to Canadian Loan Parties, if any, established by Agent under Sections 2.1(e) and (f) of the Agreement.

“Canadian Borrowing Base Certificate” means a certificate in the form of Exhibit B-3.

“Canadian Collateral” means Collateral consisting of assets or interests in assets of Canadian Loan Parties, and the proceeds thereof.

“Canadian Commitment” means, with respect to each Lender, its Canadian Commitment, and, with respect to all Lenders, their Canadian Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Canadian Dollars” or “C$” means lawful currency of Canada.

“Canadian Dollar Denominated Loan” means a Revolving Loan denominated in Canadian Dollars.

“Canadian Excess Availability” means, as of any date of determination, the amount equal to (a) the lesser of (i) the Canadian Borrowing Base and (ii) the Canadian Maximum Credit (in each case after giving effect to any applicable reserves), minus, without duplication, (b) the amount of the Canadian Revolver Usage.

“Canadian Guarantors” means any Person organized under the laws of a jurisdiction in Canada that becomes a guarantor in respect of the Canadian Obligations after the Effective Date pursuant to the Agreement; sometimes being referred to herein individually as a “Canadian Guarantor”.

“Canadian Lender” means, at any time, each Lender having a Canadian Commitment or a Canadian Revolving Loan owing to it or a participating interest in a Canadian Letter of Credit; sometimes being referred to herein collectively as “Canadian Lenders”.

“Canadian Letter of Credit Disbursement” means a payment by Issuing Lender or Underlying Issuer pursuant to a Canadian Letter of Credit.

“Canadian Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Canadian Letters of Credit.

“Canadian Letters of Credit” means all Letters of Credit issued for the account of a Canadian Borrower.

“Canadian Loan Account” has the meaning specified therefor in Section 2.7 of this Agreement.

“Canadian Loan Parties” means Canadian Borrowers and Canadian Guarantors.

“Canadian Maximum Credit” means the US Dollar Equivalent of $50,000,000, as decreased by the amount of reductions in the Canadian Commitments in accordance with Section 2.3(c) of the Agreement or increased by the amount of increases in the Canadian Commitments in accordance with Section 2.12 of the Agreement.

“Canadian Obligations” means all Obligations of Canadian Borrowers.

“Canadian Pension Plan” means any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or Guarantor in respect of any Person’s employment in Canada with such Borrower or Guarantor.

“Canadian Revolver Usage” means, as of any date of determination, the sum of (a) the principal amount of outstanding Loans to Canadian Borrowers, plus (b) the amount of the Canadian Letter of Credit Usage.

“Canadian Revolving Loans” has the meaning specified therefor in Section 2.1(b) of the Agreement.

“Canadian Security Agreement” means the Security Agreement, dated as of the Existing Closing Date, executed and delivered by the Canadian Loan Parties, as heretofore, now or hereafter amended or modified from time to time.

“Canadian Security Documents” means the Canadian Security Agreement, the Quebec Hypothec and any other Loan Document that grants or purports to grant a Lien on any Canadian Collateral.

“Canadian Swing Loan Limit” means $5,000,000; provided, that, the aggregate amount of US Swing Loans and Canadian Swing Loans at any time outstanding shall not exceed $50,000,000.

“Canadian Swing Loan” has the meaning specified therefor in Section 2.2(b)(ii) of the Agreement.

“Canadian Underlying Letter of Credit” means a Canadian Letter of Credit issued by an Underlying Issuer.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed (excluding (a) any such expenditure to the extent constituting a Permitted Acquisition or the Spartech Acquisition or made with the proceeds of any sale or other disposition of fixed assets (so long as such proceeds are applied (or committed to be applied pursuant to a written purchase order or contract) within one year of such sale), (b) expenditures made from insurance proceeds or condemnation awards, and (c) expenditures that are accounted for as capital expenditures of such Person and that are actually paid for by a non-Affiliate third party).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Event” means at any time (a) the Excess Availability Conditions are not satisfied or (b) an Event of Default shall occur and be continuing; provided, that, (i) to the extent that the Cash Dominion Event has occurred due to clause (a) of this definition, if the Excess Availability Conditions are satisfied for at least sixty (60) consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as the Excess Availability Conditions may again not be satisfied and (ii) a Cash Dominion Event may not be cured as contemplated by clause (i) more than two (2) times in any twelve (12) month period.

“Cash Equivalents” means any of the following Investments: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (b) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two (2) years after date of acquisition and that the average term of all such Investments is one (1) year or less from the respective dates of acquisition; (c) repurchase obligations with a term of not more than one hundred eighty (180) days for underlying securities of the types described in clause (a) above entered into with any Eligible Bank; (d) direct obligations issued by any State of the United States or any political subdivision or public instrumentality thereof, provided, that, such Investments mature, or are subject to tender at the option of the holder thereof, within three hundred sixty-five (365) days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor’s Rating Group (“S&P”) or A-2 from Moody’s Investors Service, Inc. (“Moody’s”), or an equivalent rating by any other nationally recognized rating agency; (e) commercial paper of any Person other than an Affiliate of Parent and other than structured investment vehicles, provided, that, such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within one hundred eighty (180) days after the date of acquisition; (f) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (g) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (a) through (f); (h) instruments equivalent to those referred to in clauses (a) through (g) above or funds equivalent to those referred to in clause (g) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by Parent; (i) investments with guaranteed principal approved by the Board of Directors of Parent (including any standing authorizations) and (j) “Authorized Investment Securities” as defined in the PolyOne Corporation Cash Investment Policy, effective August 31, 2012, and as in effect on the Effective Date. “Eligible Bank” means a Lender or any Affiliate of a Lender or such other bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States of America or Canada, or any State, Territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500,000,000 and (iii) the senior Indebtedness of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c.C-36, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

“CDOR” means, on any day, the annual rate of interest which is the rate equal to the average rate for Canadian Dollar bankers’ acceptances issued on such day for a term equal or comparable to the applicable Interest Period or, if no Interest Period is specified, thirty (30) days) for the purpose of calculating the interest rate applicable as such rate appears on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000, definitions, as modified and amended from time to time) rounded to the nearest 1/100th of 1% (with 0.005% being rounded up), as of 10:00 a.m. (Toronto, Ontario time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, that, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the average of the rates applicable to Canadian Dollar bankers’ acceptances having an equivalent term quoted by the Schedule I Canadian chartered banks as of 1000 a.m. (Toronto, Ontario time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“CFC Holding Company” means any Subsidiary of Parent which is a Domestic Subsidiary that has no material assets or material operations other than the Equity Interests of a CFC.

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty percent (30%) or more of the equity securities of Parent entitled to vote for members of the Board of Directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or

(c) except as otherwise expressly permitted herein, Parent shall cease to be the direct or indirect holder and owner of one hundred percent (100%) of the Equity Interests of Borrowers; or

(d) a “change of control” or any comparable term under, and as defined in, the 2015 Notes, the 2020 Notes, the Current Notes, or other Indebtedness outstanding in an aggregate principal amount in excess of $35,000,000 shall have occurred.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its US Commitment or Canadian Commitment, as applicable, and, with respect to all Lenders, their US Commitments or Canadian Commitments, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Parent and its Restricted Subsidiaries on a consolidated basis for the most recently completed twelve (12) consecutive fiscal months plus (a) the following to the extent deducted in calculating such Consolidated Net Income (i) Consolidated Interest Expense, (ii) the provision for federal, state, provincial, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income of which the aggregate amount of cash items shall not exceed the lesser of three percent (3%) of Consolidated EBITDA for such period or $7,500,000 (provided, that, the aggregate amount of the non-recurring expenses consisting of cash items referred to in this clause (iv), plus the amount of environmental remediation costs and expenses under clause (xviii) below shall not exceed $12,000,000) or do not represent a cash item in such period or any future period, excluding write-offs or write-downs of Accounts or Inventory, (v) non-cash compensation expense in respect of stock option plans, restricted stock and other employee equity compensation plans, (vi) non-cash goodwill or other intangible asset impairment charges and write-offs of goodwill and other intangible assets, in each case, pursuant to ASC 350 or any similar rule announced by the Financial Accounting Standards Board, (vii) fees and expenses (including without limitation, if the Spartech Acquisition is consummated, prepayment fees and expenses associated with the repayment, redemption or discharge of any indebtedness of the business of Spartech and its Subsidiaries) incurred in connection with (A) if incurred prior to or within ninety (90) days after the Effective Date, the Transactions, (B) the Agreement and the other Loan Documents related to amendments and waivers thereof, including any legal fees in connection therewith, or (C) the Spartech Acquisition, (viii) non-cash restructuring charges, (ix) non-cash effects of changes in accounting principles, (x) losses from asset sales not in the ordinary course of business, (xi) non-cash losses on the early extinguishment of Indebtedness, (xii) non-cash purchase accounting charges required by ASC 805 or any similar rule announced by the Financial Accounting Standards Board, (xiii) non-cash unrealized losses and charges with respect to Hedging Agreements, including such losses and charges which arise from foreign currency losses, (xiv) other non-cash items to the extent such non-cash items are not accruals for future payments, (xv) foreign currency translation losses, (xvi) non-recurring cash costs and expenses relating to the assimilation and integration of the business of Colormatrix Group, Inc. and its Subsidiaries incurred on or prior to February 28, 2013 in an aggregate amount not to exceed $5,000,000 (in each case, of or by Parent and its Subsidiaries for such period), (xvii) if the Spartech Acquisition is consummated, non-recurring cash costs and expenses relating to the assimilation and integration of the business of Spartech and its Subsidiaries incurred within twelve months of the closing date of the Spartech Acquisition in an aggregate amount not to exceed $5,000,000 (in each case, of or by Parent and its Subsidiaries for such period), (xviii) non-recurring cash costs and expenses incurred in connection with any Permitted Acquisition that is consummated, incurred within twelve months of the closing date of such Permitted Acquisition and relating to the acquisition and assimilation and integration of the Acquired Business in an aggregate amount not to exceed ten percent (10%) of EBITDA for the prior twelve months of such Acquired Business (in each case, of or by Parent and its Subsidiaries for such period), and (xix) environmental remediation costs and expenses not to exceed $7,000,000 per fiscal year related to the Real Property at the locations set forth on Schedule C-2, provided, that, (A) the aggregate amount of the non-recurring expenses consisting of cash items referred to in clause (iv) above, plus the amount of environmental remediation costs and expenses under this clause (xviii) shall not exceed $12,000,000 and (B) to the extent that such environmental remediation costs and expenses in any fiscal year commencing with the fiscal year ending December 31, 2012 are less than $7,000,000, then such limit for the immediately following year shall be increased by up to $1,000,000 of such difference; and minus (b) the following to the extent included in calculating such Consolidated Net Income (i) federal, state, provincial, local and foreign income tax credits; (ii) interest income, (ii) any gains from asset sales not in the ordinary course of business, (iii) non-cash effects of changes in accounting principles, (iv) non-cash gains on the early extinguishment of Indebtedness, (v) non-cash unrealized gains with respect to Hedging Agreements, (vi) other non-cash income or gains, and (vii) foreign currency translation gains (in each case of or by Parent and its Restricted Subsidiaries for such period).

“Consolidated Interest Expense” means, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to the consolidated interest expense of such Person for such period, whether paid or accrued (including capitalized interest with respect to Fixed Charges for such period), excluding to the extent related to the Transactions, all prepayment of any original issue discount and all upfront and arrangement fees due and payable on the Effective Date and, if the Spartech Acquisition is consummated, all prepayment fees and expenses associated with the repayment, redemption or discharge of any indebtedness of Spartech and its Subsidiaries.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Parent and its Restricted Subsidiaries, on a consolidated basis, for the relevant period determined in accordance with GAAP; provided, that, Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses (and any associated tax benefits or costs) for such period, (b) gains or losses in respect of any sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction) of any property by Parent or any of its Restricted Subsidiaries, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or Accounts or any rights and claims associated therewith (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis and (c) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Governing Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that Parent’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Currency Due” has the meaning specified in Section 17.15 of this Agreement.

“Current Notes” means the 5.25% Senior Notes due 2023 issued by Parent.

“Current Notes Indenture” means the Indenture dated as of February 28, 2013, by and between Parent and the Current Notes Trustee.

“Current Notes Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee under the Current Notes Indenture.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans or participations in Swing Loans, Protective Advances or Letters of Credit within two (2) Business Days of the date any of the foregoing were required to be funded by it hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Lender, Swing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified Administrative Borrower, Agent or Issuing Lender or Swing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to Administrative Borrower, Issuing Lender, Swing Lender and each Lender.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, an Equity Interest that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full in cash of all of the Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of a Loan Party other than a Foreign Subsidiary.

“Effective Date” means March 1, 2013.

“Eligible Accounts” means those Accounts created by any Loan Party in the ordinary course of its business, that arise out of the sale of goods or rendition of services by such Loan Party, as the case may be, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded from being Eligible Accounts as a result of the failure to satisfy any of the criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, taxes, discounts, credits, allowances, rebates and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts (i) that the Account Debtor (other than Whirlpool) has failed to pay within one hundred and twenty (120) days of the original invoice date or within sixty (60) days of the original due date, or that have payment terms of more than ninety (90) days or (ii) as to which the Account Debtor is Whirlpool and that Whirlpool has failed to pay within one hundred fifty (150) days of the invoice date or that have payment terms of more than one hundred twenty (120) days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party or any Affiliate of a Loan Party,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; except, that, up to $15,000,000 at any time outstanding of Accounts arising from transactions under which the subject goods are pre-billed by not more than five (5) days prior the shipping date and are shipped by a Loan Party FOB destination and which otherwise satisfy all of the requirements of this definition of Eligible Accounts shall constitute Eligible Accounts hereunder,

(e) Accounts that are not payable in Dollars or Canadian Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada unless such Accounts are (A) Eligible Foreign Accounts, (B) Eligible Whirlpool Foreign Accounts or (C) Eligible Credit Insurance Accounts, or (ii) is not organized under the laws of the United States or Canada or any State or province thereof unless such Accounts are either (A) Eligible Foreign Accounts, (B) Eligible Whirlpool Foreign Accounts or (C) Eligible Credit Insurance Accounts, or (iii) is the government of any foreign country or sovereign state, or of any State, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or Canada or any department, agency, or instrumentality thereof (other than Accounts with respect to which Loan Parties have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727 or the Financial Administration Act (Canada)), or (ii) any State of the United States or province or territory of Canada,

(h) Accounts with respect to which the Account Debtor is a creditor of a Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of the amount of such claim, right of setoff, or dispute,

(i) Accounts with respect to which (i) the Account Debtor is Whirlpool, if the total obligations owing by Whirlpool to Loan Parties exceeds fifteen percent (15%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage and (ii) the Account Debtor is any Person or any of its Affiliates (other than Whirlpool) if the total obligations owing by such Person and its Affiliates to Loan Parties exceeds ten percent (10%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not solvent, has gone out of business, or as to which a Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to the valid and perfected first priority Agent’s Lien, other than, as to priority, the Permitted Liens under clause (c) to the extent such Liens may apply to Accounts,

(m) Accounts that are subject to any Lien other than Agent’s Lien or those permitted in clauses (b) and (c) of the definition of the term Permitted Liens (but only to the extent that Agent has established a reserve in respect thereof) and any other Liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such Lien and Agent,

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Loan Parties of the subject contract for goods or services, or

(q) Accounts acquired pursuant to a Permitted Acquisition or a Permitted Investment as to which Agent shall have not completed an Acceptable Field Exam, unless such Accounts are Eligible Acquired Business Accounts.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent based on either (i) an event, condition or other circumstance arising after the Effective Date, or (ii) an event, condition or other circumstance existing on the Effective Date to the extent that such event, condition or circumstance has not been identified by a Borrower to the field examiners of Agent prior to the Effective Date (except to the extent that it may have been identified but Agent, in consultation with Borrowers, has intentionally elected not to establish a reserve with respect thereto as of the Effective Date), in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts as determined by Agent in its Permitted Discretion. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral. For avoidance of doubt, any Accounts determined ineligible under more than one clause above shall be calculated without duplication.

“Eligible Acquired Business Accounts” means Accounts (a) acquired by a US Loan Party in connection with a Permitted Acquisition or a Permitted Investment, (b) that satisfy all of the criteria of “Eligible Accounts” other than clause (f) thereof, (c) as to which the Account Debtor maintains its chief executive office in the United States and is organized under the laws of the United States or a State thereof, and (d) owned by an Acquired Business as to which Agent has not yet completed an Acceptable Field Exam.

“Eligible Acquired Business Inventory” means Inventory (a) acquired by a US Loan Party in connection with a Permitted Acquisition or a Permitted Investment, (b) that satisfies all of the criteria of “Eligible Inventory” other than clauses (c) and (l) thereof, (c) that is located at one of a US Loan Party’s owned or leased locations in the continental United States, and (d) owned by an Acquired Business as to which Agent has not yet completed an Acceptable Field Exam and an Inventory appraisal reasonably satisfactory to Agent.

“Eligible Credit Insurance Accounts” means Accounts (other than Eligible Foreign Accounts) that would otherwise be Eligible Accounts (other than for the Account Debtor of such Account not maintaining its chief executive office in the United States or not being organized under the laws of the United States or any State thereof) and are covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent; provided, that, the aggregate amount of Accounts constituting Eligible Credit Insurance Accounts for purposes of the calculation of the Borrowing Base at any time will not exceed $7,500,000.

“Eligible Domestic In-Transit Inventory” means Inventory that would otherwise be Eligible Inventory (other than for its location) that has been shipped from a location of any Loan Party or from the manufacturer or wholesale distributor thereof within the United States or Canada for receipt at a location of any Loan Party within the United States or Canada and permitted hereunder, within thirty (30) days of shipment, but in either case, which has not yet been delivered to such Loan Party, for which the purchase order is in the name of a Loan Party, title has passed to such Loan Party (and Agent has received such evidence thereof as it has requested) and which is insured in accordance with the terms of the Agreement; provided, that, the aggregate amount of Inventory constituting Eligible Domestic In-Transit Inventory for purposes of the calculation of the Borrowing Base at any time will not exceed $15,000,000.

“Eligible Foreign Account Debtor” means a Subsidiary of each of the following entities, which Subsidiary does not maintain its chief executive office in the United States or is not organized under the laws of any State of the United States: (a) PPG Industries, (b) Valspar Corporation, (c) Corning Inc., (d) 3M Company, (e) Dow Chemical Company, (f) Meadwestvaco Corporation, (g) Avery Dennison Corporation, (h) Baxter International, (i) The Procter & Gamble Company, (j) Stanley Black & Decker, Inc. and (k) Eaton Corporation.

“Eligible Foreign Accounts” means Accounts that would otherwise be Eligible Accounts (other than for the Account Debtor of such Account not maintaining its chief executive office in the United States or not being organized under the laws of the United States or any state thereof) for which the Account Debtor is an Eligible Foreign Account Debtor; provided, that, (a) such Accounts are invoiced from the United States and payable in US Dollars, (b) such Eligible Foreign Account Debtor maintains a rating from S&P of BBB- or better and (c) the aggregate amount of Accounts constituting Eligible Foreign Accounts for purposes of the calculation of the Borrowing Base at any time will not exceed $25,000,000, minus the aggregate amount of Accounts constituting Eligible Whirlpool Foreign Accounts at such time.

“Eligible Inventory” means Inventory owned by any Loan Party consisting of finished goods held for sale in the ordinary course of its business and raw materials for such finished goods, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded from being Eligible Inventory as a result of the failure to satisfy any of the criteria set forth below. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with historical accounting practices of Loan Parties, without regard to intercompany profit or increases for currency exchange rates. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Loan Party does not have good and valid title thereto,

(b) a Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Loan Parties),

(c) it is not located at one of a Loan Party’s owned or leased locations in the continental United States or Canada,

(d) it is in-transit to or from a location of a Loan Party (other than in-transit between a Loan Party’s location in the continental United States or Canada and another Loan Party’s location in the continental United States or Canada) unless such Inventory is Eligible Domestic In-Transit Inventory,

(e) it is located on Real Property leased by a Loan Party (unless Agent has a received a satisfactory Collateral Access Agreement executed by the lessor with respect thereto or established a reserve in respect thereof) or in a contract warehouse (unless Agent has received a satisfactory Collateral Access Agreement executed by the warehouseman with respect thereto or established a reserve in respect thereof and is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises of such warehouse) unless such Inventory is Eligible Domestic In-Transit Inventory,

(f) it is the subject of a bill of lading or other document of title (other than the same delivered to Agent as to goods in transit between locations of Loan Parties as provided in clause (d) above),

(g) subject to clause (h) below, it is not subject to the valid and perfected first priority Lien of Agent,

(h) it is subject to any Lien other than Agent’s Lien and those permitted in clauses (b), (c) or (d) of the definition of Permitted Liens (but only to the extent that Agent has established a reserve in respect thereof) and any other Liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such Lien and Agent,

(i) it consists of goods returned or rejected by a Loan Party’s customer,

(j) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Loan Parties’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(k) it contains or bears any intellectual property rights licensed to a Loan Party unless Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, (iii) incurring any liability with respect to the payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement (provided, that, as of the date hereof based on the information received by Agent prior to the date hereof, the only license agreements that restrict Agent’s ability to dispose of any Inventory are those that Agent has identified to Administrative Borrower on or prior to the date hereof), or

(l) it was acquired in connection with a Permitted Acquisition or a Permitted Investment, until the completion of an appraisal of such Inventory, reasonably satisfactory to Agent and an Acceptable Field Exam with respect to such Inventory (which appraisal and Acceptable Field Exam may be conducted prior to the closing of such Permitted Acquisition or such Permitted Investment, as applicable), unless such Inventory is Eligible Acquired Business Inventory.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent based on either (i) an event, condition or other circumstance arising after the Effective Date, or (ii) an event, condition or other circumstance existing on the Effective Date to the extent that such event, condition or circumstance has not been identified by a Borrower to the field examiners of Agent prior to the Effective Date (except to the extent that it may have been identified but Agent, in consultation with Borrowers, has intentionally elected not to establish a reserve with respect thereto as of the Effective Date), in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory as determined by Agent in its Permitted Discretion. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral. For avoidance of doubt, any Inventory determined ineligible under more than one clause above shall be calculated without duplication.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or Canada or any State or Province thereof, and having total assets in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $500,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, and (e) any other Person approved by Agent. Nothing in this definition shall be construed to affect the rights of Administrative Borrower to consent to any assignment of any Lender’s rights and obligations under the Agreement to an Eligible Transferee to the extent such consent is required in accordance with Section 13.1 of the Agreement.

“Eligible Whirlpool Foreign Accounts” means Accounts owing by a Whirlpool Foreign Affiliate to a US Loan Party that would otherwise be Eligible Accounts (other than for the Account Debtor of such Account not maintaining its chief executive office in the United States or not being organized under the laws of the United States or any state thereof); provided, that, (a) such Accounts are invoiced from the United States by a US Loan Party and payable in US Dollars, (b) such Accounts are paid to the applicable US Loan Party and promptly deposited by such US Loan Party into a Deposit Account in the United States maintained at Wells Fargo or another Lender, which Deposit Account is subject to a Control Agreement and is subject to the valid, enforcement and first priority perfected security interest of Agent, and (c) the aggregate amount of Accounts constituting Eligible Whirlpool Foreign Accounts for purposes of the calculation of the Borrowing Base at any time will not exceed $10,000,000.

“Environmental Action” means any judicial, administrative or regulatory action, suit or proceeding arising under Environmental Law.

“Environmental Law” means any and all federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien arising under Environmental Law.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

“ERISA Event “means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any US Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a US Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification to a US Loan Party or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the sum of US Excess Availability plus Canadian Excess Availability.

“Excess Availability Conditions” means at any time that either (a) Excess Availability is less than ten percent (10%) of the Maximum Credit for any one (1) Business Day, (b) US Excess Availability is less than seven and one-half percent (7.5%) of the Maximum Credit for any one (1) Business Day, (c) Excess Availability is less than twelve and one-half percent (12.5%) of the Maximum Credit for any three (3) consecutive Business Days or (d) US Excess Availability is less than ten percent (10%) of the Maximum Credit for any three (3) consecutive Business Days.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means on any date, as determined by Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for US Dollars or applicable Judgment Currency at approximately 1100 a.m., local time, on such date; provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by Agent, or, in the event no such service is available, such spot selling rate shall instead be the rate reasonably determined by Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 1100 a.m., local time, on the applicable date for the purchase of the relevant currency for delivery two (2) Business Days later.

“Excluded Subsidiary” means (a) any CFC if the pledge of its assets or more than sixty-five percent (65%) of its voting shares in favor of Agent would result in adverse tax consequences to Parent, (b) any Subsidiary of a CFC, (c) CFC Holding Company and (d) each Immaterial Subsidiary.

“Existing Closing Date” means December 21, 2011.

“Existing Credit Agreement” means the Credit Agreement dated as of the Existing Closing Date by and among Borrowers, the other Loan Parties party thereto, Agent and the Lenders party thereto, as amended or modified prior to the Effective Date.

“Existing Letters of Credit” means (a) those letters of credit issued for the account of a Borrower by an Issuing Lender and outstanding on the Effective Date, which are described on Schedule E-1 to the Agreement and (b) if the Spartech Acquisition is consummated, those letters of credit issues for the account of Spartech or any of its Subsidiaries and outstanding on the closing date of the Spartech Acquisition, as identified in writing by Administrative Borrower to Agent at such time.

“Existing Note Secured Debt Limit” means the amount of any Indebtedness that may be secured by Permitted Liens (as defined in the 2020 Notes Indenture) up to the amounts set forth in clause (i) of such definition thereof. As of the date hereof, the only such limitation that is applicable to the Indebtedness under the Agreement is set forth in Section 4.12 of the 2020 Note Indenture.

“Existing Obligations” means the “Obligations” as defined in the Existing Credit Agreement.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the IRC (and any successor thereto), the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the amended and restated fee letter, dated of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“First Lien Collateral” means all personal property of each Loan Party, other than Equipment and other Excluded Property (as defined in each of the Security Agreement and the Canadian Security Agreement).

“Fixed Asset Lender” has the meaning specified therefor in Section 5.12 of the Agreement.

“Fixed Charge Coverage Ratio” means, for any Person and its Subsidiaries, with respect to any date of determination, the ratio of (a) the amount equal to (i) Consolidated EBITDA of any such Person and its Subsidiaries on a consolidated basis, as of the end of a fiscal month for the immediately preceding twelve (12) consecutive fiscal months for which Agent has received financial statements, minus (ii) Capital Expenditures of such Person and its Subsidiaries during such period to the extent not financed by a third party, to (b) Fixed Charges of such Person and its Subsidiaries for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Expense paid in cash during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period (excluding (i) the repayment of the 2012 Notes and the 2015 Notes and (ii) other mandatory prepayments made with Net Cash Proceeds arising from the transaction requiring such mandatory prepayment under the terms of the applicable Indebtedness), and (c) all federal, state, provincial, local and foreign income taxes paid in cash during such period, and (d) all Restricted Payments paid in cash during such period, provided, that, so long as at the time of any Restricted Payments used to purchase the common Equity Interests of Parent, and after giving effect thereto, the aggregate amount of Excess Availability plus Qualified Cash is greater than $150,000,000, such Restricted Payments made during the 2013 and 2014 fiscal years of Parent in an aggregate amount of up to the lesser of $250,000,000 and the fair market value of 10,000,000 shares of common Equity Interests of Parent, shall not be included in Fixed Charges.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC Section 7701(a)(30).

“Foreign Subsidiary” means a direct or indirect Subsidiary of a Loan Party organized or incorporated under the laws of a jurisdiction other than a State of the United States, the United States, the District of Columbia, a Province or Territory of Canada or Canada.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit with respect to Letters of Credit issued by Issuing Lender other than outstanding Letters of Credit as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or subject to Letter of Credit Collateralization in accordance with the terms hereof, and (b) with respect to Swingline Lender, such Defaulting Lender’s Pro Rate Share of outstanding Swing Loans made by Swing Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.10(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, that, all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“Glasforms Acquisition” means the acquisition by Parent of the Equity Interests of Glasforms, Inc., a California corporation (“Glasforms”), pursuant to the terms of the certain Share Purchase Agreement dated December 19, 2012 by and among Parent, Glasforms, and the holders of the Equity Interests of Glasforms.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, articles of association, by-laws, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means, collectively, US Guarantors and Canadian Guarantors.

“Guaranty” means the guaranty, dated as of the Existing Closing Date, by US Loan Parties in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers in respect of the US Obligations and the Canadian Obligations, as heretofore, now or hereafter amended or modified from time to time.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; sometimes being collectively referred to herein as “Hedge Agreements”.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Hedge Provider” means any Lender or any of its Affiliates; provided, that, no such Person shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Agreement from such Person, and with respect to the applicable Hedge Agreement, within ten (10) days after the execution and delivery of such Hedge Agreement with Parent or its Subsidiaries.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender) or by such other method as the Hedge Provider with respect thereto may use for such purposes.

“Immaterial Subsidiary” means, as at any date, any Subsidiary of Parent set forth on Schedule I-1 of the Agreement (as may be amended from time to time by notice from Parent to Agent), provided, that, any Subsidiary designated as an Immaterial Subsidiary (a) did not, as of the last day of the fiscal quarter of Parent most recently ended, have assets with a value in excess of three percent (3%) of total assets or revenues representing in excess of three percent (3%) of total revenues of Parent and its Subsidiaries, in each case, on a consolidated basis as of such date, (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of Parent most recently ended, did not have assets with a value in excess of seven and one-half percent (7.5%) of total assets or revenues representing in excess of seven and one-half percent (7.5%) of total revenues of Parent and its Subsidiaries, in each case, on a consolidated basis as of such date, (c) no assets of any such Subsidiary shall be included in the Borrowing Base, and (d) no such Subsidiary shall conduct either manufacturing or sales activities.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds (other than surety or similar bonds), debentures, notes, loan agreements or other similar instruments,

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments,

(c) the Hedge Termination Value of any Hedge Agreement,

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade accounts payable in the ordinary course of business in accordance with customary trade practices and (ii) earnouts or similar obligations unless and until such amounts are earned),

(e) indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse,

(f) all obligations of such Person in respect of Capital Leases and all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of the Bankruptcy Code or any other debtor relief laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment) and all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP,

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash, Cash Equivalents or other “Indebtedness” in respect of any Disqualified Equity Interest in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and

(h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above (but specifically excluding the Series G Guarantee other than for purposes of Section 8.5).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, the CCAA or the BIA or under any other provincial, state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of the Existing Closing Date, executed and delivered by certain Loan Parties, certain of their Subsidiaries and Agent, as heretofore, now or hereafter amended or modified from time to time.

“Interest Period” means, (a) with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending one (1), two (2), or three (3) months thereafter and (b) with respect to each BA Rate Loan, a period commencing on the date of making of such BA Rate Loan (or the continuation of a BA Rate Loan or the conversion of a Base Rate Loan in Canadian Dollars to a BA Rate Loan and ending one (1), two (2), or three (3) months thereafter; provided, that, in each case, (a) interest shall accrue at the applicable rate based upon the LIBOR Rate or BA Rate, as applicable from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one (1), two (2), or three (3) months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as such term is defined in the Code).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit (including a division) or all or substantially all of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended, as in effect from time to time.

“Issuing Lender” means (a) any issuer of Existing Letters of Credit, but only as to such Existing Letters of Credit and not as to any other Letters of Credit, and, if the Spartech Acquisition is consummated, as issuer of certain letters of credit under Spartech’s existing credit facilities, and (b) WFCF, Bank of America, N.A., PNC Bank, National Association or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.9 of the Agreement and the Issuing Lender shall be a Lender.

“Judgment Currency” has the meaning specified in Section 17.15 of the Agreement.

“Juffali Investment” means an initial Investment in the amount of approximately $2,500,000 made by Parent and/or its Subsidiaries in the existing joint venture with E.A. Juffali & Brothers Company Limited, together with any additional Investments made by Parent and/or its Subsidiaries in such joint venture in an amount not to exceed $20,000,000 in the aggregate.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including the Issuing Lender and Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) that were due and owing by Parent or its Subsidiaries and were, in accordance with the provisions of the Loan Documents, paid, advanced, or incurred by the Lender Group, (b) reasonable out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and PPSA and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles, or similar searches with respect to Canadian Loan Parties), filing, recording, publication, appraisal (including periodic collateral appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-

pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) all reasonable and documented out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrowers’ operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day), and a per diem charge at Agent’s then standard rate for the establishment of electronic collateral reporting systems, subject to the limitations set forth in Section 5.7 of the Agreement, (f) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents, (g) Agent’s and each Arranger’s reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of not more than one primary counsel in the United States, one primary counsel in Canada and one local counsel in each relevant jurisdiction) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, (h) subject to the limitations set forth below in this clause (h), Agent’s and each Lender’s reasonable out-of-pocket costs and expenses (including reasonable accountants, consultants, and other advisors fees and expenses and reasonable attorneys’ fees for not more than one primary counsel in the United States, one primary counsel in Canada and one local counsel in each relevant jurisdiction and up to one additional counsel in the United States and one additional counsel in Canada for all other Lenders taken together) incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents, or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral permitted by the Agreement, and including, during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, and (i) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by the Underlying Issuer or incurred by the Issuing Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by the Underlying Issuer or Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent in an amount equal to one hundred three percent (103%) of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to one hundred three percent (103%) of the then existing Letter of Credit Usage; it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit.

“Letter of Credit Disbursement” means a US Letter of Credit Disbursement or a Canadian Letter of Credit, Disbursement, as applicable.

“Letter of Credit Usage” means US Letter of Credit Usage or Canadian Letter of Credit Usage, as applicable.

“LIBOR Deadline” has the meaning specified therefor in Section 2.10(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.10(a) of the Agreement.

“LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, hypothec or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” means the US Loan Account or the Canadian Loan Account, as the case may be.

“Loan Documents” means the Agreement, any US Borrowing Base Certificate, any Canadian Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, any Copyright Security Agreement, the Fee Letter, the Guaranty, any Intercompany Subordination Agreement, the Letters of Credit, any Mortgages, any Additional Documents, any

Additional Second Lien Documents, any Patent Security Agreement, the Security Agreement, any Trademark Security Agreement, any perfection certificate, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any Canadian Security Document, any letter of credit application entered into by any Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Loans” means Revolving Loans, Swing Loans, Overadvances and Protective Advances.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole, or as it relates to representations and warranties specifically relating to the First Lien Collateral, of Loan Parties taken as a whole, (b) a material impairment of the rights and remedies of Agent or any Lender under the Loan Documents taken as a whole, or of the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Real Property” means fee owned Real Property with a fair market value in excess of $5,000,000.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Credit” means the sum of the US Maximum Credit and the Canadian Maximum Credit, provided, that, in no event shall the Maximum Credit exceed $400,000,000, as such amount may be decreased by the amount of decreases in the US Commitments in accordance with Section 2.3(c) of the Agreement or as such amount may be increased by the amount of increases in the US Commitments in accordance with Section 2.12 of the Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgaged Property” means any Real Property that is owned by any Loan Party that constitutes Second Lien Collateral.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that at any time encumber any Mortgaged Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the IRC to which Parent or any ERISA Affiliate is obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents received by any Loan Party or any Restricted Subsidiary in respect of any sale or other disposition (including any involuntary loss, damage or destruction or involuntary condemnation, seizure or taking or confiscation or requisition) or issuance or incurrence of Indebtedness or issuance of any Equity Interests (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received in cash), net of (a) reasonable and customary fees and expenses associated in connection therewith (including, without limitation, legal, accounting and investment banking fees, sales commissions and placement fees), (b) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or other disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction, (c) in the case of any such sale or other disposition, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition (including, without limitation, prepayment premiums and/or penalties thereon), (d) in the case of any sale or other disposition, any portion of such proceeds deposited in an escrow account or subject to a similar arrangement in any event in accordance with the terms of such sale or other disposition (provided that such amounts shall be treated as Net Cash Proceeds upon the receipt of cash from such escrow account by such Loan Party or such Subsidiary) and (e) in the case of any sale or other disposition, any portion of any such proceeds which Parent determines in good faith should be reserved for post-closing adjustments and indemnities; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any such sale or other disposition, or issuance or incurrence of Indebtedness of issuance of any Equity Interests.

“Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of Eligible Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable Inventory appraisal received by Agent in accordance with the requirements of the Agreement, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the original cost of the aggregate amount of the Eligible Inventory subject to such appraisal.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means a Subsidiary of Parent that is not a Loan Party.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the IRC and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430 and 436 of the IRC and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (excluding a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Parent and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Permitted Acquisition” means (i) the Glasforms Acquisition and (ii) any Acquisition other than the Spartech Acquisition and the Glasforms Acquisition, so long as, in the case of clause (ii):

(a) as of the date of any such Acquisition and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(b) (i) the Excess Availability at any time during the immediately preceding sixty (60) consecutive day period shall have been not less than twenty percent (20%) of the Maximum Credit and (ii) the US Excess Availability at any time during the immediately preceding sixty (60) consecutive day period shall have been not less than fifteen percent (15%) of the Maximum Credit, and after giving effect to the Acquisition and the making of any payment in respect thereof, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability and the US Excess Availability shall be not less than the applicable amount specified above,

(c) the Acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to, or a reasonable extension of, the business that Parent and its Subsidiaries are engaged in,

(d) in the case of any Acquisition of Equity Interests, the Board of Directors (or other comparable governing body) of the Person to be acquired shall have duly approved such Acquisition and such person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate applicable Law,

(e) in the case of any Acquisition (excluding the Spartech Acquisition) that involves consideration in the aggregate in excess of $35,000,000 or on and after the aggregate amount of the consideration for all Acquisitions (excluding the Spartech Acquisition) after the Effective

Date is in excess of $75,000,000, as to any Acquisition thereafter that involves consideration in the aggregate in excess of $5,000,000, Agent shall have received not less than ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition prior written notice of the proposed Acquisition, and including the (i) parties to such Acquisition, (ii) the proposed date and amount of the Acquisition, (iii) description of the assets or shares to be acquired and (iv) the total purchase price for the assets to be purchased and the terms of payment of such purchase price), together with copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(f) in the case of any Acquisition (excluding the Spartech Acquisition) that involves consideration in the aggregate in excess of $35,000,000 or on and after the aggregate amount of the consideration for all Acquisitions (excluding the Spartech Acquisition) after the Effective Date is in excess of $75,000,000, as to any Acquisition thereafter that involves consideration in the aggregate in excess of $5,000,000, Agent shall have received reasonably satisfactory projections for the period that is the lesser of six (6) months or until the end of the then current fiscal year after the date of such Acquisition showing, on a pro forma basis after giving effect to the Acquisition, (i) minimum Excess Availability at all times during such period of not less than twenty percent (20%) of the Maximum Credit and (ii) minimum US Excess Availability at all times during such period of not less than fifteen percent (15%) of the Maximum Credit,

(g) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 5.11 to the extent applicable,

(h) in the case of any Acquisition (excluding the Spartech Acquisition) that involves consideration in the aggregate in excess of $35,000,000 or on and after the aggregate amount of the consideration for all Acquisitions (excluding the Spartech Acquisition) after the Effective Date is in excess of $75,000,000, as to any Acquisition thereafter that involves consideration in the aggregate in excess of $5,000,000, Parent shall have delivered to Agent, at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated, a certificate of an Authorized Person, in form and substance reasonably satisfactory to Agent and the Required Lenders, certifying that all of the requirements set forth in this definition of Permitted Acquisition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition, and

(i) except for Eligible Acquired Business Accounts and Eligible Acquired Business Inventory, if Parent requests that any assets acquired pursuant to such Acquisition be included in the Borrowing Base, Agent shall have completed an Acceptable Field Exam with respect to such Acquired Business and any Accounts or Inventory of the Acquired Business shall only be Eligible Accounts or Eligible Inventory to the extent that Agent has so completed such Acceptable Field Exam with respect thereto and as to Inventory has received a satisfactory appraisal (and has completed customary legal due diligence with respect thereto with results satisfactory to Agent) and the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with the definitions of Eligible Accounts or Eligible Inventory, as applicable, and subject to such reserves as Agent may establish in connection with the Acquired Business in accordance with Sections 2.1(e) and 2.1(f) of this Agreement).

“Permitted Discretion” means a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Dispositions” means:

(a) sales or other dispositions of obsolete or worn out property or assets that are no longer necessary or required for the operation of the business (including insignificant or immaterial parcels of Real Property), whether now owned or hereafter acquired, in the ordinary course of business,

(b) sales of Inventory in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) sales or other dispositions of assets (other than First Lien Collateral) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property,

(e) the sale or other disposition of property by Parent or any Subsidiary of Parent to any Loan Party or other Subsidiary, provided, that, (i) if the transferor of such property is a Borrower, then the transferee thereof must be another Loan Party, (ii) if the transferor of such property is a Guarantor, then the transferee must be either a Borrower or Guarantor, (iii) to the extent such transaction constitutes an Investment, such transaction is a Permitted Investment and (iv) to the extent of any Lien of Agent with respect to such property prior to its sale or other disposition, the Lien of Agent on such property shall continue in all respects and shall not be deemed released or terminated as a result of such sale or other disposition and Borrowers and Guarantors shall execute and deliver such agreements, documents and instruments as Agent may request with respect thereto,

(f) the sales or other disposition of property by Parent or any Loan Party to any Subsidiary of Parent that is a Non-Loan Party so long as (i) such sale or other disposition is consummated on fair and reasonable terms (taken as a whole) no less favorable to Parent or such Loan Party than Parent or such Loan Party would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (ii) no Event of Default is in existence at the time of such sale or other disposition or would be caused thereby and (iii) the consideration for such sale or other disposition consists of cash in at least the amount of the loanable value hereunder (pursuant to the applicable Borrowing Base), if any, of the property being so sold or transferred,

(g) the sale of Accounts in connection with the collection or compromise thereof in the ordinary course of business consistent with the practices of Parent and its Subsidiaries as of the date hereof,

(h) the grant by Parent and its Subsidiaries after the date hereof of a non-exclusive license of any intellectual property owned by Parent and its Subsidiaries in the ordinary course of business consistent with past practice,

(i) the granting of Permitted Liens,

(j) any involuntary loss, damage or destruction of property, or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(k) the leasing, subleasing or non-exclusive licensing or sublicensing of tangible assets (which shall not include Inventory) or intangible assets (or an assignment of a lease or license or sublease of assets of any Loan Party in the ordinary course of business that do not materially interfere with the business of Parent and its Restricted Subsidiaries, taken as a whole,

(l) the abandonment or other disposition of intellectual property in the ordinary course of business consistent with past practices that is not material and is no longer used or useful in the business of Parent or its Subsidiaries,

(m) the making of a Restricted Payment or a Permitted Investment that in each case is expressly permitted to be made pursuant to the Agreement,

(n) sales or other dispositions of the Real Property listed on Schedule P-1 or any Specified Real Property,

(o) sales by Parent or any of its Restricted Subsidiaries of property (other than First Lien Collateral) pursuant to any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that, (i) the lease contemplated by such Sale and Lease-Back Transaction is executed within two hundred seventy (270) days of the sale of such property, and (ii) to the extent Net Cash Proceeds in excess of $10,000,000 for any one disposition and in excess of $50,000,000 for all dispositions in any fiscal year are received, the Net Cash Proceeds resulting from such disposition pursuant to this clause shall be applied to the Obligations to the extent required under Section 2.3(e) hereof, if not otherwise applied to repay any Indebtedness which is required to be repaid with such Net Cash Proceeds under the terms of such Indebtedness,

(p) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business (other than any such contractual rights or claims related to Accounts, payment intangibles or Inventory constituting First Lien Collateral),

(q) the termination of any Hedge Agreement,

(r) any other sale or other disposition of property by Parent or any Restricted Subsidiary for consideration in any one case not to exceed $1,000,000, or in the case of any sale or other disposition of First Lien Collateral, in the aggregate as to all such sales or other dispositions, not to exceed $2,500,000,

(s) sales of interests in or assets of Unrestricted Subsidiaries or Immaterial Subsidiaries,

(t) sales or other transfers by a Loan Party of any Equity Interests held in a first tier Subsidiary that is organized under the laws of a jurisdiction other than the United States, to a Restricted Subsidiary (including any Excluded Subsidiary), provided, that, one hundred percent (100%) (or sixty-five percent (65%) in the case of any first tier Foreign Subsidiary) of the Equity Interests of the Restricted Subsidiary to whom such Equity Interests are sold or otherwise transferred are subject to the Lien of Agent pursuant to the Loan Documents,

(u) sales or other dispositions of assets of Loan Parties not otherwise subject to the provisions set forth in this definition, provided, that, as to any such sale or other disposition, each of the following conditions is satisfied:

(i) not less than seventy-five percent (75%) of the consideration to be received by the Loan Parties shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction,

(ii) the consideration received by such Loan Party in respect of the sale or other disposition of such assets shall be for the fair value of such assets determined in a commercially reasonable manner based on an arm’s length transaction,

(iii) in the case of any sale or other disposition of First Lien Collateral, as of the date of such sale or other disposition and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than twenty percent (20%) of the Maximum Credit and US Excess Availability shall be not less than fifteen percent (15%) of the Maximum Credit,

(iv) at any time a Cash Dominion Event exists, in the case of any sale or other disposition of First Lien Collateral, the Net Cash Proceeds from any such sale or other disposition shall be applied to the Obligations (without permanent reduction thereof), and in the case of any sale or other disposition of any property other than First Lien Collateral, the Net Cash Proceeds in excess of $10,000,000 in any one sale or other disposition or in excess of $50,000,000 for all such sales or other dispositions in any fiscal year, shall be applied to the Obligations,

(v) to the extent that the property being sold or otherwise disposed of consists of Collateral included in the Borrowing Base, the aggregate consideration for all property sold or otherwise disposed of in reliance on this clause (u) shall not exceed $75,000,000,

(vi) after the aggregate consideration for all property being sold or otherwise disposed of under this clause (u), other than First Lien Collateral, exceeds $75,000,000, Agent shall have received written notice of each such sale or other disposition at least 3 days prior thereto, and

(vii) as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(v) sales or other dispositions of Accounts owing from Valspar Sourcing, Inc. or any other Account Debtor that is reasonably acceptable to Agent pursuant to supply chain finance arrangements that are acceptable to Agent; provided, that, the total obligations owing in respect of all such Accounts shall not exceed $15,000,000 in the aggregate during any fiscal year,

(w) dispositions permitted by Section 6.3, and

(x) sales or transfers by a Loan Party of any Equity Interests held in another Loan Party, provided, that (i) such sale or other transfer shall be to another Loan Party and (ii) to the extent of any Lien of Agent with respect to such Equity Interests prior to its sale or other disposition, the Lien of Agent on such Equity Interests shall continue in all respects and shall not be deemed released or terminated as a result of such sale or other disposition and Borrowers and Guarantors shall execute and deliver such agreements, documents and instruments as Agent may reasonably request with respect thereto.

“Permitted Indebtedness” means:

(a) Indebtedness under the Loan Documents, and including Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) [Reserved],

(c) Indebtedness outstanding on the date hereof and listed on Schedule P-2 and any Refinancing Indebtedness with respect thereto,

(d) guarantees (i) by a Loan Party of other Permitted Indebtedness of another Loan Party, (ii) by a Non-Loan Party of Permitted Indebtedness of another Non-Loan Party, (iii) by a Non-Loan Party of Permitted Indebtedness of a Loan Party unless such Non-Loan Party shall have also provided a guarantee of the Obligations substantially on the terms set forth in the applicable Guaranty, and (iv) by a Loan Party of Permitted Indebtedness of a Non-Loan Party, provided, that, (A) as of the date of the execution and delivery of any such guarantee under this clause (iv), and after giving effect thereto, such Loan Party would be permitted to make a Permitted Investment in such Non-Loan Party under clause (d)(ii)(D) of the definition of Permitted Investments, such that all of the conditions set forth in clause (d)(ii)(D) of the definition of Permitted Investments shall be satisfied as to any such guarantee treating the guarantee as a Permitted Investment for this purpose, including that (1) the maximum amount of the liability of the Loan Parties under all of such guarantees, plus (2) the amount of the Permitted Investments by Loan Parties under such clause (d)(ii)(D), shall not in the aggregate exceed $100,000,000 at any time outstanding, and (B) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to Agent and the Lenders as those contained in the subordination provisions of such Indebtedness,

(e) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(f) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, or similar obligation of the applicable Loan Party incurred in connection with the consummation of the Spartech Acquisition, one or more Permitted Acquisitions or Permitted Investments or one or more Permitted Dispositions,

(g) other Indebtedness of Restricted Subsidiaries that are Non-Loan Parties in an aggregate principal amount for all such Persons not to exceed $100,000,000 at any time outstanding,

(h) Acquired Indebtedness (i) incurred in connection with a Permitted Acquisition or the Spartech Acquisition in an amount not to exceed $100,000,000 outstanding at any one time and any Refinancing Indebtedness in respect of such Indebtedness and (ii) incurred in connection with the Spartech Acquisition in an amount not to exceed $12,500,000 outstanding at any one time and any Refinancing Indebtedness in respect of such Indebtedness,

(i) Indebtedness incurred in the ordinary course of business under customs, stay, performance, surety, statutory, and appeal bonds, and completion guarantees (or obligations in respect of letters of credit related thereto),

(j) Indebtedness consisting of insurance premium financing in the ordinary course of business,

(k) the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Loan Party’s and its Subsidiaries’ operations and not for speculative purposes,

(l) Indebtedness consisting of deferred compensation to employees of Parent or any Restricted Subsidiary in the ordinary course of business and consistent with the current practices of Parent and such Subsidiary,

(m) Indebtedness (including obligations in respect of letters of credit or bank guarantees or similar instruments) incurred by Parent or any Restricted Subsidiary constituting reimbursement obligations in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that, upon the drawing of such letters of credit or the incurrence of such Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed within thirty (30) days following such drawing or incurrence,

(n) Indebtedness and other obligations in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management or treasury services arrangements and Deposit Accounts,

(o) Indebtedness evidenced by the 2015 Notes in an aggregate outstanding principal amount not to exceed $50,000,000 and any Refinancing Indebtedness with respect thereto,

(p) Indebtedness evidenced by the 2020 Notes in an aggregate outstanding principal amount not to exceed $360,000,000 and any Refinancing Indebtedness with respect thereto,

(q) Indebtedness arising under the Series G Guarantee in an aggregate outstanding principal amount not to exceed $30,468,750,

(r) unsecured Indebtedness of any Loan Party owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Loan Party of the Equity Interests of such Loan Party that has been issued to such Persons, provided, that, the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,000,000,

(s) guarantees by PolyOne International Finance Company in respect of Indebtedness otherwise permitted under this Agreement of any Subsidiary that is not a Loan Party,

(t) (i) unsecured Indebtedness (including Subordinated Debt) of Parent or any other Loan Party; provided, that, as to any such Indebtedness, (A) such Indebtedness shall have a maturity date that is at least ninety-one (91) days after the Maturity Date, and shall not include covenants, defaults and remedy provisions that are more restrictive in any material respect to Parent and its Subsidiaries than this Agreement taken as a whole and shall not have any financial maintenance covenants, (B) the Fixed Charge Coverage Ratio (calculated based on the preceding twelve (12) consecutive month period ending on the fiscal month end for which Agent has received financial statements immediately prior to the date of the incurrence of such Indebtedness), on a pro forma basis, immediately after giving effect to such Indebtedness shall be not less than 1.00 to 1.00, (C) as of the date of the incurring of any such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (D) in the case of any such Indebtedness in an aggregate principal amount in excess of $50,000,000, such Indebtedness shall not have scheduled amortization payments in excess of one percent (1%) of the principal amount thereof in any fiscal year, and (E) if such Indebtedness is owed to a seller of assets to Parent or any other Loan Party, it is expressly subordinate in right of payment to the prior payment in full in cash of the Obligations and otherwise subject to related subordination provisions on terms reasonably acceptable to Agent, and (ii) any Refinancing Indebtedness in respect of the Indebtedness permitted under clause (i) above,

(u) Indebtedness evidenced by the Current Notes in an aggregate outstanding principal amount not to exceed $600,000,000 and any Refinancing Indebtedness with respect thereto, and

(v) Indebtedness permitted by clause (d) of the definition of Permitted Investments.

“Permitted Investments” means:

(a) (i) Investments in cash and Cash Equivalents of any Non-Loan Party and (ii) Investments in cash and Cash Equivalents of any Loan Party, so long as (solely in the case of this clause (ii)) if a Cash Dominion Event exists, no Revolving Loans (including Swing Loans,

Overadvances and Protective Advances) are then outstanding; except that notwithstanding that any Revolving Loans (including Swing Loans, Overadvances and Protective Advances) are outstanding, Loan Parties may from time to time in the ordinary course of business consistent with their current practices as of the date hereof, (A) make deposits of cash or other immediately available funds in operating demand Deposit Accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such Deposit Accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than three (3) Business Days from the date of the initial deposit thereof), and (B) make other Investments in cash or Cash Equivalents in an aggregate amount not to exceed $10,000,000 at any time,

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation packages and analogous ordinary business purposes,

(c) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(d) (i) Investments by Parent and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, and (ii) additional Investments by (A) a Loan Party in another Loan Party, (B) a Non-Loan Party in another Non-Loan Party, (C) a Non-Loan Party in a Loan Party, provided, that, in the case of any such Investments constituting Indebtedness, such Indebtedness shall be subordinated and otherwise subject to the terms and conditions of the Intercompany Subordination Agreement, and (D) additional Investments by a Loan Party in a Non-Loan Party, provided, that, as to any such Investment under this clause (D), each of the following conditions is satisfied (1) as of the date of such Investment and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (2) the aggregate amount of all such Investments after the date hereof, plus the maximum amount of the liability of the Loan Parties under all guarantees by Loan Parties of Indebtedness of Non-Loan Parties as provided in clause (d)(iv) of the definition of Permitted Indebtedness, shall not, in the aggregate, exceed $100,000,000 outstanding at any one time, (3) at any time the aggregate amount of all of such Investments is greater than $20,000,000 and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such Investment, on a pro forma basis, Excess Availability shall be not less than twenty percent (20%) of the Maximum Credit and US Excess Availability shall be not less than ten percent (10%) of the Maximum Credit and (4) Agent shall have received reasonably satisfactory projections for the period that is the lesser of six (6) months or until the end of the then current fiscal year after the date of such Investment showing, on a pro forma basis after giving effect to the Investment, (x) minimum Excess Availability at all times during such period of not less than twenty percent (20%) of the Maximum Credit and (y) minimum US Excess Availability at all times during such period of not less than ten percent (10%) of the Maximum Credit, provided, that, this clause (4) shall not be applicable so long as the aggregate amount of all such Permitted Investments are less than $20,000,000, and at the time of making any such Permitted Investment, the sum of the Excess Availability plus Qualified Cash is greater than $150,000,000,

(e) Investments consisting of extensions of credit in the nature of Accounts or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Investments existing on the date hereof (other than those referred to clause (d)(i) of this definition above) and set forth on Schedule P-3,

(h) Investments (including debt obligations and Equity Interests) received by Parent or any of its Restricted Subsidiaries in connection with (i) the bankruptcy or reorganization of any Person obligated to Parent or such Restricted Subsidiary, (ii) in settlement of obligations of any Person to Parent or such Subsidiary, or disputes by Parent or such Subsidiary with, any Person, in either case arising in the ordinary course of business, provided, that, there shall be no such settlements with respect to Accounts or other First Lien Collateral at any time an Event of Default exists or has occurred or is continuing, except as Agent may otherwise agree, (iii) the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (iv) the non-cash proceeds of any sale or other disposition to the extent permitted as a Permitted Disposition,

(i) advances of payroll payments to employees in the ordinary course of business consistent with current practices,

(j) guarantees by Parent or any Restricted Subsidiary of leases (other than any Capital Lease) or of other obligations of such Restricted Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business, provided, that, as of the date of the execution and delivery of any such guarantee under this clause (j), and after giving effect thereto, (i) such Loan Party would be permitted to make a Permitted Investment in such Non-Loan Party under clause (d)(ii)(D) of the definition of Permitted Investments, such that all of the conditions set forth in clause (d)(ii)(D) of the definition of Permitted Investments shall be satisfied as to any such guarantee treating the guarantee as a Permitted Investment for this purpose except for the conditions in clauses (2) and (4) of such clause (d)(ii)(D), and (ii) the sum of (A) the maximum amount of the liability of Parent and such Restricted Subsidiaries under all of such guarantees, plus (B) the amount of Letters of Credit for the benefit of, or in connection with, the business of a Non-Loan Party (other than in the case of a Letter of Credit for the benefit of the business of Parent and its Subsidiaries generally) under Section 2.9(a), shall not in the aggregate exceed $50,000,000 at any time outstanding,

(k) Investments (other than an Acquisition) to the extent the consideration paid therefor consists of Equity Interests of Parent (other than any Disqualified Equity Interests),

(l) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition or the Spartech Acquisition and were in existence on the date of such Permitted Acquisition or the Spartech Acquisition,

(m) advances made in connection with purchases of goods or services in the ordinary course of business, including advances to suppliers,

(n) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(o) deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business,

(p) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness arising from Hedge Agreements that is permitted under clause (k) of the definition of Permitted Indebtedness,

(q) the Juffali Investment, provided, that, all of such Investment is made prior to the fifth anniversary of the Existing Closing Date,

(r) promissory notes issued by an Excluded Subsidiary payable to a Loan Party in exchange for Equity Interests of such Loan Party transferred to such Excluded Subsidiary pursuant to a Permitted Disposition under clause (t) of the definition of the term Permitted Disposition,

(s) Investments in Immaterial Subsidiaries or Unrestricted Subsidiaries in an aggregate amount not to exceed $2,500,000 in any fiscal year in connection with environmental remediation costs and expenses incurred by such Subsidiaries,

(t) Investments constituting Permitted Acquisitions,

(u) Investments by a Loan Party and its Restricted Subsidiaries, including loans and advances to any direct or indirect parent of a Loan Party, if such Loan Party or Restricted Subsidiary would be permitted to make a Restricted Payment in such amount under Section 6.8, provided, that, the amount of any such Investment shall also be deemed to be a Restricted Payment under the applicable clause of Section 6.8 for all purposes of the Agreement,

(v) Investments in the ordinary course of business consisting of (i) endorsements of instruments for collection or deposit or (ii) customary trade arrangements with customers,

(w) Investments by Parent and its Restricted Subsidiaries not otherwise permitted under this definition; provided, that, with respect to each Investment made pursuant to this clause (w):

(i) after giving effect thereto, the aggregate amount of all such Investments pursuant to this clause (w) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) shall not exceed the amount equal to the sum of (A) $75,000,000 plus (B) fifty percent (50%) of the Consolidated Net Income for all fiscal quarters of Parent for which Consolidated Net Income is positive and that have ended after the Existing Closing Date (commencing with the fiscal quarter ending on December 31, 2011) and for which annual and quarterly financial statements shall have been received by Agent pursuant to Section 5.1 (treated as one continuous accounting period) prior to the date of determination, less one hundred percent (100%) of the Consolidated Net Income for all fiscal quarters of Parent for which Consolidated

Net Income is negative and that have ended after the Existing Closing Date (commencing with the fiscal quarter ending on December 31, 2011) and for which annual and quarterly financial statements shall have been delivered to Agent pursuant to Section 5.1 (treated as one continuous accounting period) prior to the date of determination,

(ii) the Fixed Charge Coverage Ratio (calculated based on the preceding twelve (12) consecutive month period ending on the fiscal month end for which Agent has received financial statements immediately prior to the date of the incurrence of such Indebtedness), on a pro forma basis, immediately after giving effect to such Indebtedness shall be not less than 1.00 to 1.00,

(iii) as of the date of such Investment and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than twenty percent (20%) of the Maximum Credit and US Excess Availability shall be not less than fifteen percent (15%) of the Maximum Credit, and

(iv) as of the date of any such Investment, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

provided, that except for Eligible Acquired Business Accounts and Eligible Acquired Business Inventory, if Parent requests that any assets acquired pursuant to such Investment be included in the Borrowing Base, Agent shall have completed an Acceptable Field Exam with respect to the applicable Acquired Business and any Accounts or Inventory of the Acquired Business shall only be Eligible Accounts or Eligible Inventory to the extent that Agent has so completed such Acceptable Field Exam with respect thereto and as to Inventory has received a satisfactory appraisal (and has completed customary legal due diligence with respect thereto with results satisfactory to Agent) and the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with the Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with the definitions of Eligible Accounts or Eligible Inventory, as applicable, and subject to such reserves as Agent may establish in connection with the Acquired Business in accordance with Sections 2.1(e) and 2.1(f) of the Agreement), and

(x) the Investment constituting the Spartech Acquisition; provided, that:

(i) the Spartech Acquisition shall close on or before July 15, 2013, 2013,

(ii) as of the date of the Spartech Acquisition and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(iii) the sum of the Excess Availability and Qualified Cash immediately after the closing of the Spartech Acquisition and after the application of the proceeds of any Revolving Loans, and the issuance of any Letters of Credit, in connection therewith, and after provision for payment of all fees and expenses of the Spartech Acquisition and the other transactions occurring on the same date, shall not be less than $150,000,000, and not less than fifty percent (50%) of the sum of such amount shall consist of Excess Availability,

(iv) Agent shall have received an update Borrowing Base certificate reflecting the transactions described in clause (iii) above,

(v) Spartech and each of its Subsidiaries shall comply with the requirements of Section 5.11 of the Agreement to the extent applicable, including delivery of all appropriate amendments to, and new Loan Documents necessary to satisfy such requirements, and, in connection therewith, Agent shall have received perfected Liens on the Collateral as provided in Section 5.11(b) of the Agreement,

(vi) Agent and each Lender shall have received all executed Spartech Acquisition Documents,

(vii) the Spartech Acquisition shall be consummated in accordance with the terms of the Spartech Acquisition Documents, without any amendment or waiver thereof that may be materially adverse to the interests of Agent or any Lender, except as otherwise consented to by Agent,

(viii) Agent shall have received releases, terminations and such other documents as Agent may reasonably request to evidence and effectuate the termination of Spartech’s existing credit facility and the termination and release of any Liens supporting such facility, each in form and substance reasonably satisfactory to Agent,

(ix) Agent shall have received certification from the chief financial officer of Administrative Borrower to the effect that the Loan Parties are Solvent after giving effect to the Spartech Acquisition and related transactions, including the incurrence of, and assumption of, Indebtedness in connection therewith, in form and substance reasonably satisfactory to Agent,

(x) no “Company Material Adverse Effect” (as defined in the Spartech Acquisition Agreement) shall have occurred since December 31, 2011, and

(xi) all conditions to extensions of credit contained in Section 3.2 of the Agreement shall have been satisfied.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens existing on the Effective Date and listed on Schedule P-4 securing Indebtedness in effect on the Effective Date or any Refinancing Indebtedness in respect thereof,

(c) Liens for unpaid taxes, assessments or similar charges not yet due or which are subject to a Permitted Protest,

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising by operation of law in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are subject to a Permitted Protest,

(e) pledges or deposits of cash in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA,

(f) deposits of cash to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds, completion guarantees and other obligations of a like nature incurred in the ordinary course of business and obligations in respect of letters of credit issued for the account of Parent or any of its Restricted Subsidiaries for the payment of its obligations under any of the foregoing in the ordinary course of business and consistent with the current practice of Parent and such Subsidiaries,

(g) easements, rights-of-way, survey exceptions, restrictions (including zoning restrictions), covenants, licenses, municipal regulations, reservations of oil, gas and mineral rights, encroachments, protrusions or other minor title deficiencies, and other similar encumbrances with respect to Real Property which do not materially adversely affect the conduct of the business of the applicable Person or the ownership of its properties and which could not individually or in the aggregate reasonably be expected to materially adversely affect the value of said properties or materially impair their use in the operation of the business of the applicable Person,

(h) Liens securing judgments for the payment of money that do not constitute an Event of Default under Section 8.3 of the Agreement,

(i) purchase money Liens securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness; provided, that, (i) such Liens do not at any time encumber any property other than the property purchased or acquired financed by such Indebtedness (except that the collateral for the Indebtedness arising from the Purchase Money Indebtedness for one item of Equipment may be collateral for other Purchase Money Indebtedness for other items of Equipment owing to the same Person) and (ii) the Indebtedness secured thereby consists only of the Indebtedness that was incurred to pay the purchase price for the purchase or acquisition of the property and such Indebtedness does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition,

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(k) Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition, the Spartech Acquisition or a Permitted Investment,

(l) Liens on assets subject to a Permitted Disposition prior to the effectiveness of such Permitted Disposition consisting of the agreement by the owner of such assets to sell or otherwise dispose of such asset pursuant to such Permitted Disposition,

(m) Liens in favor of the 2015 Note Trustee in and on the assets and properties of Borrowers and Guarantors constituting Collateral that equally and ratably secure the Indebtedness permitted under clause (o) of the definition of Permitted Indebtedness to the extent such Liens are required under the terms of the 2015 Note Indenture, provided, that, (i) in the event that at any time the obligation of Parent and its Subsidiaries to grant a Lien to secure the 2015 Note Obligations shall cease or no longer be applicable for any reason, then the Liens granted to the Note Trustee to secure the 2015 Note Obligations shall automatically and without further action terminate as to such 2015 Note Obligations and (ii) such Liens are at all times subject to the terms of the 2015 Note Intercreditor Agreement,

(n) Liens in favor of the Series G Noteholders in and on the assets and properties of Borrowers and Guarantors constituting Collateral that equally and ratably secure the Indebtedness permitted under clause (q) of the definition of Permitted Indebtedness to the extent such Liens are required under the terms of the Series G Guarantee, provided, that, (i) in the event that at any time the obligation of Parent and its Subsidiaries to grant a Lien to secure the obligations under the Series G Guarantee shall cease or no longer be applicable for any reason, then the Liens granted to the Series G Noteholders to secure the obligations under the Series G Guarantee shall automatically and without further action terminate as to such obligations and (ii) such Liens are at all times subject to the terms of the Series G Guarantee Lien Acknowledgement,

(o) [Reserved],

(p) any interest or title of a lessor, sublessor, licensor or sublicensor (or their lenders) under any leases, subleases, licenses or sublicenses of tangible assets (or agreements in connection therewith) or any intellectual property entered into by Parent or any Restricted Subsidiary in the ordinary course of business, and any license or sublicense on a non-exclusive basis of any tangible or intangible asset (including intellectual property) by Parent or any Subsidiary in the ordinary course of business that is a Permitted Disposition and that does not materially interfere with the business of Parent and its Subsidiaries,

(q) Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds or assets maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry, including, without limitation, customary Liens for customary fees and expenses relating to the operation and maintenance of such deposits and (iii) consisting of rights of setoff related to, or Liens on cash subject to, pooling arrangements in connection with cash management,

(r) (i) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums and (ii) Liens on the cash surrender value of existing life insurance policies owned by Parent or any of its Restricted Subsidiaries to secure non-recourse obligations of Parent or such Subsidiary to the issuer of such insurance policies (so that such issuer only has recourse to such cash surrender value),

(s) Liens existing on property (other than First Lien Collateral) at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided, that, (i) such Lien was not created in contemplation of, or in connection with, such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition), and (iii) the Indebtedness secured thereby (or, as applicable, Refinancing Indebtedness thereof) is permitted under clause (h) of the definition of the term Permitted Indebtedness,

(t) Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under other applicable Law) in connection with operating leases, consignment of goods or similar types of transactions,

(u) Liens on assets of Restricted Subsidiaries that are Non-Loan Parties to the extent Indebtedness secured thereby is permitted under clause (g) of the definition of Permitted Indebtedness,

(v) Liens on assets of a Non-Loan Party to secure Indebtedness of such Non-Loan Party to a Loan Party or another Non-Loan Party arising pursuant to Investments permitted under clause (d)(ii) of the definition of Permitted Investments,

(w) options, put and call arrangements, rights of first refusal and similar rights relating to Permitted Investments in joint ventures, partnerships and the like,

(x) if the Spartech Acquisition is consummated, Liens on the Spartech Fixed Assets to secure Indebtedness otherwise permitted under Section 6.1 of the Agreement,

(y) Liens on Accounts pursuant to a disposition permitted by clause (v) of the definition of Permitted Dispositions, and

(z) other Liens on assets other than the First Lien Collateral to secure obligations permitted hereunder that does not exceed $100,000,000 at any time outstanding.

The inclusion of Permitted Liens in this Agreement is not intended to evidence an agreement to subordinate any Lien created by any Loan Document to any Permitted Lien. Notwithstanding anything to the contrary and except as permitted under clauses (a), (m), (n) and (o) of this definition of Permitted Liens, Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien upon (i) the Equity Interest of any Immaterial Subsidiary or any Person in which Parent or any Subsidiary owns any Equity Interests other than a wholly-owned Subsidiary and (ii) Indebtedness of a Non-Loan Party that is owed to a Loan Party.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax Lien or to the exercise of the Canadian federal government supergarnish right), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and has the effect (or any orders entered into in connection therewith has the effect) of preventing the forfeiture or sale of the property subject to any Lien with respect thereto, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Effective Date in an aggregate principal amount outstanding at any one time not in excess of $35,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiple Employer Plan or a Multiemployer Plan), maintained for employees of Parent, any of its Subsidiaries or any ERISA Affiliate or any such Plan to which Parent, any of its Subsidiaries or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified therefor in Section 5.1(c) of the Agreement.

“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Quebec or any other applicable Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Payables” means, as to any Borrower or Guarantor at any time, (a) the full amount of the liabilities of such Borrower or Guarantor at such time which (i) have a trust or deemed trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations under any Law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under any Law, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust or deemed trust, or security interest, lien, hypothec or charge has been or may be imposed and (b) the amount equal to the percentage applicable to Inventory in the calculation of Excess Availability multiplied by the aggregate Value of the Eligible Inventory which Agent, in good faith, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, hypothecs, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable Laws granting revendication or similar rights to unpaid suppliers or any similar Laws of Canada or any other applicable jurisdiction (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).

“Pro Forma Financial Statements” has the meaning specified therefor in clause (j) of Schedule 3.1 of the Agreement.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make US Revolving Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the US Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s US Commitment, by (B) the aggregate US Commitments of all Lenders, and (ii) from and after the time that the US Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s US Revolving Loans by (B) the outstanding principal amount of all US Revolving Loans,

(b) with respect to a Lender’s obligation to participate in US Letters of Credit and Reimbursement Undertakings with respect thereto, to reimburse the Issuing Lender with respect thereto, and right to receive payments of fees with respect thereto, (i) prior to the US Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s US Commitment, by (B) the aggregate US Commitments of all Lenders, and (ii) from and after the time that the US Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s US Revolving Loans by (B) the outstanding principal amount of all US Revolving Loans; provided, that, if all of the US Revolving Loans have been repaid in full and US Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the US Commitments had not been terminated or reduced to zero and based upon the US Commitments as they existed immediately prior to their termination or reduction to zero,

(c) with respect to a Lender’s obligation to make Canadian Revolving Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Canadian Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Canadian Commitment, by (B) the aggregate Canadian Commitments of all Lenders, and (ii) from and after the time that the Canadian Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Canadian Revolving Loans by (B) the outstanding principal amount of all Canadian Revolving Loans,

(d) with respect to a Lender’s obligation to participate in Canadian Letters of Credit and Reimbursement Undertakings with respect thereto, to reimburse the Issuing Lender with respect thereto, and right to receive payments of fees with respect thereto, (i) prior to the Canadian Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Canadian Commitment, by (B) the aggregate Canadian Commitments of all Lenders, and (ii) from and after the time that the Canadian Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Canadian Revolving Loans by (B) the outstanding principal amount of all Canadian Revolving Loans; provided, that, if all of the Canadian Revolving Loans have been repaid in full and Canadian Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Canadian Commitments had not been terminated or reduced to zero and based upon the Canadian Commitments as they existed immediately prior to their termination or reduction to zero, and

(e) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Revolving Loans, by (B) the outstanding principal amount of all Revolving Loans; provided, that, if all of the Revolving Loans have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” has the meaning specified therefor in Section 2.2(d)(i) of the Agreement.

“Public Lender” has the meaning specified therefor in Section 5.1(c) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within twenty (20) days after, the purchase, lease, construction, replacement, repair or improvement of any personal or Real Property (other than any First Lien Collateral) for the purpose of financing all or any part of the costs of such purchase, lease, construction, replacement, repair or improvement thereof (including pursuant to conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods).

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash or, subject to the terms below, Cash Equivalents of US Loan Parties that are (a) subject to the valid, enforceable and first priority perfected security interest of Agent in Deposit Accounts or in Securities Accounts maintained at Wells Fargo or another Lender, which Deposit Account or Securities Account are subject to a Control Agreement (and for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such Deposit Account or investment account as of the date of such determination) (b) free and clear of any other Lien other than (i) those permitted in clause (n) of the definition of the term Permitted Liens (but as to Liens referred to in clause (n) only to the extent that Agent has established a reserve in respect thereof) and (ii) any other Liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such Lien and Agent. For purposes of this definition, “Qualified Cash” shall only include Cash Equivalents maturing within ninety (90) days from the date of the acquisition thereof.

“Quarterly Average Excess Availability” means, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding three (3) month period, commencing on the first day of such three (3) month period, as calculated by Agent in accordance with the terms of the Agreement.

“Quebec Hypothec” means a hypothec, dated on or about the Existing Closing Date, in form and substance reasonably satisfactory to Agent and all other documents contemplated thereby or delivered in connection therewith, each executed and delivered by the Canadian Loan Parties, and each as heretofore, now or hereafter amended or modified from time to time.

“Quebec Series G Guarantee Security Documents” means the deed of hypothec entered into on the Existing Closing Date by PolyOne Canada, as grantor, in favor of each Series G Noteholder, as fonde de pouvoir under article 2692 of the Civil Code of Quebec, as heretofore, now or hereafter amended or modified from time to time.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

“Receiver” has the meaning specified therefore in Section 9.3 of the Agreement.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means Indebtedness of any Loan Party arising after the Effective Date issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for, other Indebtedness to the extent permitted hereunder so long as:

(a) in the case of any Indebtedness in excess of $50,000,000, (i) Agent shall have received not less than five (5) Business Days’ prior written notice of the intention to incur such Refinancing Indebtedness, with reasonable detail concerning the terms of such Refinancing Indebtedness and such other information with respect thereto as Agent may reasonably request and (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto,

(b) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for,

(c) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if already subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for,

(d) the Refinancing Indebtedness will not have any obligors who were not obligors in respect of the Indebtedness being extended, refinanced, replaced or substituted for,

(e) the negative covenants (including financial covenants) and events of default and collateral (if any) of any Refinancing Indebtedness shall be no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended, taken as a whole considering all of the circumstances at the time of the incurrence of such Refinancing Indebtedness (and if secured, such Refinancing Indebtedness shall be subject to intercreditor terms reasonably satisfactory to Agent,

(f) such Indebtedness shall be at rates and with fees or other charges that do not exceed the then applicable market rates,

(g) as of the date of incurring such Refinancing Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and

(h) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith outstanding on the date of such event).

“Reimbursement Undertaking” has the meaning specified therefor in Section 2.9(a) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address the release of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to the release of Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.11(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (e) of the definition of Pro Rata Shares) exceed fifty percent (50%); provided, that, at any time there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders who are not Affiliates. For purposes of calculating Pro Rata Share, the Commitments of any Defaulting Lender in determining Required Lenders at any time shall be deemed to be zero.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Parent or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing.

“Restricted Subsidiary” means each Subsidiary of Parent that is not an Unrestricted Subsidiary.

“Revolver Usage” means the sum of US Revolver Usage and Canadian Revolver Usage.

“Revolving Loans” means, collectively, US Revolving Loans and Canadian Revolving Loans.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Lien Collateral” has the meaning specified therefor in Section 5.12 of the Agreement.

“Securities Account” means a securities account (as that term is defined in the Code).

“Security Agreement” means a security agreement, dated as of the Existing Closing Date, executed and delivered by US Loan Parties, as heretofore, now or hereafter amended or modified from time to time.

“Series G Guarantee” means the Guarantee, dated as of December 22, 1997, by Parent in favor of the holders of the Series G Notes, whereby Parent has guaranteed the obligations and liabilities of the SunBelt Chlor Alkali Partnership under the Series G Notes.

“Series G Guarantee Lien Acknowledgement” means the Lien Acknowledgement, dated as of the Existing Closing Date, by Agent with respect to the Liens granted to the Series G Noteholders pursuant to the Series G Guarantee Security Agreements, as acknowledged and agreed to by Borrowers and Guarantors, acknowledging the equal and ratable Liens of the Series G Noteholders, as heretofore, now or hereafter amended or modified from time to time.

“Series G Guarantee Reserve Amount” means fifty percent (50%) of the amount of the obligations of Parent or any of its Subsidiaries under the Series G Guarantee; provided, that at any time that Excess Availability is less than $100,000,000, the Series G Guarantee Reserve Amount shall be increased to one hundred percent (100%) of the obligations of Parent or any of its Subsidiaries under the Series G Guarantee.

“Series G Guarantee Security Agreements” means, collectively, (a) the Security Agreement, dated as of the Existing Closing Date, by the Loan Parties, as grantors, in favor of each Series G Noteholder and (b) the Quebec Series G Guarantee Security Documents, as heretofore, now or hereafter amended or modified from time to time.

“Series G Noteholders” means, collectively, each holder of the Series G Notes; sometimes being referred to herein individually as a “Series G Noteholder”.

“Series G Notes” means the Guaranteed Secured Senior Notes due 2017, Series G issued by SunBelt Chlor Alkali Partnership.

“Settlement” has the meaning specified therefor in Section 2.2(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.2(e)(i) of the Agreement.

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spartech” means Spartech Corporation, a Delaware corporation.

“Spartech Acquisition” means collectively, (a) the merger of 2012 RedHawk, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent, with and into Spartech, and (b) the subsequent merger of Spartech with and into PolyOne Designated Structures and Solutions LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent, all pursuant to the Spartech Acquisition Documents.

“Spartech Acquisition Agreement” means the Agreement and Plan of Merger dated as of October 23, 2012 by and among Parent, 2012 RedHawk, Inc., a Delaware corporation, 2012 RedHawk, LLC, a Delaware limited liability company, and Spartech.

“Spartech Acquisition Documents” means the Spartech Acquisition Agreement and all other documents related thereto and executed in connection therewith.

“Spartech Fixed Assets” means the Equipment and Real Property of Spartech and its Subsidiaries, as in existence on the Effective Date or thereafter acquired (other than any of such Equipment or Real Property acquired from a Loan Party).

“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Specified Real Property” means, in connection with any Permitted Acquisition or the Spartech Acquisition, any Real Property so acquired that may be identified in an Officers’ Certificate delivered to the Administrative Agent at the time of such Permitted Acquisition or the Spartech Acquisition or promptly thereafter as “Specified Real Property”.

“Subordinated Debt” means any Indebtedness of a Loan Party that is subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in cash in full of all of the Obligations and subject to such other terms and conditions as Agent may require with respect thereto.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (e) of the definition of Pro Rata Shares) are not less than sixty six and two-thirds percent (66-2/3%); provided, that, at any time there are two (2) or more Lenders, “Supermajority Lenders” must include at least two (2) Lenders who are not Affiliates. For purposes of calculating Pro Rate Share, the Commitments of any Defaulting Lender in determining Supermajority Lenders at any time shall be deemed to be zero.

“Swing Lender” means WFCF or any other US Lender (with respect to US Swing Loans) or Canadian Lender (with respect to Canadian Swing Loans) that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.2(b) of the Agreement.

“Swing Loans” means, collectively, US Swing Loans and Canadian Swing Loans.

“Taxes” means any taxes, levies, imposts, duties, similar fees, assessments or other similar charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, that, Taxes shall exclude (i) any tax imposed on or measured by, in whole or in part, the revenue, net income, net profits, net assets, capital or net worth (and franchise taxes imposed in lieu thereof) of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) (A) in which such Lender or such Participant is organized (B) in which such Lender’s or such Participant’s principal office is located, (C) in which such Lender or such Participant is doing business, including, for the avoidance of doubt, branch profits taxes and branch interest taxes (other than as a result of entering into any Loan Document or taking any action contemplated thereunder), (D) in which it has a present or former connection other than as a result of the Loan Documents or taking any action contemplated thereunder or (E) in the case of any Foreign Lender, in which its applicable lending office is located, in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, (iii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (iv) in the case of a Foreign Lender, any United States federal withholding taxes imposed on amounts payable to such Foreign Lender as a result of such Foreign Lender’s failure to comply with FATCA to establish a complete exemption from withholding thereunder, and (v) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“2015 Note Obligations” means the Indebtedness of Parent evidenced by the 2015 Notes and governed by the 2015 Note Indenture.

“2015 Note Reserve Amount” means the amount of the Indebtedness and other obligations arising under any existing Indebtedness of the Loan Parties that may at any time receive the benefit of Agent’s Liens, including the obligations arising under the 2015 Notes, until such time as Agent has received evidence, in form and substance reasonably satisfactory to Agent, that such Indebtedness is no longer secured by Agent’s Liens.

“2015 Note Indenture” means the Indenture, dated as of December 1, 1995, by and between The Geon Company (predecessor in interest to Parent) and the 2015 Note Trustee.

“2015 Note Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Existing Closing Date, by and between Agent and the 2015 Note Trustee, as acknowledged and agreed to by Borrowers and Guarantors, providing for such parties relative rights and priorities with respect to the assets and properties of Borrowers and Guarantors and related matters, as heretofore, now or hereafter amended or modified from time to time.

“2015 Note Security Agreement” means the Security Agreement, dated of event date herewith, between the Loan Parties, as grantors, and the 2015 Note Trustee, as collateral agent.

“2015 Note Trustee” means Bank of New York Mellon Trust Company, N.A., in its capacity as trustee under the 2015 Note Indenture.

“2015 Notes” means the 7.500% Debentures due 2015 issued by Parent.

“2012 Notes” means the 8.875% Senior Notes due 2012 issued by Parent.

“2020 Note Indenture” means, collectively, (a) the Indenture, dated as of September 24, 2010, by and between Parent and Wells Fargo Bank, National Association, as trustee with respect to the 2020 Notes and (b) First Supplemental Indenture, dated as of September 24, 2010, by and between Parent and Wells Fargo Bank, National Association, as trustee with respect to the 2020 Notes.

“2020 Notes” means the 7.375% Senior Notes due 2020 issued by Parent.

“Underlying Issuer” means Wells Fargo, Bank of America, N.A. or Bank of Montreal or one of their respective Affiliates.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“Unrestricted Subsidiary” means any Subsidiary of Parent designated by Parent as an Unrestricted Subsidiary hereunder by written notice to Agent; provided, that, Parent shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Effective Date and so long as each of the following conditions is satisfied (a) as of the date thereof and after giving effect thereto, no Event of Default exists or has occurred and is continuing, (b) immediately after giving effect to such designation, Borrowers shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 7, (c) such Subsidiary shall not be a Borrower hereunder, (d) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Parent or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.10, (e) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.10, (f) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the 2015 Notes, the 2020 Notes and the Current Notes, if applicable, and (g) Agent shall have received an officer’s certificate executed by an Authorized Person of Parent, certifying compliance with the requirements of preceding clauses (a) through (f), and containing the calculations and information required by the preceding clause (b), and (2) any subsidiary of an Unrestricted Subsidiary. Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of the Agreement (each, a “Subsidiary Redesignation”); provided, that, (i) as of the date thereof, and after giving effect thereto, no Event of Default exists or has occurred and is continuing, (ii) immediately after giving effect to such Subsidiary Redesignation, Borrowers shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 7, (iii) Agent shall have received an officer’s certificate executed by an Authorized Person of Parent, certifying compliance with the requirements of preceding clauses (i) and (ii), and containing the calculations and information required by the preceding clause (ii), and (iv) no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

“United States” means the United States of America.

“US Borrowers” means, collectively, (a) PolyOne Corporation, an Ohio corporation, (b) GLS International, Inc., an Illinois corporation, (c) NEU Specialty Engineered Materials, LLC, an Ohio limited liability company, and (d) any other Person that after the Effective Date becomes a US Borrower under the Agreement; sometimes being referred to herein individually as a “US Borrower”.

“US Borrowing Base” means, at any time, the amount equal to

(a) eighty-five percent (85%) of the amount of Eligible Accounts of each US Loan Party, plus

(b) the least of (A) seventy percent (70%) multiplied by the Value of Eligible Inventory of each US Loan Party, (B) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory or (C) sixty percent (60%) of the US Maximum Credit, plus

(c) during the Acquired Business Availability Period, the lesser of (A) the sum of (i) sixty percent (60%) of the amount of Eligible Acquired Business Accounts of the applicable US Loan Party, plus (ii) fifty percent (50%) of the Net Recovery Percentage (determined pursuant to the most recent acceptable appraisal received by Agent in accordance with the requirements of the Agreement as to the pre-existing Inventory of US Loan Parties) of the applicable US Loan Party multiplied by the Value of Eligible Acquired Business Inventory or (B) ten percent (10%) of the lesser of (i) the Maximum Credit or (ii) the Borrowing Base, minus

(d) the aggregate amount of reserves applicable to US Loan Parties, if any, established by Agent under Sections 2.1(e) and (f) of the Agreement.

“US Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“US Collateral” means Collateral consisting of assets or interests in assets of US Loan Parties, and the proceeds thereof.

“US Commitment” means, with respect to each Lender, its US Commitment, and, with respect to all Lenders, their US Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“US Dollar Denominated Loan” means a Revolving Loan denominated in US Dollars.

“US Dollar Equivalent” means at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent in good faith at such time using the Exchange Rate in effect on the Business Day of determination.

“US Dollars”, “US$” and “$” shall each mean lawful currency of the United States.

“US Excess Availability” means, as of any date of determination, the amount equal to (a) the lesser of (i) the US Borrowing Base and (ii) the US Maximum Credit (in each case after giving effect to any applicable reserves), minus, without duplication, (b) the amount of the US Revolver Usage.

“US Guarantors” means, collectively, the following (together with their respective successors and assigns) (a) PolyOne LLC, a Delaware limited liability company, (b) Polymer Diagnostics, Inc., an Ohio corporation, (c) Conexus, Inc., a Nevada corporation, (d) MA Hanna Asia Holding Company , a Delaware corporation, (e) ColorMatrix Holdings, Inc., a Delaware corporation, (f) The ColorMatrix Corporation, an Ohio corporation, (g) Chromatics, Inc., a Connecticut corporation, (h) ColorMatrix Group Inc., a Delaware corporation, (i) ColorMatrix—Brazil, LLC, an Ohio limited liability company, (j) Gayson Silicone Dispersions, Inc., an Ohio corporation, (k) Glasforms, Inc., a California corporation, and (l) any other Person that becomes a guarantor in respect of the US Obligations after the Effective Date pursuant to the Agreement; sometimes being referred to herein individually as a “US Guarantor”.

“US Lender” means, at any time, each Lender having a US Commitment or a US Revolving Loan owing to it or a participating interest in a US Letter of Credit or US Swing Loan; sometimes being referred to herein collectively as “US Lenders”.

“US Letter of Credit Disbursement” means a payment by Issuing Lender or Underlying Issuer pursuant to a US Letter of Credit.

“US Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding US Letters of Credit.

“US Letters of Credit” means all Letters of Credit issued for the account of one or more US Borrowers.

“US Loan Account” has the meaning specified therefor in Section 2.7 of this Agreement.

“US Loan Parties” means US Borrowers and US Guarantors; each sometimes being referred to individually as a “US Loan Party”.

“US Obligations” means all Obligations of the US Loan Parties (but excluding the Canadian Obligations).

“US Maximum Credit” means $400,000,000 minus the then outstanding Canadian Revolver Usage, as decreased by the amount of reductions in the US Commitments in accordance with Section 2.3(c) of the Agreement or increased by the amount of increases in the US Commitments in accordance with Section 2.12 of the Agreement (or if less, at any time the aggregate amount of the US Commitments).

“US Revolver Usage” means, as of any date of determination, the sum of (a) the principal amount of outstanding Loans to US Borrowers, plus (b) the amount of the US Letter of Credit Usage.

“US Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“US Swing Loan Limit” means, at any time, $50,000,000 minus the then outstanding amount of Canadian Swing Loans.

“US Swing Loan” has the meaning specified therefor in Section 2.2(b)(i) of the Agreement.

“US Underlying Letter of Credit” means a US Letter of Credit issued by an Underlying Issuer.

“Value” means, as determined by Agent in good faith, with respect to Inventory, the lower of cost computed on a first-in first-out method on a gross book value basis in accordance with GAAP or market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of Inventory shall not include (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of Inventory received and accepted by Agent prior to the date hereof.

“VAT” means Value Added Tax imposed in Canada (including Goods and Services Tax, Harmonized Sales Tax and Quebec Sales Tax).

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (c) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (d) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

“Whirlpool” means, collectively, Whirlpool Corporation and its Affiliates.

“Whirlpool Foreign Affiliate” means an Affiliate of Whirlpool Corporation that is organized or incorporated under the laws of a jurisdiction other than a State of the United States, the United States, the District of Columbia, a Province or Territory of Canada or Canada.

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent (or will have concurrently with the effectiveness of the Agreement) has a valid perfected first priority Lien on the First Lien Collateral (subordinate only to Permitted Liens);

(b) Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i) executed counterparts of the Agreement, together with updated disclosure schedules;

(ii) an amended and restated note or new note executed by each Borrower in favor of each Lender requesting a note at least two Business Days prior to the Effective Date;

(iii) Amendment to Security Agreement;

(iv) Amended and Restated Perfection Certificate;

(v) Reaffirmations of Loan Documents;

(vi) a US Borrowing Base Certificate;

(vii) a Canadian Borrowing Base Certificate;

(viii) Amendments to Canadian security documents;

(ix) evidence, in form and substance reasonably satisfactory to Agent, of the amount of the Existing Note Secured Debt Limit, including receiving a certificate from an Authorized Person setting forth the amount of the Existing Note Secured Debt Limit and the calculations that are the basis of the determination of such amount, in reasonable detail;

(x) copies of the Current Notes, Indenture and related material documents, agreements and certificates, duly executed by the parties thereto, which shall be in full force and effect, and all conditions to the extension thereunder shall have been satisfied; and

(xi) copy of funds flow statement (if any);

(c) Agent shall have received a certificate from the secretary or other appropriate loan officer of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors

(or other governing body) authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(d) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Effective Date, certified by the Secretary or other appropriate officer of such Loan Party;

(e) Agent shall have received a certificate of status with respect to each Loan Party, dated within thirty (30) days of the Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(f) Agent shall have received certificates of status with respect to each Loan Party, each dated within thirty (30) days of the Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would have a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(g) Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 5.6, the form and substance of which shall be reasonably satisfactory to Agent;

(h) Agent shall have received opinions of counsel to the Loan Parties, in form and substance reasonably satisfactory to Agent;

(i) Agent shall have received evidence that Borrowers have received (or will receive concurrently with the effectiveness of the Agreement), in immediately available funds, the gross proceeds of the Current Notes in the amount of not less than $600,000,000;

(j) Borrowers shall have paid (or concurrently with the effectiveness of the Agreement shall pay) all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement for which Borrowers have received an invoice prior to the Effective Date;

(k) Agent shall have received a certification from the chief financial officer of Parent, in form and substance reasonably satisfactory to Agent, that Parent and its Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the transactions contemplated to occur under the Loan Documents on the date hereof;

(l) Agent and Lenders shall have received the payment of all fees required to be paid under the terms of the Fee Letter (or shall be paid concurrently with the initial borrowing under the Agreement) and all expenses to be paid or reimbursed to the Agent and Arrangers that have been invoiced a reasonable period of time prior to the Effective Date shall have been paid, in each case, from the proceeds of Revolving Loans under this Agreement;

(m) Agent shall have received evidence that Term Loan Agent has received payment in full of the Term Loans and has released or authorized the release of all Liens in favor of the Term Loan Agent securing the Term Loans;

(n) Agent shall have received lien, tax and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive officer of each Borrower and Guarantor and all jurisdictions in which material assets of Borrowers and Guarantors are located;

(o) Agent shall have received evidence that the security documents relating to the 2015 Notes and the Series G Notes have been amended to release all Liens on equipment and real property, and such Liens have been released or authorized to be released;

(p) Agent shall have received (i) projected quarterly balance sheets, income statements, statements of cash flows and availability of the Loan Parties for the fiscal year ending December 31, 2013, (ii) projected annual balance sheets, income statements, statements of cash flows and availability of the Loan Parties through the fiscal year ending December 31, 2017, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance satisfactory to Agent, in good faith, and an opening pro forma balance sheet for the Loan Parties in form and substance satisfactory to Agent, in good faith, and (iii) any updates or modifications to the projected financial statements of the Loan Parties previously received by Agent, in each case in form and substance satisfactory to the Agent;

(q) The sum of the opening Excess Availability and Qualified Cash at closing after the application of proceeds of the initial funding under the Credit Agreement and/or issuance of initial LCs under the Credit Facility and after provision for payment of all fees and expenses related thereto, shall be not less than $150,000,000 and not less than $75,000,000 of the sum of such amounts shall be Excess Availability; and

(r) No Material Adverse Effect shall have occurred since December 31, 2012.

For purposes of determining compliance with the conditions specified in this Schedule 3.1, each Lender that has signed the Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SCHEDULE 4.1

CAPITALIZATION OF BORROWERS AND BORROWERS’ SUBSIDIARIES

Parent	Subsidiary	Percentage of Ownership
PolyOne Corporation	Burton Rubber Company	100%
PolyOne Corporation	ColorMatrix Group, Inc.	100%
PolyOne Corporation	Conexus, Inc.	100%
PolyOne Corporation	GEON Development, Inc.	100%
GLS International, Inc.	GLS Hong Kong Limited	100%
PolyOne Corporation	GLS International, Inc.	100%
GLS International, Inc.	GLS Thermoplastic Alloys (Suzhou) Co., Ltd.	100%
GLS International, Inc.	GLS Trading (Suzhou) Co., Ltd.	100%
PolyOne Corporation	Hanna-Itasca Company	100%
PolyOne Corporation	Hanna Proprietary Limited	100%
PolyOne Corporation	Hollinger Development Company	100%
PolyOne Corporation	M.A. Hanna Asia Holding Company	100%
PolyOne Corporation	M.A. Hanna Export Services Corporation	100%
PolyOne Corporation	M.A. Hanna Plastic Group, Inc.	100%
PolyOne Corporation	NEU Specialty Engineered Materials, LLC	100%
PolyOne Corporation	P.I. Europe CV	92%
PolyOne LLC		8%
PolyOne Corporation	Polymer Diagnostics, Inc.	100%
PolyOne Corporation	PolyOne Canada Inc.	100%
PolyOne Corporation	PolyOne Controladora S.A. de C.V.	100%
PolyOne Corporation	PolyOne Funding Corporation	100%
PolyOne Corporation	PolyOne Hong Kong Holding Limited	100%
PolyOne Corporation	PolyOne International Trading (Shanghai) Co., Ltd.	100%
PolyOne Corporation	PolyOne LLC	100%
PolyOne Corporation	PolyOne Engineered Films, Inc.	100%
PolyOne Corporation	PolyOne Shenzhen Co. Ltd.	100%
PolyOne Corporation	PolyOne Singapore Pte. Ltd.	100%
Conexus, Inc.	PolyOne Termoplasticos do	0.01%

Parent	Subsidiary	Percentage of Ownership
PolyOne Corporation	Brasil Ltda.	99.99%
PolyOne Corporation	PolyOne Vinyl Compounds Asia Holdings Limited	97.2%
PolyOne Corporation	PolyOne Wilflex Australasia Pty. Ltd.	100%
PolyOne Corporation	PolyOne Costa Rica S.A.	100%
PolyOne Corporation	2012 RedHawk, Inc.	100%
PolyOne Corporation	PolyOne Designed Structures and Solutions LLC	100%
M.A. Hanna Asia Holding Company	Star Color Co. Ltd.	100%
M.A. Hanna Plastic Group, Inc.	L.E. Carpenter & Company	100%
M.A. Hanna Plastic Group, Inc.	RA Products, Inc.	100%
PolyOne Engineered Films, LLC	O’Sullivan Plastics LLC	100%
PolyOne Engineered Films, LLC	Regalite Plastics, LLC	100%
PolyOne Engineered Films, LLC	Shawnee Holdings, LLC	100%
PolyOne Termoplásticos do Brasil Ltda.	Uniplen Indústria de Polímeros Ltda.	99.9999%[6]
PolyOne Termoplásticos do Brasil Ltda.	Braspenco Indústria de Compostos Plásticos Ltda.	99.9999%[7]
PolyOne Controladora, S.A. de C.V.	PolyOne de Mexico S.A. de C.V.	100%
PolyOne Canada Inc.	Auseon Ltd.	80%
The Geon Company Australia Limited		20%
PolyOne Canada Inc.	The Geon Company Australia Limited	100%
PolyOne Canada Inc.	LP Holdings Inc.	100%
PolyOne Canada Inc.	PolyOne Funding Canada Corporation	100%
P.I. Europe C.V.	PolyOne International Finance Company	100%
P.I. Europe C.V.	PolyOne Management International Holding, S.L. (ETVE)	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Corporation UK Limited – Trading Company	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Espãna, S.L.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Italy Srl	100%

[6]	Conexus, Inc. owns 1 share out of 3,484,120.
[7]	Conexus, Inc. owns 1 share out of 10,659,469.

Parent	Subsidiary	Percentage of Ownership
PolyOne Management International Holding, S.L. (ETVE)	Polimeks Plastik Tic. Ve San. A.S.	100%
PolyOne Management International Holding, S.L. (ETVE)	Tekno Polimer Mühendislik Plastikleri San. Ve Tic. A.S.	100%
PolyOne Management International Holding, S.L. (ETVE)	Tekno Ticaret Mühendislik Plastikleri San. Ve. Tic. A.S.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Magyarorsza KFT.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Belgium SA	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Poland Manufacturing Sp. Z o.o.	100%
PolyOne Management International Holding, S.L. (ETVE)	M.A. Hanna France S.à.r.l.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Deutschland, GmbH	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Luxembourg S.a.R.L.	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Sweden, AB	100%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Europe Logistics S.A.	99.9%
PolyOne Belgium SA		0.1%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne Polska Sp. Z o.o.	99%
PolyOne Belgium SA		1%
PolyOne Management International Holding, S.L. (ETVE)	PolyOne CR s.r.o.	98%
PolyOne Belgium SA		2%
M.A. Hanna France S.à.r.l.	PolyOne France S.A.S.	100%
PolyOne Deutschland, GmbH	PolyOne Color and Additives Germany, GmbH	100%
PolyOne Deutschland, GmbH	PolyOne Th. Bergmann, GmbH	100%
PolyOne Luxembourg S.a.R.L.	PolyOne Korea, Ltd.	100%
PolyOne Luxembourg S.a.R.L.	Juffali PolyOne Masterbatch Co. Ltd	51%
PolyOne Vinyl Compounds Asia Holdings Limited	PolyOne (Dongguan) Vinyl Compounds Company Ltd.	100%
PolyOne Hong Kong Holding Limited	PolyOne Suzhou, China	100%
PolyOne Hong Kong Holding Limited	PolyOne Shanghai, China	100%

Parent	Subsidiary	Percentage of Ownership
PolyOne Singapore Pte. Ltd.	PolyOne Polymers India Pvt. Ltd	100%
PolyOne Singapore Pte. Ltd.	PolyOne Japan K.K.	100%
ColorMatrix Group, Inc.	ColorMatrix Holdings, Inc.	100%
ColorMatrix Holdings, Inc.	The ColorMatrix Corporation	100%
The ColorMatrix Corporation	Chromatics, Inc.	100%
The ColorMatrix Corporation	ColorMatrix – Brazil, LLC	100%
The ColorMatrix Corporation	Gayson Silicone Dispersions, Inc.	100%
ColorMatrix Group, Inc.	ColorMatrix Plastic Colorant (Suzhou) Co. Ltd.	100%
ColorMatrix Holdings, Inc.	ColorMatrix Asia Limited	100%
ColorMatrix Holdings, Inc.	ColorMatrix UK Holdings Ltd.	100%
ColorMatrix – Brazil, LLC	ColorMatrix Argentina S.A.	95%
The ColorMatrix Corporation		5%
ColorMatrix – Brazil, LLC	ColorMatrix do Brasil Industria e Comercio de Pigmentos e Aditivos Ltda.	95.18%
ColorMatrix South America, Ltd.		4.82%
ColorMatrix – Brazil, LLC	ColorMatrix Mexico S.A. de C.V.	99% (fixed) 100% (variable)
The ColorMatrix Corporation		1% (fixed)
ColorMatrix – Brazil, LLC	ColorMatrix South America, Ltd.	100%
ColorMatrix UK Holdings Limited	ColorMatrix Europe Limited	83.81%
ColorMatrix Group, Inc.		16.19%
ColorMatrix Europe Limited	Seola ApS Holding	100%
ColorMatrix Europe Limited	ColorMatrix Europe BV	100%
ColorMatrix Europe Limited	ColorMatrix U.K. Limited	100%
ColorMatrix Europe Limited	ColorMatrix South Africa (Pty) Ltd.	100%
Seola ApS Holding	Colorant Chromatics AG	100%
ColorMatrix Europe BV	ColorMatrix Russia LLC	100%
Colorant Chromatics AG	Shanghai Colorant Chromatics Co, Ltd.	100%
Colorant Chromatics AG	Colorant Chromatics Trading (Shanghai) Co., Ltd.	100%
Colorant Chromatics AG	Colorant Chromatics AB	100%
Colorant Chromatics AG	Colorant GmbH	100%
PolyOne Corporation	Canadian Films Venture Inc.	100%
Hanna Proprietary Limited	MAG International	100%
Canada Films Venture, Inc.	PolyOne Engineered Films LLC	30%
Polyone Corporation		70%

SCHEDULE 4.5(c)

REAL PROPERTY

Record Owner	Address	Book Value (which value may also include equipment values)	Value Per County Tax Website[8]
PolyOne Corporation and The Geon Company (now known as PolyOne Corporation)	Avon Lake, Ohio Campus which consists of buildings and land located at the following addresses in Avon Lake, Ohio (Lorain County): 33587 Walker Road; 552 Moore Road, Bldg 482; 554 Moore Road; Property on the following streets (and in each case, street numbers are not available): Rosehill Ave, Elberton Ave and Greenhill Avenue	$64,654,580.67	$13,520,100
D H Compounding Company (now known as PolyOne Corporation)	1260 Carden Farm Drive, Clinton, TN 37716	$5,366,595.37	$6,169,000
M.A. Hanna Company (now known as PolyOne Corporation)	107 Jackson Street, Dyersburg, TN	$9,103,466.60	$3,958,000
P.M.S. Consolidated (now known as PolyOne Corporation)	2400 E. Devon Avenue, Elk Grove Village, IL 60007	$5,273,257.47	$519, 698 (assessed value)

[8]	The amount listed in this column is based solely on the information made available on applicable county tax website. Depending on the applicable county’s nomenclature, this amount may have been referenced on the applicable county website as the “fair market value,” “cash value,” “full cash value”, “appraised value”, “property value” or similar term. In some cases and where noted, an “assessed value” is the only value that was available on the applicable county website.

Record Owner	Address	Book Value (which value may also include equipment values)	Value Per County Tax Website[8]
Allied Color Industries Inc. (now known as PolyOne Corporation)	7601 North Glen Harbor Blvd., Glendale, AZ 85307	$4,410,197.78	$3,170,900
The Geon Company (now known as PolyOne Corporation)	1546 County Rd 1450 North, Henry, IL 61537	$12,385,906.42	$4,041,798 (assessed value)
Winflex Inc. (now known as PolyOne Corporation)	8155 Cobb Center Drive, Kennesaw, GA 30152	$4,081,936.16	$5,836,600
M. A. Hanna Company (now known as PolyOne Corporation)	2513 Highland Avenue, Bethlehem, PA 18020	$9,168,746.29	$2,351,400
The Geon Company (now known as PolyOne Corporation)	2104 East 223rd Street, Carson, CA 90745	$5,195,572.72	$3,408,721
PolyOne Corporation	1675 Navarre Rd, Massillon, OH 44646	$4,491,847.37	$5,907,000
Water Street Enterprises Inc. (now known as PolyOne Corporation)	733 East Water Street, North Baltimore, OH 45872	$2,033,786.40	$1,704,600
PolyOne Corporation	80 North West Street, Norwalk, OH 44587	$4,615,217.17	$1,215,700

Record Owner	Address	Book Value (which value may also include equipment values)	Value Per County Tax Website[8]
PolyOne Corporation	Pasadena, TX Campus, which consists of buildings and land located at the following addresses in Pasadena, Texas (Harris County): 4402 and 4403A Pasadena Freeway – Hwy 225 W, Pasadena, TX 77503 And 4403 LaPorte Freeway	$10,103,763.14	$10,383,156.00
M A Hanna Company (now known as PolyOne Corporation)	Seabrook, TX Campus, which consists of buildings and land located at the following addresses in Seabrook, Texas (Harris County): 10100 Porter Road; 5200 Hwy 146; FM 146 ST; 5780 Highway 146; 5306 Hwy 146; additional property on Hwy 146 (no specific street numbers)	$31,752,231.91	$37,170,162.00
The Geon Company (now known as PolyOne Corporation)	Route 130 and Porcupine Rd., Pedricktown, NJ 08067	$8,405,674.87	$30,500,000 (assessed value	)
Dennis Chemical Co. (now known as PolyOne Corporation)	2700 Papin Street, St. Louis, MO 63103	$1,744,026.36
PolyOne Corporation	204 Industrial Park Drive, Sullivan, MO 63080	$1,155,777.91	$760,140
M A Hanna Company (now known as PolyOne Corporation)	2900 Shawnee Industrial Way, Suwanee, GA 30024	$3,114,509.02	$2,143,200 (assessed value	)

Record Owner	Address	Book Value (which value may also include equipment values)			Value Per County Tax Website[8]
The Geon Company (now known as PolyOne Corporation)	3100 North 35th Street, Terre Haute, IN 47804		$6,954,328.21		$2,363,700
Avecor Inc (now known as PolyOne Corporation)	245 Avecor Drive, Niles Ferry Industrial Pkwy, Vonore TN 37885		$6,896,133.85		$1,563,900
The Geon Company (now known as PolyOne Corporation)	4250 Bells Lane, Louisville KY 40211		$2,991,250.98		$764,300 (assessed value)
PolyOne Corporation	2206 Industrial Parkway, Calvert City, KY. (Also referenced as 2468 Industrial Parkway, Calvert City, KY). Site consists of multiple parcels.		0
PolyOne Canada Inc.	15 and 17 Tideman Drive Orangeville ON, Canada L9W 3K3	$ $	$3,650,888 (consists of 1,683,765 Compound; and 1,967,123 Plasticizer	)
PolyOne Canada Inc.	177 St Andre St PO Box 606 St Remi de Napierville QB, Canada J0L 2L0		$1,668.238
PolyOne Canada Inc.	77 S. David Street, Lindsay, ON Canada		0
PolyOne Corporation	3601 Joint Venture Lane Louisville, KY		NA – Property will be sold		NA –Property will be sold
PolyOne Corporation (as successor to The Hanna Mining Company).	Itasca, MN Parcel No. 25-520-0430		NA- Property will be sold		NA- Property will be sold
PolyOne Corporation	1804-1808 River Road Burlington, NJ		NA – Property will be sold		NA – Property will be sold

Record Owner	Address	Book Value (which value may also include equipment values)	Value Per County Tax Website[8]
PolyOne Corporation	DeForest, WI Parcel ID Number: 118/0910-084-8020-1	NA –Property will be sold	NA –Property will be sold
PolyOne Corporation	21300 Doral Road Brookfield, WI	NA – Property will be sold	NA – Property will be sold
PolyOne Canada Inc.

Niagara Falls, ON Canada

Parcel ID Number: Parts 25, 26, 27 and 33, Plan 59R — 10639 — PIN 64262-0005; Part 32, Plan 59R-10639 (was Part 1, Plan 59R-6285)-PIN 640058-0026; Part 23, Plan 59R-10639 (was Part 4, Plan 59R-6285)-PIN 640058-0148

		NA – Property will be sold	NA – Property will be sold
Chromatics, Inc.	19 Francis J. Clarke Circle Bethel, CT 06801		$1,670,600
Glasforms, Inc.	3943 Valley East Industrial Drive, Birmingham, AL 3521[9]	Information not available	13-22-1-000-004.501 = $1,909,900 13-22-1-000-004.502 = $1,791,200 13-22-1-000-004.503 = 781,200
Glasforms, Inc.	3968 Valley East Industrial Drive Birmingham, AL 35217	Information not available	13-15-4-000-009.008 = $2,444,300
Glasforms, Inc.	3850 Pinson Valley Parkway Birmingham, AL 35217	Information not available	13-22-1-000-002.010 =$1,207,300
Glasforms, Inc.	4410 Hampton Heights Drive Birmingham, AL 35217	Information not available	29-15-1-004-006.334 = $172,900

[9]	This property is leased from The Industrial Development Board of the City of Birmingham and will be reconveyed to Glasforms, Inc. upon the expiration of the Lease.

SCHEDULE 4.5(d)

LEASES

Entity Name	Address	Lessor (Including Address)

PolyOne Corporation	Groton-Shirley Road, S.E., Ayer, MA 01432	GFI Ayer, L.L.C, 133 Pearl Street, Suite 400, Boston, MA 02110, Attention: Steven E. Goodman

PolyOne Corporation	11400 Newport Drive, Suites A/B/C, Rancho Cucamonga, CA 91730	Krausz RC Properties One, LLC, 44 Montgomery Street, Suite 3300, San Francisco, CA 94104

PolyOne Corporation	1610 Phillips Street, Dyersburg, TN 38024	CDSF LTD., LLC, 2207 Kimball Rd., S.E., P.O. Box 20109, Canton, OH 44701, Attention: Douglas J. Sibila

PolyOne Corporation	3160 Neil Armstrong Blvd., Suite F04, Eagan, MN 55121	AMB Property, L.P., c/o CB Richard Ellis, Inc, 7760 France Avenue South, Suite 770, Minneapolis, MN 55435-5852; with a copy to: AMB Property Corporation, Attn: Asset Manager – Minneapolis, Pier 1, Bay 1, San Francisco, CA 94111

PolyOne Distribution Company (now known as PolyOne Corporation)	114 Morehead Rd., Statesville, NC 28677	CDSF LTD. LLC, 2207 Kimball Rd., S.E., P.O. Box 20109, Canton, OH 44701, Attention: Douglas J. Sibila

PolyOne Corporation	225 Industrial Drive, Vonore, TN 37885	Ken and Leyanne Harper, 3601 HELMSLEY COURT, Maryville, TN 37803

PolyOne Corporation	1414 Lowell Street, Elyria, OH 44035	Northern Ohio Associates Limited Partnership, c/o RBS Mansfield Corp., 247 W. 87th Street, Suite 8G, New York, NY 10024

PolyOne Corporation	10100 Porter Road, LaPorte, TX 77571	Granite Underwood Distribution Centers P.O. Box 843856 Dallas, TX 75284-3856 Note: Property is managed by Holt Lundsford Commercial

PolyOne Corporation	7755 National Turnpike, Unit 130, Louisville, KY 40214	LIT Industrial Limited Partnership, 2650 Cedar Springs Rd., Suite 850, Dallas, TX 75204, Attention: James C. Hendricks; with a copy to: Fortis Group, LLC, 462 S. Fourth St., Suite 1810, Louisville, KY 40202, Attention: Property Manager/LIC

Entity Name	Address	Lessor (Including Address)

PolyOne Canada Inc.	30 Driver Road Brampton ON, Canada L6T 5V2	Airport 407 Business Campus Inc., Suite 500, 10 Carlson Court, Etobicoke, ON M9L 6L2, Attention: VP, Property Management; with a copy to: Airport 407 Business Campus Inc., Suite 300, 55 University Avenue, Toronto, ON M5J 2H7, Attention: Asset Manager

PolyOne Corporation	1275 Windham Pkwy, Romeoville, IL 60446	Offices at Windham Lakes I LLC, 701 West Erie, Chicago, IL 60610, Attention: Steven Kersten, Manager; with copies to: David H. Sachs, Esq., Aronberg Goldgehn Davis & Garmisa, 330 N. Wabash, Suite 1700, Chicago, IL 60611; and to: Nicolson Porter & List, 1300 West Higgins Road, Park Ridge, IL 60068

PolyOne Corporation	3910 Third Parkway, Terre Haute, Indiana	Distributors Terminal Corporation, P.O. Box 3287, Terre Haute, IN 47803

GLS Corporation (now known as PolyOne Corporation)	921 Ridgeview Drive, McHenry, IL and 831 Ridgeview Drive, McHenry, IL

Stantine Limited Partnership

Attn: Steven L. Dehmlow

85 W Algonquin Road, Suite 600

Arlington Heights, IL 60005

With a copy to

Elizabeth S. Perdue, Esq.

Morgan, Lewis & Bockius LLP

77 West Wacker Drive

Chicago, IL 60601

GLS Corporation (now known as PolyOne Corporation)	833 Ridgeview Road, McHenry, IL

Kingsbury Limited Partnership

Attn: Steven L. Dehmlow

85 W Algonquin Road, Suite 600

Arlington Heights, IL 60005

With a copy to

Elizabeth S. Perdue, Esq.

Morgan, Lewis & Bockius LLP

77 West Wacker Drive

Chicago, IL 60601

Entity Name	Address	Lessor (Including Address)

NEU Specialty Engineered Materials, LLC	15 Corporate Drive, North Haven, CT 06473 (New Haven County)	Curtis P. Smith c/o MMSG, LLC 254 North Rolling Acres Chesire, CT 06410 With a copy to: David Wayne Winters 315 Highland Avenue Chesire, CT 06410

Glasforms, Inc.	1226 Lincoln Avenue, Suite 200, San Jose, California	Aebo-Buff c/o Pavicich Realty 2435 Forest Avenue #200 San Jose, California 95128 Attn: Mike Herkenrath

Glasforms, Inc.	155 Cleage Drive, Birmingham, AL 35217	Howard Rental LLC 4280 Pinson Valley Parkway Birmingham, Alabama 35215

The ColorMatrix Corporation	30 2nd St. S.W., Barberton, OH 44203	Barberton Community Development Corporation, 542 W. Tuscarawas Ave., Barberton, OH 44203

The ColorMatrix Corporation	Richland Industrial Park, 7204 Burns Street, Forth Worth, Texas	LBM Management, P.O. Box 471105, Fort Worth, TX 76147

The ColorMatrix Corporation	680 N. Rocky River Drive, Berea, OH	680 North LLC Attn: Shimon Eckstein c/o Eckstein Properties 60 Broad St., Suite 3503 New York, NY 10004

SCHEDULE 4.6(a)

STATES OF ORGANIZATION

Loan Parties

Entity Name	Jurisdiction of Organization
Chromatics, Inc.	Connecticut
ColorMatrix - Brazil, LLC	Ohio
ColorMatrix Group, Inc.	Delaware
ColorMatrix Holdings, Inc.	Delaware
Conexus, Inc.	Nevada
Gayson Silicone Dispersions, Inc.	Ohio
Glasforms, Inc.	California
GLS International, Inc.	Illinois
M.A. Hanna Asia Holding Company	Delaware
NEU Specialty Engineered Materials, LLC	Ohio
Polymer Diagnostics, Inc.	Ohio
PolyOne Canada Inc.	Canada
PolyOne Corporation	Ohio
PolyOne LLC	Delaware
The ColorMatrix Corporation	Ohio

Other Subsidiaries

Entity Name	Jurisdiction of Organization
Auseon Ltd.	Australia
Braspenco Indústria de Compostos Plásticos Ltda.	Brazil
Burton Rubber Company	Delaware
Canadian Films Venture Inc.	Canada
Colorant Chromatics AB	Finland
Colorant Chromatics Trading (Shanghai) Co., Ltd.	China
Colorant GmbH	Germany
ColorMatrix Argentina S.A.	Argentina
ColorMatrix Asia Limited	Hong Kong
ColorMatrix do Brasil INdustria e Comercio de Pigmentos e Aditivos Ltda.	Brazil
ColorMatrix Europe BV	Netherlands
ColorMatrix Europe Limited	United Kingdom

ColorMatrix Mexico S.A. de C.V.	Mexico
ColorMatrix Plastic Colorant (Suzhou) Co. Ltd.	China
ColorMatrix Russia LLC	Russia
ColorMatrix South America Ltd.	British Virgin Islands
ColorMatrix U.K. Limited	United Kingdom
ColorMatrix UK Holdings Limited	United Kingdom
GEON Development, Inc.	Ohio
GLS Hong Kong Limited	China
GLS Thermoplastic Alloys (Suzhou) Co., Ltd	China
GLS Trading (Suzhou) Co., Ltd.	China
Hanna Proprietary Limited	Delaware
Hanna-Itasca Company	Delaware
L. E. Carpenter & Company	Delaware
LP Holdings Inc.	Canada
M.A. Hanna Export Services Corporation	Barbados
M.A. Hanna France S.à.r.l.	France
M.A. Hanna Plastic Group, Inc.	Michigan
MAG International	Delaware
O’Sullivan Plastics LLC	Nevada
P.I. Europe C.V.	Netherlands
Polimeks Plastik Tic. ve San. A.S.	Turkey
PolyOne (Dongguan) Vinyl Compounds Company Ltd.	China
PolyOne Belgium SA	Belgium
PolyOne Color and Additives Germany, GmbH	Germany
PolyOne Controladora, S.A. de C.V.	Mexico
PolyOne Corporation UK Limited – Trading Company	United Kingdom
PolyOne CR s.r.o.	Czech Republic
PolyOne de Mexico S.A. de C.V.	Mexico
PolyOne Deutschland, GmbH	Germany
PolyOne Engineered Films, LLC	Virginia
PolyOne Espãna, S.L.	Spain
PolyOne Europe Logistics S.A.	Belgium
PolyOne France S.A.S.	France
PolyOne Funding Canada Corporation	Canada
PolyOne Funding Corporation	Delaware
PolyOne Hong Kong Holding Limited	Hong Kong
PolyOne International Finance Company	Ireland
PolyOne International Trading (Shanghai) Co., Ltd.	China
PolyOne Italy Srl	Italy
PolyOne Japan K.K.	Japan
PolyOne Korea, Ltd.	Korea
PolyOne Luxembourg S.a.R.L.	Luxembourg

PolyOne Magyarorsza KFT.	Hungary
PolyOne Management International Holding, S.L. (ETVE)	Spain
PolyOne Poland Manufacturing Sp. z o.o.	Poland
PolyOne Polska Sp. z o.o.	Poland
PolyOne Polymers India Pvt. Ltd	India
PolyOne Shanghai, China	China
PolyOne Shenzhen Co., Ltd.	China
PolyOne Singapore Pte. Ltd.	Singapore
PolyOne Suzhou, China	China
PolyOne Sweden, AB	Sweden
PolyOne Termoplásticos do Brasil Ltda.	Brazil
PolyOne Th. Bergmann, GmbH	Germany
PolyOne Vinyl Compounds Asia Holdings Limited	British Virgin Islands
PolyOne Wilflex Australasia Pty. Ltd.	Australia
RA Products, Inc.	Michigan
Regalite Plastics, LLC	Massachusetts
Seola ApS Holding	Denmark
Shanghai Colorant Chromatics Co. Ltd.	China
Shawnee Holdings, LLC	Virginia
Star Color Co., Ltd.	Thailand
Tekno Polimer Mühendislik Plastikleri San. ve Tic. A.S.	Turkey
Tekno Ticaret Mühendislik Plastikleri San. ve. Tic. A.S.	Turkey
The Geon Company Australia Limited	Australia
Uniplen Indústria de Polímeros Ltda.	Brazil
ColorMatrix South Africa (Pty) Ltd.	South Africa
PolyOne Costa Rica S.A.	Costa Rica
Juffali PolyOne Masterbatch Co. Ltd	Saudi Arabia
Hollinger Development Company	Nevada
Colorant Chromatics AG	Switzerland
2012 RedHawk, Inc.	Delaware
PolyOne Designed Structures and Solutions LLC	Delaware

SCHEDULE 4.6(b)

CHIEF EXECUTIVE OFFICES

Entity Name	Chief Executive Office
PolyOne Corporation	33587 Walker Rd Avon Lake, Ohio 44012

Conexus, Inc.	33587 Walker Rd Avon Lake, Ohio 44012

GLS International, Inc.	833 Ridgeview Dr McHenry, IL 60050

M.A. Hanna Asia Holding Company	33587 Walker Rd Avon Lake, Ohio 44012

NEU Specialty Engineered Materials, LLC	15 Corporate Dr. North Haven, CT 06473

PolyOne LLC	33587 Walker Rd Avon Lake, Ohio 44012

Polymer Diagnostics, Inc.	33587 Walker Rd Avon Lake, Ohio 44012

PolyOne Canada Inc.	15 Tideman Drive, Orangeville, Ontario, Canada L9W 3K3

ColorMatrix Group, Inc.	680 North Rocky River Dr Berea, Ohio 44017

ColorMatrix Holdings, Inc.	680 North Rocky River Dr Berea, Ohio 44017

The ColorMatrix Corporation	680 North Rocky River Dr Berea, Ohio 44017

Chromatics, Inc.	19 Francis J Clarke Circle, Bethel, CT 06801

ColorMatrix—Brazil, LLC	680 North Rocky River Dr Berea, Ohio 44017

Gayson Silicone Dispersions, Inc.	30 Second Street SW Barberton, Ohio 44203

Glasforms, Inc.	3850 Pinson Valley Parkway Birmingham, AL 35217

SCHEDULE 4.6(c)

ORGANIZATIONAL IDENTIFICATION NUMBERS

Entity Name	Federal Tax I.D. No.
PolyOne Corporation	34-1730488
Conexus, Inc.	34-1927668
GLS International, Inc.	36-4468840
M.A. Hanna Asia Holding Company	34-1711629
NEU Specialty Engineered Materials, LLC	80-0511592
PolyOne LLC	76-0735367
Polymer Diagnostics, Inc.	34-1849104
PolyOne Canada Inc.	427700-7
ColorMatrix Group, Inc.	20-4915111
ColorMatrix Holdings, Inc.	20-4822104
The ColorMatrix Corporation	34-1256877
Chromatics, Inc.	57-0742795
ColorMatrix—Brazil, LLC	N/A
Gayson Silicone Dispersions, Inc.	22-2239967
Glasforms, Inc.	94-2498488

SCHEDULE 4.11

BENEFIT PLANS

Parent withdrew from the National Integrated Group Pension Plan (a Multiemployer Plan) effective October 31, 2010.

SCHEDULE 4.12

ENVIRONMENTAL MATTERS

None.

SCHEDULE 4.28(a)

THIRD PARTY LOCATIONS

Warehouseman or Bailee

Entity Name	Warehouseman or Bailee	Location
PolyOne Corporation	Plastic Express 15450 Salt Lake Avenue City of Industry, CA 91745 Attention: Ray Hufnagel	4200 Industry Drive East, Suite A Fife, WA (Tacoma Location) and 151 Fieldcrest, Edison, NJ

PolyOne Corporation	Pulse Logistics P.O. Box 4944 1048 N. Monroe Kansas City, MO 64120	1600 N. 291 Hwy, Carefree Industrial Park Red Tunnel – Unit #950, Independence, MO 64058

PolyOne Corporation	Aspen Distribution, Inc. Attn: Terry Brewer PO Box 39108 10875 East 40th Avenue Denver, CO 80239	10875 East 40th Avenue Denver, CO 80239

PolyOne Corporation	Major Prime Plastics, Inc Attn: John Hadley P.O. Box 6240 649 N. Ardmore Avenue Villa Park, IL 60181	649 N. Ardmore Avenue Villa Park, IL 60181

PolyOne Corporation	G&D Trucking, Inc Durkee Road BNSF Tracks (aka G & D Trucking 26062 Frontage Road) 5281-5289 Channahon, IL 60410	Durkee Road BNSF Tracks (aka G & D Trucking 26062 Frontage Road) 5281-5289 Channahon, IL 60410

PolyOne Corporation	Priority Transportation, Inc. Attn: Charles Rivera P.O. Box 3894 Marina Station Bo. Mani Mayaguez, Puerto Rico 00681	5412 Road 64 KM01 Mayaguez, PR

PolyOne Corporation	Pulse Transportation Services, Inc. P.O. Box 4944 1048 N. Monroe Kansas City, MO 64120 Attention: Stephen Pulse — President	1600 N. 291 Hwy. Carefree Industrial Park Red Runnel Unit #950 Independence, MO and 3900 Empire Road Kansas City, MO

Entity Name	Warehouseman or Bailee	Location
PolyOne Corporation	Stagecoach Cartage & Distribution, Inc. Attn: Scott McLaughlin 7167 Chino Dr. El Paso, TX 79915	7167 Chino Dr. El Paso, TX 79915 8900 San Gabriel Laredo, TX

PolyOne Corporation	Quality Distribution, Inc. Attn: Sita Jasper 421 John Glenn Road Salt Lake City, UT 84116	421 John Glenn Road Salt Lake City, UT 84116

PolyOne Corporation	Total Transportation Solutions Inc. 20 Casebridge Court Scarborough, ON M1B 3M5 Canada Attention: Mr. Scott Pustai	5003-52nd Ave. S.E. Calgary, Alberta Canada

PolyOne Corporation	Ee-Jay Motor Transports, Inc. 1501 Lincoln Avenue East St. Louis, IL 62204	1501 Lincoln Avenue East St. Louis, IL 62204

PolyOne Corporation	Plastic Express – Edison 15450 Salt Lake Avenue City of Industry, CA 91745-1112	151 Fieldcrest, Edison, NJ 08837

PolyOne Corporation	PolyOne Corporation c/o NS TBT 1431 Chardon Road Euclid, OH 44117	1431 Chardon Road Euclid, OH 44117
PolyOne Corporation	Florida Bulk Transfer – Miami 3601 NW 62nd Street Miami, FL 33147	3601 NW 62nd Street Miami, FL 33147

PolyOne Corporation	Saddle Creek Corporation 3010 Saddle Creek Road Lakeland, FL 33801 Attention: Thomas Patterson	3010 Saddle Creek Road Lakeland, FL 33801

PolyOne Corporation	Polymer Distribution-Guelph 351 Elizabeth Street Guelph, Ontario Canada N1E 2X9	351 Elizabeth Street Guelph, Ontario Canada N1E 2X9

PolyOne Corporation	Stagecoach Cartage 7167 Chino Dr. El Paso, TX 79915	8900 San Gabriel, Laredo, TX 78045

PolyOne Corporation	Polymer Distribution, Lachine 1111 12th Avenue Lachine, Quebec Canada H8S 4K9	1111 12th Avenue Lachine, Quebec Canada H8S 4K9

PolyOne Corporation	A&R Distribution, Morris IL 8440 South Tabler Road Morris, IL 60450	8440 South Tabler Road Morris, IL 60450

Entity Name	Warehouseman or Bailee	Location
PolyOne Corporation	Gamas Group 1520 North Industrial Park Nogales, AZ 85621 Plant 1WNZ	1520 North Industrial Park Nogales, AZ 85621 Plant 1WNZ

PolyOne Corporation	Bulkmatic Transport –Pineville NS TBT 2820 Nevada Blvd. Charlotte, NC 28273	2820 Nevada Blvd. Charlotte, NC 28273

PolyOne Corporation	A & R Transport 1501 N. Savana Avenue Terra Haute, IN 47804 Plant 1WTB	1501 N. Savana Avenue Terra Haute, IN 47804 Plant 1WTB

PolyOne Corporation	Katoen Natie 6660 Financial Drive Mississauga, Ontario Canada L5N 7J6	6660 Financial Drive Mississauga, Ontario Canada L5N 7J6

PolyOne Corporation	DELAWARE EXPRESS P.O. Box 97 Elkton, MD 21921	1280 Railcar Ave. Edgemoor, DE 19802

PolyOne Corporation	Logistica Integral 11905 Hayter Rd. Laredo TX 78045	11905 Hayter Rd. Laredo TX 78045
PolyOne Corporation	WELLDEX DEL NORTE, S.C. 801 Hallmark Eastpoint Indust., Laredo, TX 78045 Plant 1WLO	801 Hallmark Eastpoint Indust., Laredo, TX 78045 Plant 1WLO
PolyOne Corporation	International Impulse, Inc. 5812 Cromo Drive El Paso, TX 79912 Attention: Abiel Carrillo	1251 N. Industrial Park Nogales, AZ 85621

PolyOne Corporation	Major Prime Plastics	300 S. Mitchell Ct. Addison, IL 60101

PolyOne Corporation	Delaware Express – Worcester	P@W Railroad Southbridge Street Worcester, MA 01610

PolyOne Corporation	CSX Transflo – Tampa	504 North 34th Street Tampa, FL 33605

PolyOne Corporation	Truck Rail Handling	Zone 3 Track 767 Warm Springs, CA 94539

PolyOne Corporation	Carolina Transfer	900 N. Hoskins Road Charlotte, NC 28216
PolyOne Corporation	NS Thoroughbred Bulk Terminal	1901 Rossville Chattanooga, TN 37408

PolyOne Corporation	Crisosa S.A. de C.V.	482 West San Ysidro Blvd. 972 San Diego, CA 92173

Entity Name	Warehouseman or Bailee	Location
PolyOne Corporation	Food Express	SPLC Code 761560 Ogden, UT 94401

PolyOne Corporation	Plastic Express	7427 Roemead Blvd. Pico Rivera, CA 90660

PolyOne Corporation	Plastic Express	BNSF Clic 5020 Track 8 San Diego, CA 92121

PolyOne Corporation	General Transport	Airlake Industrial Park Lakeville, MN 55044

PolyOne Corporation	Nebraska Central Railroad	1701 S. 13th Street Norfolk, NE 68701

PolyOne Corporation	A & R Transport	3201 St Xavier Street Louisville, KY 40212
PolyOne Corporation	TennKen	1200 E. Cherry St. Dyersburg, TN 38025

PolyOne Corporation	MCC Transport, Inc.	4700 Blaffer Houston, TX 77026

PolyOne Corporation	Valleytank	950 Boul. Cadieux Valleyfield, Quebec J6T 6L4
PolyOne Corporation	FPK Realty LLC	305 Foster Street Littleton, MA 01460

The Colormatrix Corporation	AMCOR RIGID PLASTICS N.A.	520 Bell Avenue Ames, IA 50010

The Colormatrix Corporation	DEVTECH LABS, INC.	12 Howe Drive Amherst, NH 03031

The Colormatrix Corporation	BEMIS COMPANY, INC.	2521 W Everrett Appleton, WI 54914

The Colormatrix Corporation	SAPONA PLASTICS	7039 Hwy 220 S. Asheboro, NC 27205

The Colormatrix Corporation	GRAHAM PACKAGING	1650 Westgate Parkway Atlanta, GA 30336
The Colormatrix Corporation	PORTOLA PACKAGING, Inc.	951 Douglas Road Batavia, IL 60510

The Colormatrix Corporation	TRADEWIND PLASTICS	Francisco De Goya Avenue, Bayamon, Puerto Rico 00960

The Colormatrix Corporation	GRAHAM PET TECHNOLOGIES	7 Technology Drive Bedford, NH 03110

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	MOHAWK INDUSTRIES	2118 Marlboro Road, Bennettsville, SC 295158328

The Colormatrix Corporation	WESTERN CONTAINER CORPORATION	1600 1st Avenue Big Spring, TX 79720

The Colormatrix Corporation	KYDEX, LLC	6685 Low Street Bloomsburg, PA 17815

The Colormatrix Corporation	HUSKY CANADA	500 Queen Street South Bolton Canada L7E 5S5

The Colormatrix Corporation	STACKTECK SYSTEMS LIMITED	1 Paget Road, Brampton Canada L6T 5S5

The Colormatrix Corporation	PACIFIC PLASTICS INC.	111 South Berry Street Brea, CA 92821
The Colormatrix Corporation	NAMPAC	1591 N. Harvey Mitchell Place, Byan, TX 77803

The Colormatrix Corporation	MERRILL’S PACKAGING, INC.	1529 Rollins Road Burlingame, CA 94010

The Colormatrix Corporation	RUBBERMAID CALGARY	4660 68th Ave. Southeast, Calgary, Canada T2C 4N3
The Colormatrix Corporation	COLGATE PALMOLIVE COMPANY	8800 Guernsey Industrial, Cambridge, Ohio 43725

The Colormatrix Corporation	AMES TRUE TEMPER	465 Railroad Ave. Camphill, PA 17011

The Colormatrix Corporation	NAMPAC	1033 North Production Road, Cedar City, UT 84721

The Colormatrix Corporation	BIG 3 PRECISION	2923 Wabash Avenue Centralia, IL 62801

The Colormatrix Corporation	Bermuda Distribution, Inc	12511 Bermuda Triangle Rd., Chester, VA 23836

The Colormatrix Corporation	PROGRESSIVE PLASTIC INC.	14801 Emery Avenue Cleveland OH 44135

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	OATEY COMPANY	4700 West 160th Street, Cleveland OH 44135

The Colormatrix Corporation	DEMO—DAVE RUSSELL	18751 Cloverstone Circle, Comelius, NC 28031

The Colormatrix Corporation	BEAULIEU OF AMERICA	509 Fifth Avenue Dalton, GA 30722

The Colormatrix Corporation	NAMPAC	7 Wheeling Road Dayton, NJ 08810

The Colormatrix Corporation	COMPOSITE TECHNOLOGIES CO	401 North Keowee Street, Dayton, OH 454041602

The Colormatrix Corporation	Ancos	4813 County Drive Disputanta, VA 23842
The Colormatrix Corporation	ENERGIZER PERSONAL CARE	800 Silvr Lake Road Dover, DE 19904

The Colormatrix Corporation	PURE TECH PLASTICS	91 East Carmans Road East Farmingdale, NY 11735

The Colormatrix Corporation	PREFORMS	478 Gulf Crescent, Sydport Industrial Park, Edwardsville, Nova Scotia B2A 4T3

The Colormatrix Corporation	TESSY PLASTICS	488 Ny Route 5 West Elbridge, NY 13060
The Colormatrix Corporation	THE PLASTEK GROUP—CPD	2425 W. 23rd Street Erie, PA 16506

The Colormatrix Corporation	ERIE MOLDED PLASTICS INC.	6020 W. Ridge Road Erie, PA 16506

The Colormatrix Corporation	RIDGELINE PIPE MANUFACTURING	2220 Nugget Way Eugene, OR 97403

The Colormatrix Corporation	ACHILLES USA, INC.	1407 80th Street S.W. Everett, WA 98203

The Colormatrix Corporation	ICE RIVER SPRINGS WATER	Grey Road #2 Feversham, Canada N0C 1C0

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	CENTREX PLASTICS LLC	814 W. Lima Street Findlay, OH 45840

The Colormatrix Corporation	GRAHAM PACKAGING	7959 Vulcan Drive Florence, KY 41042

The Colormatrix Corporation	POM WONDERFUL	2970 S. Orange Avenue Fresno, CA 93725

The Colormatrix Corporation	GEORGIA GULF & AFFILIATES	Highway 51 South Gallman, MS 39077

The Colormatrix Corporation	DIAMOND PLASTICS CORPORATION	1212 Johnstown Road Grand Island, NE 68803

The Colormatrix Corporation	MEADWESTVACO CALMAR	11901 Grandview Road, Grandview, MO 64030
The Colormatrix Corporation	MIDGARD, INC	1255 Nursery Road Green Lane, PA 18054

The Colormatrix Corporation	SURTECO	7104 Cessna Drive Greensboro, NC 27409

The Colormatrix Corporation	KEITH SEABOLT, DEMO	6801 Volunteer Drive, Greenville, TX 75402
The Colormatrix Corporation	MITSUBISHI POLYESTER FILM	2001 Hood Road Greer, SC 29652

The Colormatrix Corporation	J R Products	90 Valley Lake Drive Grey Court, SC 29645

The Colormatrix Corporation	ARMAL, INC.	122 Hudson Industrial Drive, Griffin, GA 30224

The Colormatrix Corporation	THE PLASTEK GROUP—HMD	1015 County Home Road, Hamlet, NC 28345

The Colormatrix Corporation	NORTHERN PIPE PRODUCTS IN	1268 Imperial Road Hampton, IA 50441

The Colormatrix Corporation	BERRY PLASTICS CORPORATION	7447 Candlewood Rd. Hanover, MD 21076

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	PORT ERIE PLASTICS	909 Troupe Road Harborcreek, PA 16421

The Colormatrix Corporation	CONSTAR INTERNATIONAL	1801 Clark Road Harve De Grace, MD 21078

The Colormatrix Corporation	THE RODON GROUP	2800 Sterling Drive Hatfield, PA 19440

The Colormatrix Corporation	WESTERN CONTAINER	110 W.L. Runnels Industri, Hattiesburg, MS 39401

The Colormatrix Corporation	SONOCO PLASTICS, INC.	5801 N. Lindberg Blvd., Hazelwood, MO 63042

The Colormatrix Corporation	GRAHAM PACKAGING	12 Maplewood Drive Hazleton, PA 18201
The Colormatrix Corporation	SIMONA AMERICA	64 N. Conahan Drive Hazleton, PA 18201

The Colormatrix Corporation	CONSTAR INTERNATIONAL	Newark Industrial Park Bl., Hebron, Ohio 43025

The Colormatrix Corporation	Prime Conduit	1405 East Santa Fe Blvd. High Springs, FL 32643
The Colormatrix Corporation	PLASTIC TECHNOLOGIES	1465 Timberwolfe Holland, OH 435280964

The Colormatrix Corporation	B-SIDE PLASTICS	4102 Veterans Drive Houston, TX 77043

The Colormatrix Corporation	VISTA CONTAINER & CLOSURES	4003 Leeland Street Houston, TX 77023

The Colormatrix Corporation	DENVER PLASTICS	560 Dahlia Street Hudson, CO 80642

The Colormatrix Corporation	GRAHAM PACKAGING	2515 Independence Road Iowa City, IA 52240

The Colormatrix Corporation	CONSTAR INTERNATIONAL	595 Industrial Drive Jackson, MS 39209

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	Igloo Products Corp.	30603 Highway 90 Katy, TX 77494

The Colormatrix Corporation	XTEN INDUSTRIES LLC	9600 55th Street Kenosha, WI 53144

The Colormatrix Corporation	Reduction Engineering	4430 Crystal Parkway Kent, OH 44240

The Colormatrix Corporation	PORTOLA PACKAGING, Inc.	408 Tilthammer Drive, Kingsport, TN 37660

The Colormatrix Corporation	PALMETTO SYNTHETICS	633 Commerce Drive, Kingstreet, SC 29556

The Colormatrix Corporation	PALRAM	9735 Commerce Circle, Kutztown, PA 19556
The Colormatrix Corporation	EXTRUSION VINYL & PLASTIC	1311 Godin Avenue Leval, CANADA H7E 2T1

The Colormatrix Corporation	GRAHAM PACKAGING	2447 Palumbo Drive Lexington, KY 40509

The Colormatrix Corporation	ZELLER PLASTIK	1515 Franklin Blvd., Libertyville, IL 60048
The Colormatrix Corporation	APTARGROUP, INC.	901 Technology Way, Libertyville, IL 60048

The Colormatrix Corporation	NAMPAC	2160 Lithonia Industrial, Lithonia, GA 30058

The Colormatrix Corporation	DESIGN MOLDED PLASTICS	8220 Baveraia Road Macedonia, OH 44056

The Colormatrix Corporation	PARAGON PACKAGING INC.	1500 E. Broad Street, Mansfield, TX 76063

The Colormatrix Corporation	CHROMA CORPORATION	3900 West Dayton Street, Mchenry, IL 60050

The Colormatrix Corporation	FERGUSON PRODUCTION, INC.	2130 Industrial Drive, Mcpherson, KS 67460

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	ALTIRA	3225 N.W. 112th Street Miami, FL 33167

The Colormatrix Corporation	SONOCO	245 Britannia Road, Mississauga, Ontario L4Z 4J3

The Colormatrix Corporation	RUBBERMAID HOME PRODUCTS	3200 Gilchrist Road Mogadore, OH 44260

The Colormatrix Corporation	MICHAEL ASCHENBRENER, DEMO	17450 Leggett Road Montville, OH 44064

The Colormatrix Corporation	LOMONT MOLDING, INC.	1516 East Mapleleaf Drive Mt. Pleasant, IA 52641

The Colormatrix Corporation	GRAHAM PACKAGING	102 Kaad Road Muskogee, OK 74401
The Colormatrix Corporation	IPEC HOLDINGS, INC.	185 Northgate Circle New Castle, PA 16105

The Colormatrix Corporation	SILGAN PLASTICS CORPORATION	1858 Meca Way Norcross, GA 30093

The Colormatrix Corporation	FOURMARK MANUFACTURING INC	2690 Plymouth Drive Oakville, Canada L6H 6G7
The Colormatrix Corporation	KIK CORPORATION	101 Mac Intosh Blvd, Ontario, Canada L4K 4R5

The Colormatrix Corporation	CONSTAR INTERNATIONAL	7400 South Orange Avenue, Orlando, FL 32809

The Colormatrix Corporation	INFINITI PLASTICS TECHNOLOGY	5400 Commerce Drive Padauch, KY 42001

The Colormatrix Corporation	PRETIUM PACKAGING	2015 S. Main Street Paris, IL 61944

The Colormatrix Corporation	MONTVILLE PLASTICS & RUBB	15567 Main Market Rd (Us 422), Parkman, Ohio 44080

The Colormatrix Corporation	RESILUX AMERICA LLC	265 John Brooks Road, Pendergrass, GA 30567

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	BERRY PLASTICS CORPORATION	19101 Kapp Drive Peosta, IA 52068

The Colormatrix Corporation	CRESLINE-WEST INC.	3747 West Buckeye Road Phoenix, AZ 85009

The Colormatrix Corporation	VINYLPLEX INC.	1800 Atkinson Avenue Pittsburg, KS 66762

The Colormatrix Corporation	AGI POLYMATRIX	45 Downing Parkway Pittsfield, MA 01201

The Colormatrix Corporation	LOGOPLASTE CHICAGO, LLC	14420 Van Dyke Painfield, IL 60544

The Colormatrix Corporation	PREFERRED PLASTICS INC.	800 E. Bridge Street Plainwell, MI 49080
The Colormatrix Corporation	PLASTIPAK PACKAGING	4211 Amberjack Blvd. Plant City, FL 33567

The Colormatrix Corporation	IPL PLASTICS	140 Ruc Commerciale Quebec, Canada G0R 2Y0

The Colormatrix Corporation	EXTRUCAN	2155 Rue Canadien, Quebec, Canada J2C 7V9
The Colormatrix Corporation	PREMIUM WATERS INC.	1811 No. 30th Street Quincy, IL 62301

The Colormatrix Corporation	CANTEX INC.	130 Woodland Avenue Reno, NV 85923

The Colormatrix Corporation	Alloy Polymers, Inc	3310 Deepwater Terminal Rd., Richland, VA 23234

The Colormatrix Corporation	RING CONTAINER TECHNOLOGIES	4689 Assembly Drive Rockford, IL 61109

The Colormatrix Corporation	CANTEX INC.	Old St. James Street Rolla, MO 65401

The Colormatrix Corporation	JOHN BOMBACE, SALES TECH	111 Ruby Court Rutherford, CT 28139

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	CLOSURE SYSTEMS INT’L INC	480 North 5600 West Salt Lake City, UT 84116

The Colormatrix Corporation	CLOSURE SYSTEMS INT’L INC	4915 Norman Road Sandston, VA 23150

The Colormatrix Corporation	CLOSURE SYSTEMS INT’L INC	Plant #089 Sandston, Va 23150

The Colormatrix Corporation	PIRANHA PLASTICS	3531 Thomas Road Santa Clara CA 95054

The Colormatrix Corporation	KIK-SoCAL INC.	9028 Dice Road Santa Fe Spring, CA 90670

The Colormatrix Corporation	GRAHAM PET TECHNOLOGIES	510 E. Naches Avenue Selah, WA 98942
The Colormatrix Corporation	M & G POLYMERS USA, LLC	6951 Ridge Road, Sharon Cernter, OH 442740590

The Colormatrix Corporation	KOHLER COMPANY	300 South Oklahoma Sheridan, AR 72150

The Colormatrix Corporation	MATTEL MABAMEX	1333 30th Street South Diego, CA 92154
The Colormatrix Corporation	COLORITE	909 E Glendale Avenue Sparks, NV 89431

The Colormatrix Corporation	ALPHA PACKAGING INC.	1555 Page Industrial Blvd St. Louis, MO 63132

The Colormatrix Corporation	LIQUID CONTAINER L.P.	7100 Durand, Unit B Sturtevant, WI 53177

The Colormatrix Corporation	MOHAWK INDUSTRIES	106 Bankson Drive Summerville, GA 30747

The Colormatrix Corporation	JM EAGLE	1820 Midvale Road Sunnyside, WA 98944

The Colormatrix Corporation	WESTERN CONTAINER CORPORATION	2205 70th Avenue East Tacoma, WA 98424

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	PORTOLA PACKAGING, Inc.	4 South 84th Ave, Suite A, Taolleson, AZ 85353

The Colormatrix Corporation	WEATHERCHEM CORPORATION	2222 Highland Road Twinsburg, OH 44087

The Colormatrix Corporation	YOSHINO AMERICA CORPORATION	2500 Palmer Avenue University Park, IL 604663134

The Colormatrix Corporation	BLACKHAWK AUTOMOTIVE PLASTICS	500 North Warpole Street Upper Sandusky, OH 43351

The Colormatrix Corporation	ELECTRFORM INDUSTRIES	852 Scholz Drive Vandalia, OH 45377

The Colormatrix Corporation	COLORITE	700 Jewel Drive Waco, TX 76712
The Colormatrix Corporation	DENVER PLASTICS	2355 Aspen Street Wahoo, NE 68066

The Colormatrix Corporation	Dura Warehouse	525 South Lemon Avenue, Walnut, CA 91789

The Colormatrix Corporation	BERRY PLASTICS CORPORATION	199 Edison Road Washington, GA 30673
The Colormatrix Corporation	1769 HAWTHORNE LANE	1769 Hawthorne Lane West Chicago, IL 60185
The Colormatrix Corporation	Qualtech Technologies, Inc	1685B Joseph Lloyd Parkway, Willoughby, OH 44094

The Colormatrix Corporation	WEENER PLASTICS	2201 Stantonsburg Road, Wilson, NC 27893

The Colormatrix Corporation	INFILTRATOR SYSTEMS INC.	1315 Enterprise Drive, Winchester, KY 40391

The Colormatrix Corporation	ROYAL GROUP TECHNOLOGIES	1 Royal Gate Boulevard, Woodbridge, Canada L4I 8Z7

The Colormatrix Corporation	ROYTEC VINYL SIDING	91 Royal Group Crescent, Wookdbridge, Canada L4H 1X9

Entity Name	Warehouseman or Bailee	Location
The Colormatrix Corporation	MARK BULLOCK, EQUIP TEST & RESEARCH	2456 Monterey Wooster, OH 44691

The Colormatrix Corporation	GRAHAM PACKAGING	420 Emig Road York, PA 17406

Consignee
Entity Name	Consignee	Location
PolyOne Corporation	Aetna Wire & Cable 1537 Air Rail Ave. Virginia Beach, VA 23455	1537 Air Rail Ave., Virginia Beach, VA

PolyOne Corporation	Schick Manufacturing Inc. (also listed as American Safety Razor Company) 240 Cedar Knolls Road Suite 401 Cedar Knolls, NJ 07927	Cd. Obregon, Sonora, Mexico

PolyOne Corporation

CommScope, Inc. of North Carolina

3642 Highway 70 East

PO Box 879

Claremont, NC 28610-0879

Attention: Purchasing

CommScope, Inc. of North Carolina

1100 CommScope Place SE

Hickory, NC 28602

Attention: General Counsel

6519 CommScope Road, Catawba, NC 28609 & 3642 US HWY 70 East, Claremont, NC 28610

PolyOne Corporation	King Bros, Inc. 29101 The Old Road Valencia, CA 91355	29101 The Old Road, Valencia, CA 91355

PolyOne Corporation	Amesbury Group 105 Washington Street NW Cannon Falls, MN 55009-1150	Bandlock Corporation, 1734 Vineyard Ave., Ontario, CA

PolyOne Corporation	Amesbury Group Inc., Extruded Products Division 105 Washington Street West Cannon Falls, MN 55009	105 Washington Street West, Cannon Falls, MN 55009
PolyOne Corporation	NYX, Inc. – Levan 36667 Schoolcraft Road Livonia, MI 48150-1175	36667 Schoolcraft Road, Livonia, MI

Entity Name	Consignee	Location
PolyOne Corporation	OFS Fitel, LLC 10 Brightware Blvd. Carrollton, GA 30117	10 Brightwave Blvd., Carrollton, GA

PolyOne Canada Inc.	Prysmian Cables and Systems 425 rue St. Louis St.-Jean sur Richelieu Quebec, Canada J3B 1Y6	425 rue St-Louis, St-Jean-sur-Richelieu, Quebec, Canada J3B 1Y6

	Prysmian Cables and Systems 569 Hwy. 28 By-Pass Abbeville, SC 29620	569 Hwy 28 By-Pass, Abbeville, SC, USA 29620

PolyOne Canada Inc.	Nexans Canada Inc. 670 Gzowski Street Post Office Box 1203 Fergus, Ontario Canada N1W 2W9	670 Gzowski Street, Post Office Box 1203, Fergus, Ontario N1W 2W9

PolyOne Corporation	Superior Essex Communications LP 6120 Powers Ferry Road Atlanta, GA 30339 Attention: Michael D. George – Director of Procurement	6120 Powers Ferry Rd., Atlanta, GA 30339-2923

PolyOne Canada Inc.	Tarkett 1001 Yamaska Street East Franham, Quebec Canada J2N 1J7	1001 Yamaska Street East, Farnham, Quebec J2N 1J7

PolyOne Corporation	Whirlpool Corporation and Maytag Corporation 2000 M-63 Benton Harbor, MI 49022 Attention: Whirlpool Procurement Designated Supplier Lead	Findlay, OH
PolyOne Corporation	Rainin Instrument, LLC 7500 Edgewater DR Main Street Oakland, CA 94621 Attention: Larry Johnson	7500 Edgewater Dr., Oakland, CA

PolyOne Corporation	Nypro Inc. Sending document and letter to Emily.Sho@nypro.com	Nypro San Diego

PolyOne Canada Inc.	Plastiflex Canada, Inc. 595 Riddell Road Orangeville, Ontario Canada L9W 4Z5	595 Riddell Road, Orangeville, Ontario

Entity Name	Consignee	Location
PolyOne Corporation	J.W. Speaker Corporation N120 W19434 Freistadt Road Germantown, WI 53022	N120 W 19434 Freistadt Road Germantown, WI 53022

PolyOne Distribution Company (now known as PolyOne Corporation)	Genesis Plastic Technologies LLC 27200 Tinkers Ct. Glenwillow, OH 44139 Attention: Jim Mayor	27200 Tinkers Ct., Glenwillow, OH 44139

PolyOne Corporation	Sun Tech Industries 41958 Highway 2 Ravenna, NE 68869 Attention: Shannon Mackey	41958 Highway 2, Ravenna, NE 68869

PolyOne Corporation	David S. Smith (America), Inc. dba Worldwide Dispensers 78 Second Ave. South Lester Prairie, MN 55354 Attention: Jerre Kachmar	78 Second Ave South, Lester Prairie, MN 55354

PolyOne Corporation	Nypro Inc. Sending document and letter to Rhonda.main@nypro.com	Nypro Asheville
PolyOne Corporation	Stanley Black & Decker, Inc. 1000 Stanley Drive New Britain, CT 06053-1675	Stanley Works, 100 Stanley Road, Cheraw, SC 29502

PolyOne Distribution Company (now known as PolyOne Corporation)	Conimar Corporation 1724 N.E. 22nd Ave. Ocala, FL 34770-4702 Attention: Audrea Allen- Purchasing Agent	N.E. 22nd Ave., Ocala, FL 34770-4702

PolyOne Distribution Company (now known as PolyOne Corporation)	GW Plastics 239 Pleasant Street Bethel, VT 05032 Attention: Scott Perkins	239 Pleasant Street, Bethel, VT 05032

PolyOne Corporation	Belden 2200 US Highway 27 South Richmond, IN 47374	North West, N St., Richmond, IN 47374 1200 West Columbia Ave., Monticello, KY 42633

PolyOne Corporation	Panduit Corporation 18900 Panduit Drive Tinley Park, IL 60487-3091	18900 Panduit Drive Tinley Park, IL 60487-3091

Entity Name	Consignee	Location
The Colormatrix Corporation	Prime Conduit	1776 East Beamer Street, Woodland, CA 95685

The Colormatrix Corporation	Prime Conduit	635 East Lawn Road Nazareth, PA 18064

The Colormatrix Corporation	Prime Conduit	6500 South Interpace Oklahoma City, OK 73135

The Colormatrix Corporation	Prime Conduit	1405 East Santa Fe Blvd. High Springs, FL 32643

The Colormatrix Corporation	Igloo Products Corp.	30603 Highway 90 Katy, TX 77494

SCHEDULE 4.28(b)

LOCATIONS OF INVENTORY AND EQUIPMENT

U.S. Locations — Owned Locations

Entity Name	Location
PolyOne Corporation	552 Moore Road, Avon Lake, OH 44012
PolyOne Corporation	2400 E. Devon Avenue, Elk Grove Village, IL 60007
PolyOne Corporation	7601 North Glen Harbor Blvd., Glendale, AZ 85307
PolyOne Corporation	1546 County Rd 1450 North, Henry, IL 61537
PolyOne Corporation	8155 Cobb Center Drive, Kennesaw, GA 30152
PolyOne Corporation	2104 East 223rd Street, Carson, CA 90745
PolyOne Corporation	1675 Navarre Rd, Massillon, OH 44646
PolyOne Corporation	733 East Water Street, North Baltimore, OH 45872
PolyOne Corporation	80 N. West Street, Norwalk, OH 44587
PolyOne Corporation	Route 130 and Porcupine Rd., Pedricktown, NJ 08067
PolyOne Corporation	2700 Papin Street, St. Louis, MO 63103
PolyOne Corporation	204 Industrial Park Drive, Sullivan, MO 63080
PolyOne Corporation	2900 Shawnee Industrial Way, Suwanee, GA 30024
PolyOne Corporation	1260 Carden Farm Drive, Clinton, TN 37716
PolyOne Corporation	4250 Bells Lane, Louisville, KY 40211
PolyOne Corporation	554 Moore Road, Avon Lake, OH
PolyOne Corporation	33587 Walker Road, Avon Lake OH 44012
PolyOne Corporation	4403A Pasadena Freeway – Hwy 225 W, Pasadena, TX 77503
PolyOne Corporation	4402 Pasadena Freeway, Pasadena, TX 77503
PolyOne Corporation	3100 North 35th Street, Terre Haute, IN 47804
PolyOne Corporation	2513 Highland Avenue, Bethlehem, PA 18020
PolyOne Corporation	107 Jackson Street, Dyersburg, TN 38024
PolyOne Corporation	Highway 146, Seabrook, TX 77586
PolyOne Corporation	2104 East 223RD Street, Long Beach, CA 90745
PolyOne Corporation	245 Avecor Drive Vonore, TN 37885
PolyOne Corporation	833 Ridgeview Drive McHenry, IL 60050
PolyOne Corporation	177 St Andre St Remi, QC Canada
Glasforms, Inc.	3943 Valley East Industrial Drive (Four Building Complex) Birmingham, AL 35217
Glasforms, Inc.	3968 Valley East Industrial Drive Birmingham, AL 35217
Glasforms, Inc.	3850 Pinson Valley Parkway Birmingham, AL 35217
Glasforms, Inc.	4410 Hampton Heights Drive Birmingham, AL 35217

Leased Locations

Entity Name	Location
PolyOne Corporation	1414 Lowell Street, Elyria, OH 44035
PolyOne Corporation	10100 Porter Road, LaPorte, TX 77571
PolyOne Corporation	3160 Neil Armstrong Dr., Eagan, MN 55121
PolyOne Corporation	7755 National Turnpike, Unit 130, Louisville, KY 40214
PolyOne Corporation	15 Corporate Drive, North Haven, CT 06473
PolyOne Corporation	114 Morehead Rd., Statesville, NC 28677
PolyOne Corporation	1610 Phillips Street, Dyersburg, TN 38024
PolyOne Corporation	11400-A Newport Drive, Rancho Cucamonga, CA 91730
PolyOne Corporation	3910 Third Park Way Terre Haute, IN 47804
PolyOne Corporation	30 Driver Road Brampton, ON Canada
Glasforms, Inc.	1226 Lincoln Avenue, Suite 200, San Jose, California, 95125
Glasforms, Inc.	155 Cleage Drive, Birmingham, AL 35217
The Colormatrix Corporation	680 North Rocky River Drive, Berea, Ohio 44017
The Colormatrix Corporation	7204 Burns Street, Richland Hills, TX 76118

Warehouse, Bailee and Consignee Locations

All locations listed on Schedule 4.28(a)

Schedule 5.1

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form reasonably satisfactory to Agent:

Quarterly (as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters during each of Parent’s fiscal years) so long as no Revolving Loans are outstanding, but prior to any borrowing under the Agreement, Agent shall have received such items monthly for the immediately preceding month if the request for such borrowing is more than 20 days after such month end, or for the month prior to such immediately preceding month, if the request for such borrowing is less than 20 days after such month end, and monthly (as soon as available, but in any event within 30 days after the end of each month during each of Parent’s fiscal years (other than the last month of each fiscal quarter) at all times thereafter

(a) a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year (excluding comparisons to the financial statements of any Acquired Business for any fiscal year ending prior to the fiscal year in which such Acquired Business was acquired) and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and

(b) a Compliance Certificate.

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years

(c) a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (excluding comparisons to the financial statements of any Acquired Business for any fiscal year ending prior to the fiscal year in which such Acquired Business was acquired), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and

(d) a Compliance Certificate.

as soon as available, but in any event within 60 days after the end of each of Parent’s fiscal years,

(e) forecasts prepared by management of Parent, in form reasonably satisfactory to Agent, of consolidated balance sheets and statements of income or operations and cash flows of Parent and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

as soon as available, but in any event within 30 days after the end of each of Parent’s fiscal years,

(f) a certificate summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent may reasonably specify.

if and when filed by Parent,

(g) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to Agent pursuant hereto, and

(h) any other information that is provided by Parent to its shareholders generally.

10 days prior written notice of:	(i) any change of the name of any Loan Party (within the meaning of the Code or PPSA, as applicable) or any jurisdiction of organization of each Loan Party at any time on and after the Closing Date.

promptly, but in any event within 2 Business Days after any Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,	(k) notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to have a Material Adverse Effect.

promptly after the assertion or occurrence thereof,	(l) notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Mortgaged Property to be subject to any restrictions on ownership, occupancy, or transferability under any Environmental Law.

upon the request of Agent,	(m) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.
Promptly with the delivery thereof

(n) any reports and other information delivered by Parent or its Subsidiaries under the Term Loan Agreement that are not routine, and

(o) copies of any statement or report furnished by Parent or its Subsidiaries, other than those related to routine administrative matters, to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to this Schedule 5.1.

Together with the delivery of each Compliance Certificate pursuant to this Schedule 5.1,	(p) a report supplementing Schedules 4.5(b), and 4.5(c), including an identification of all owned and leased real property disposed of by Parent or any Subsidiary thereof during such fiscal year, a description of changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form reasonably satisfactory to Agent:

Monthly (no later than the 10th day of each month), unless (i) either (A) Excess Availability is less than 15% of the Maximum Credit or (b) US Excess Availability is less than 12.5% of the Maximum Credit or (ii) a Default or an Event of Default has occurred and is continuing, then weekly

(a) a US Borrowing Base Certificate and a Canadian Borrowing Base Certificate, and

(b) Inventory system/perpetual reports specifying the cost and the wholesale market value of each Borrower’s and its Subsidiaries’ Inventory, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting).

Monthly (no later than the 10th day of each month)

(c) a detailed aging, by total, of each Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(d) a detailed calculation of those Accounts that are not eligible for the US Borrowing Base or Canadian Borrowing Base, if Borrowers have not implemented electronic reporting,

(e) a detailed Inventory system/perpetual report together with a reconciliation to each Borrower’s general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(f) with respect to Inventory, such information with respect to the lower of cost or market as Agent may request,

(g) a detailed calculation of Inventory categories that are not eligible for the US Borrowing Base or the Canadian Borrowing Base, if Borrowers have not implemented electronic reporting,

(h) a summary aging, by vendor, of each Borrower’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(i) a detailed report regarding each Borrower’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,

(j) a detailed report identifying and calculating (i) Canadian PST (i.e. provincial sales tax) and Canadian GST (i.e. goods and service tax) and (ii) to the extent applicable, Canadian HST (i.e. harmonized sales tax), and

(k) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of each Borrower’s general ledger.

Monthly (no later than the 30th day of each month)

(l) a reconciliation of Accounts, trade accounts payable, and Inventory of each Borrower’s general ledger accounts to its monthly financial statements including any book reserves related to each category.

Quarterly (no later than the 30th day of each quarter)

(m) a report regarding each Borrower’s and its Subsidiaries’ accrued, but unpaid, VAT, and

(n) a report setting forth the following information with respect to the operations in Canada: (i) number of employees in Canada broken down between sales people and non-sales people, (ii) accrued payroll expenses, (iii) accrued employee expenses, (iv) post-retirement healthcare benefits, (v) post-retirement employee benefits and (vi) other post-employee benefits.

SCHEDULE 5.15

POST-CLOSING DELIVERIES

See the Post-Closing Letter Agreement by and among Agent and Borrowers dated as of the Effective Date.

SCHEDULE 6.7

CERTAIN CONTRACTUAL RESTRICTIONS

None.